Filed pursuant to Rule 424(b)(5)

Registration No. 333-273087

PROSPECTUS SUPPLEMENT
(To prospectus dated November 6, 2023)

Quhuo Limited

Up to US$9,880,000 of American Depositary Shares each representing 900
Class A Ordinary Shares

Quhuo Limited is offering to certain investors (the “investors”) up to US$9,880,000 of American depositary shares of (the “ADSs”), each ADS representing nine hundred Class A ordinary shares, par value US$0.0001 per share, at an offering price of $0.494 per ADS in a registered direct offering pursuant to this prospectus supplement and the accompanying prospectus and a securities purchase agreement dated as of February 11, 2026 (the “Purchase Agreement”), by and among us and the investors.

Our ADSs are currently listed on the Nasdaq Global Market under the symbol “QH.” On February 10, 2026, the last reported sale price of the ADSs was US$0.9336 per ADS. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our voting and non-voting common equity held by non-affiliates in any 12-month period so long as the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates remains below US$75,000,000. The aggregate market value of our issued and outstanding Class A ordinary shares held by non-affiliates, or public float, was approximately US$7.38 million, which was calculated based on 4,667,728,777 Class A ordinary shares issued and outstanding held by non-affiliates and a per ADS closing price of US$1.58 on December 12, 2026. During the 12 calendar months prior to and including the date of this prospectus, we previously sold $6,203,056.67 of securities pursuant to General Instructions I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement.

As of the date of this prospectus supplement, our total number of issued and outstanding shares was 4,778,561,139 shares, consisting of (i) 4,672,264,509 Class A ordinary shares of a par value of US$0.0001 each, (ii) 6,296,630 Class B ordinary shares of a par value of US$0.0001 each and (iii) 100,000,000 Class C ordinary shares of a par value of US$0.0001 each.

We are an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws, and as such, will be eligible for reduced public company disclosure requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company” and “Prospectus Summary—Implications of Being a Foreign Private Issuer” in this prospectus supplement for additional information.

Investing in these securities involves risks. See the “Risk Factors” on page S-28  of this prospectus supplement, and those included in the accompanying prospectus, our annual report on Form 20-F for the fiscal year ended December 31, 2024 (the “2024 Annual Report”) and the documents incorporated by reference herein and therein to read about factors you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus, including any prospectus supplement and documents incorporated by reference. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated February 11, 2026

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of ADSs and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated November 6, 2023 included in the registration statement on Form F-3 (No. 333-273087), including the documents incorporated by reference therein, which provides more general information, some of which may not be applicable to this offering.

This prospectus supplement provides specific details regarding the offering of the ADSs. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus provided in connection with this offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any other offering materials, or any sale of the ADSs. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on behalf of us to subscribe for and purchase of the ADSs, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

It is important for you to read and consider all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or unless the context otherwise requires, references to:

●	“active workers” refers to the number of workers that established business outsourcing relationship with us, joined our insurance programs, and completed at least one transaction on our platform in a given period;

●	“ADRs” refers to the American depositary receipts which, if issued, evidence the ADSs;

●	“ADSs” refers to American depositary shares, each of which represents nine hundred Class A ordinary shares;

●	“B&B(s)” refers to a small lodging establishment that offers overnight accommodation and breakfast;

●	“CAGR” refers to compound annual growth rate;

●	“China” or “PRC” refers to the People’s Republic of China, excluding, in the context of describing PRC rules, laws, regulations, regulatory authority, and any PRC entities or citizens under such rules, laws and regulations and other legal or tax matters in this annual report, Taiwan and the special administrative regions of Hong Kong and Macau; given the PRC government’s authority and oversight may extend to Hong Kong, the legal and operational risks associated with operating in China also apply to operations in Hong Kong;

●	“Class A Ordinary Shares” refers to our Class A ordinary shares of par value US$0.0001 per share;

●	“Class B Ordinary Shares” refers to our Class B ordinary shares of par value US$0.0001 per share;

●	“Class C Ordinary Shares” refers to our Class C ordinary shares of par value US$0.0001 per share;

S-ii

●	“delivery time” refers to the amount of time that it takes for food and non-food orders to be delivered door-to-door to the ordering end consumer through our on-demand delivery solutions; “average delivery time” is calculated by dividing the total amount of delivery time of all completed delivery orders by the number of total completed delivery orders in a given period;

●	“HFCAA” refers to the Holding Foreign Companies Accountable Act, as amended;

●	“industry customer(s)” refers to business customer(s) to which we offer services, primarily including on-demand consumer service companies in the food and non-food delivery, ride-hailing, housekeeping and bike-sharing industries, as well as chain restaurants and other companies in the overall service industry, such as hotels and B&Bs;

●	“KPI(s)” refers to key performance indicator(s);

●	“on-time delivery rate” refers to the ratio of the number of delivery orders completed within the time as required by our industry customers divided by the number of total delivery orders completed in a given period; “average on-time delivery rate” is calculated by dividing the number of total orders that have been delivered on time by the number of total completed delivery orders in a given period;

●

“ordinary shares” of “shares” refer to our ordinary shares comprising Class A ordinary shares, par value US$0.0001 per share, Class B ordinary shares, par value US$0.0001 per share and/or Class C ordinary shares, par value US$0.0001 per share;

●	“Purchase Agreement” refers to a purchase agreement, dated February 11, 2026, entered between us and certain investors undersigned therein;

●	“registered workers” refers to the accumulative number of workers that have established business outsourcing relationship with us, joined our insurance programs, and completed at least one transaction on our platform since our inception;

●	“RMB” or “Renminbi” refers to the legal currency of China;

●	“US$,” “U.S. dollars,” “$” or “dollars” refers to the legal currency of the United States of America;

●	“VIE” refers to Beijing Quhuo Technology Co., Ltd.; “affiliated entities” refers to, collectively, the VIE and its subsidiaries; and

●	“we,” “us,” “our,” or “our company” refers to Quhuo Limited, its subsidiaries, and, in the context of describing our operations and consolidated financial information, its VIE and subsidiaries of its VIE.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

This prospectus supplement contains translations of certain Renminbi amounts into U.S. dollars at specified rates. Unless otherwise stated, the translation of Renminbi into U.S. dollars has been made at RMB7.2993 to US$1.00, the noon buying rate in effect on December 31, 2024 as set forth in the H.10 Statistical Release of the Federal Reserve Board. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights selected information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before making an investment decision. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections and the financial statements and related notes and other information incorporated by reference, before making an investment decision.

Our Business

We are a leading gig economy platform focusing on local life services in China. We operate a platform of large, flexible and standardized workforce. As of December 31, 2024, we had approximately 830,000 registered workers on our platform. We provide tech-enabled, end-to-end operational solutions primarily to consumer service businesses, including on-demand delivery solutions, mobility service solutions, housekeeping and accommodation solutions, and other services. Leveraging our internal technology infrastructure, we are able to deploy workers across different regions and industries to serve our customers in a flexible, standardized and specialized manner, such as fulfilling delivery orders of prepared food, grocery and fresh food, carrying out maintenance works for shared bikes, fulfilling intra-city and long-distance transportation orders, and providing housekeeping and accommodation services for hotels and B&Bs. We generate revenue primarily from service fees paid by our industry customers, and to a lesser extent, from rental fees under our car leasing agreements with drivers engaged in our ride-hailing solutions.

To the on-demand consumer service companies that we serve, our platform helps them mobilize a large team of workers who can follow industry-specific, standardized and highly efficient service procedures through a combination of training, performance monitoring and refinement, and incentives. As such, our industry customers can focus more on their business strategy and operational and financial performance. As of December 31, 2024, our industry customers comprised many top market players in their respective industries, such as Meituan and Ele.me in the on-demand delivery industry and other chain restaurants such as KFC, Didi and Hello in the mobility-as-a-service sector (including bike-sharing and ride-hailing), and Hilton Hotels and Resorts, Kingkey Group and Marriott International in the hotel industry. We had reached 134 cities across 29 provinces, municipalities and autonomous regions in China as of December 31, 2024.

To the workers on our platform, we provide them with diversified, flexible earning opportunities. We empower workers with minimal work experience to begin their career and progress with us. In the three months ended December 31, 2024 and 2023, we had approximately 33,000 and 53,500 average monthly active workers on our platform, respectively. We believe that the size of our workforce allows us to better serve our industry customers when they enter new geographical markets or new on-demand consumer service industries. We also encourage workers on our platform to bring in their friends, relatives and acquaintances to continually and organically expand our workforce network and minimize worker turnovers, making our platform more stable.

Leveraging Quhuo+, our proprietary technology infrastructure, we are able to centralize our operational management and streamline our solution process. For workers in a management position, such as team leaders for our on-demand delivery solutions, Quhuo+ allows them to pinpoint workers on our platform to monitor their workload and performance, and dynamically manage staffing and maintain solution quality. With Quhuo+, team leaders are able to transcribe industry-specific KPIs obtained from industry customers into executable guidance for workers on our platform, and benchmark workforce performance across all workers and teams based on data-driven analytics to refine our solutions and optimize our operational efficiency. For rank-and-file workers, Quhuo+ allows them to review their workload, access on-the-job training and review their performance. Moreover, we have developed Quhuo+ into a scalable modular system with customizable parameters and settings to smoothly manage and transfer massive workers across different regions and industries we serve. As a result, we are able to cultivate a specialized yet flexible workforce and deploy the same workers across different industry settings based on their work schedules by, for example, allowing delivery riders on our platform to take part in our shared-bike maintenance solutions during their off-peak hours. As such, we are able to scale up our business and expand into greenfield regions or industries quickly and cost-effectively with minimal incremental costs on infrastructure.

The following diagram is a simplified presentation of our business model and our role as a gig economy platform:

Additionally, in 2023, we launched our vehicle export solutions, specializing in the international trade and export of new energy vehicles (the “NEVs”). We have established collaboration with domestic car manufacturers and dealerships to procure high-quality new and used NEVs. Prior to the export, these NEVs undergo rigorous quality and performance preparations and upgrades. By developing a NEV trading system, Quhuo International utilizes its own logistics system to transport vehicles to the dealer network in international markets and provides operational support to promote the application and expansion of NEVs globally. We generate revenue from the sale of new and used NEVs.

Our Solutions

We have established a solid market presence in the on-demand industry and continued to expand into other industries by leveraging our accumulated industry knowledge and operational experience. We currently provide the following industry-tailored operational solutions, including on-demand delivery solutions, mobility service solutions, and housekeeping and accommodation solutions.

On-demand delivery solutions

We launched our on-demand delivery solutions in February 2013 with a focus on prepared food, and recently expanded our service scope to the delivery of other items, such as grocery and fresh food. We operate exclusively under the premium delivery model, which is characterized by, among others, higher service quality, service reliability and delivery speed compared to the crowdsourcing model. Driven by the incentive to improve their returns and strengthen their brands through high-quality delivery services, major on-demand delivery platforms have gradually adopted the premium delivery model since 2015 and have fully partnered with third-party gig economy platforms, such as us, to fulfill premium deliveries in lieu of in-house delivery operations. With our on-demand delivery solutions, industry customers are able to scale up their delivery coverage quickly and complete additional deliveries at low incremental costs.

Our industry customers typically divide their intra-city delivery network into a number of delivery areas. We and our industry customers generally enter into a standard form delivery service agreement, pursuant to which we are assigned a certain number of delivery areas within a city. We deploy delivery riders on our platform to serve each industry customer. On the one hand, each delivery rider on our platform, after being assigned to a certain industry customer, obtains access to that customer’s mobile app and dispatch portal to receive and complete delivery orders. We, on the other hand, offer onboarding logistics support and training, and manage delivery riders on our platform through Quhuo+. With our support, each team leader on our platform sets up a service station for one or more delivery areas and supervises all delivery riders in that service station under a unified management standard. Our team leaders also manage customer relationships within their assigned delivery areas. Under the supervision of the team leader, all delivery riders dispatched from a specific service station will be responsible solely for the delivery orders initiated within and destined for that delivery area. We may adjust the dispatch of workers among different delivery areas to accommodate the peak demand and seasonality swings for different industry customers.

A delivery service agreement typically is one year in term and is renewable by mutual consent. The agreement grants us a non-exclusive right to provide on-demand delivery services within designated delivery areas and contains certain restrictive covenants. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—We may be held liable for breach of contract under our agreements with industry customers.” in the 2024 Annual Report. If we breach the terms of the delivery service agreement and fail to rectify the breach within a prescribed time frame, industry customers may unilaterally adjust the scope of our business cooperation, deduct outstanding fees payable to us, and/or terminate the agreement. We are also obligated to indemnify industry customers for personal injury and property loss or damage sustained by any third party caused by us or from the rendering of our delivery services. We sometimes are required to place a deposit with an industry customer, from which the customer is entitled to deduct liquidated damages or economic losses sustained. We derive revenue from service fees paid by industry customers based on the number of fulfilled orders, subject to KPI-based adjustments.

A typical delivery service agreement also sets forth detailed service standards and KPIs to measure the efficiency and effectiveness of our delivery services and the workplace safety in our daily operations, such as the timely delivery rate, complaint rate and accident rate. To ensure the quality of our solutions and cultivate a safety-conscious work environment, we require all delivery riders on our platform to abide by our delivery service standards. We have formulated a set of criteria in relation to service techniques and manners and safety consciousness that generally follow the KPIs required by our industry customers in an understandable manner for workers. We provide delivery riders with systematic training programs consisting of onboarding training, practical in-the-field training, and daily review and face-to-face meetings. The training covers topics ranging from delivery techniques, conversation manners, driving skills and techniques, complaint handling to health and safety matters. We continually evaluate their performance based on our service criteria, give them timely feedback based on the analysis of their track record, and guide their rectification. In addition, we have implemented various measures to enhance the safety of delivery riders on our platform, including assistance in obtaining insurance and handling emergency situations.

The following flowchart illustrates the typical transaction process of our on-demand delivery solutions:

On-demand Food Delivery Solutions

Consumers
Pay Order Fees
Place Delivery Orders
Premium Delivery Services
Meituan
Ele.me
KFC
Hema Fresh
Taoxianda
Delivery Instructions
Delivery Riders
Service Standards
Management Services
Pay Service Fees to Delivery Riders
趣活

Cash Flow   Information Flow   Service Flow

As of December 31, 2024, we delivered our on-demand delivery solutions in 71 cities in China. In the three months ended December 31, 2022, 2023 and 2024, our average monthly delivery riders were over 48,700, 45,000, and 41,700 respectively, and the average monthly delivery orders fulfilled by those delivery riders were approximately 47.5 million, 48.8 million, and 40.6 million, respectively.

Mobility service solutions

Our mobility service solutions comprise ride-hailing solutions, shared-bike maintenance solutions, freight service solutions, and vehicle export solutions.

Ride-hailing solutions

We launched our ride-hailing solutions in October 2018. Under the current regulatory regime in China, ride-hailing drivers are required to obtain licenses both for themselves and for the vehicles they steer. Ride-hailing companies and drivers may be subject to fines and bans for violation of the relevant regulations. We attract ride-hailing companies with our access to a fleet of qualified ride-hailing drivers that are in short supply. We attract qualified candidates to our platform with our car leasing arrangements, under which we sublease vehicles with the requisite license to drivers and charge them monthly rental fees. As a result, we relieve their financial burden in obtaining a vehicle when they enter the ride-hailing market. We also provide them with strong driver-centric support and services, such as filing for insurance claims, roadside assistance and vehicle repair and maintenance. In addition to inviting qualified ride-hailing drivers to join us, we also motivate workers with driving skills on our platform to obtain the required permit so that they could become qualified ride-hailing drivers and take part in our ride-hailing solutions. As of December 31, 2024, we had over 210 full-time ride-hailing drivers on our platform. We believe that it is more cost-effective to convert existing eligible workers on our platform into drivers than to attract new drivers through referrals or marketing campaigns and that our access to a large pool of eligible workers represents incremental growth potential.

Drivers use mobile apps from ride-hailing companies to acquire and complete ride orders. We receive performance data from ride-hailing companies and analyze these data to help drivers refine their services and increase their ratings and income level.

We primarily derive revenue from rental fees under our car leasing agreements with drivers. We may also charge ride-hailing companies services fees based on our consulting services to them.

As of December 31, 2024, we delivered our ride-hailing solutions to a major ride-hailing company in two cities in China. Drivers on our platform fulfilled approximately 0.9 million rides for the fiscal year 2024.

Shared-bike maintenance solutions

We launched our shared-bike maintenance solutions in January 2018 to address the imminent demand for maintenance and distribution services from bike-sharing companies. In particular, as certain bike-sharing platforms, such as Hello, have launched e-bikes, we have accordingly expanded our service scope. A common issue plaguing the bike-sharing businesses is the disproportionate geographical distribution of bikes as the demand for bikes can be unpredictable, asymmetric and fluctuating among different neighborhoods throughout the day. As a result, bike-sharing companies must deploy fleets of vehicles to redistribute the bikes to guarantee a desirable number of bikes at different locations. It is also critical for bike-sharing companies to identify, repair and replace malfunctioning bikes, including replacing e-bike batteries in a timely manner, not only to improve user experience and increase the turnover rate of the vehicles, but also to prevent safety hazards and other incidents that may result from malfunctioning bikes. Our shared-bike maintenance solutions presently include maintaining orderliness of bikes, redistribution and transportation of idle bikes based on usage patterns within a designated area, identification and transportation of malfunctioning bikes, replacement of batteries for e-bikes, and transportation of e-bike batteries from warehouse to specific operational areas.

As the demand for our shared-bike maintenance solutions is more flexible compared to that of our on-demand delivery solutions, we encourage delivery riders on our platform to take part in our shared-bike maintenance solutions during their off-peak hours. We believe we can further unlock underutilized workforce capacity as we continue to innovate our solutions and expand into new industries.

We derive revenue from service fees paid by bike-sharing companies based on specific indicators for maintenance and transportation services, respectively. As of December 31, 2024, we delivered shared-bike maintenance solutions in 19 cities in China.

Workers on Our Platform

We establish business outsourcing relationships with workers on our platform, pursuant to which we pay service fees to workers engaged in our solutions, including those in a management position such as team leaders for our on-demand delivery solutions, as independent contractors through third-party labor service companies on a monthly basis. The service fees comprise base pay calculated based on the number of fulfilled orders and adjustments calculated based on other criteria that follow the KPIs required by our industry customers.

Our disposal of certain underperforming service stations since 2022 has resulted in a decrease in the number of active workers, and the number of our average monthly active workers decreased from approximately 57,000 in the three months ended December 31, 2022 to 53,500 in the three months ended December 31, 2023, and further to 33,000 in the three months ended December 31, 2024. We provide workers with stable earning opportunities across different industry settings, career advancement prospects, and a supportive community with inclusive work-life support and services. As many workers joined us as fresh high school or college graduates with minimal work experience, we enable them to begin their career and progress on our platform. Moreover, many workers quit their old jobs under the traditional employment model, such as factory workers, and joined us for higher earning potential and more flexibility in terms of working hours and career options.

We manage workers on our platform primarily through Quhuo+. We provide comprehensive support to a novice worker in discharging his or her daily work routines and to a team leader in managing work assignment and tracking performance. We help workers with working gear and provide them with training and other resources to help them smoothly get started and elevate their productivity and earning levels. We also assist them in emergency assistance and applicable permits and license application. We cultivate a work environment that encourages every worker to take on more responsibilities, providing the support and the opportunity for them to not only make a living but also pursue a long-term career with us. As a novice worker accumulates the work experience and develops management skills, we offer the advancement opportunity to become a team leader and more. We also provide performance-based incentives to award excellence and motivate internal competition.

We attract workers to join us through multiple online and offline channels. We encourage the workers on our platform to bring in their friends, relatives and acquaintances to expand our worker network. We believe that the bonds among workers on our platform can be forged by such social relations, making our platform more stable and sustainable. We also make it possible for those who have temporarily left our platform to return to our platform. As their past job performance and other work information can be tracked down and retrieved, we are able to streamline the process for returnees.

Quhuo+

We have developed Quhuo+ to centralize our operational management and streamline our solution process by eliminating middle-layer information gathering and reporting, which we believe is a key differentiator from many competitors that utilize a traditional model featuring multiple layers of management. We utilize Quhuo+ to monitor the workload and performance of workers on our platform and analyze their performance data, which allows us to dynamically manage staffing and continually benchmark workforce performance across all workers and teams to maintain solution quality. In particular, by leveraging our data analytics capability, we are able to instruct each service station to deploy an appropriate number of delivery riders with the strongest track record of performance to serve a certain delivery area in need. We continue to refine our solutions and optimize our service quality and operational efficiency, through data-driven analytics based on worker management, solution performance and customer feedback.

With Quhuo+, we have assigned an internal team of operational managers to track and benchmark the performance data generated from our service stations for our on-demand delivery solutions and assist our team leaders in formulating performance improvement plans for the service stations they are in charge of. Our operational managers communicate with team leaders periodically to review the operating data on Quhuo+ and discuss measures to address any issues identified. They are also in charge of maintaining relationships with industry customers, helping team leaders design and implement service fee plans of their respective service stations, applying for large expenses on behalf of their designated service stations, and assisting each service station in optimizing efficiency and reducing cost, logistics management, annual inspection of business registration, corporate culture development, and tax and financing matters. We believe our operational managers are able to help team leaders become more adaptive to the management role and develop and improve their effective managerial skills by applying the data and functions on Quhuo+. As of December 31, 2024, we had a team of 245 operational managers, all employed by us.

Quhuo+ allows us to cultivate a specialized yet flexible workforce and deploy the same workers across different industry settings based on their work schedules by, for example, allowing delivery riders on our platform to take part in our shared-bike maintenance solutions during their off-peak hours, which serves to optimize our operational cost and also diversify their earning opportunities. We have developed Quhuo+ into a scalable modular system with customizable parameters and settings to smoothly manage and transfer a large team of workers across different regions and industries we serve and continually support the expanded scope and heightened complexity of our operations. As a result, we can scale our operations and replicate our success into greenfield regions or industries quickly and cost-effectively with minimal incremental costs on infrastructure. The team leader who operates in multiple industries can review the operating income and the staffing of multiple operational solutions in one management account.

Our Technology

Quhuo+ forms the backbone of our business operations. We strategically designed Quhuo+ to be flexible and scalable with modularized functions. See “—Quhuo+” for details. As of December 31, 2024, we had a dedicated team of 48 technology research and development professionals with an average of eight years of relevant industry experience.

We have developed reliable and stable network infrastructure to ensure high availability and a low risk of downtime. We primarily utilize third-party cloud service providers to host our network infrastructure for core operational functionality, data backup, and artificial intelligence application.

Data Privacy and Security

We process a large amount of data from workers on our platform. We also have access to certain operating data related to our performance from industry customers. We take the privacy of personal data and confidential information seriously and have implemented an internal data security management policy. We have also implemented a combination of various industry-standard encryption algorithms to protect sensitive personal information. In addition, we utilize a system of firewalls to prevent unauthorized access to our internal systems. Replications and backups are performed once every week on our server. Our IT department monitors the performance of our websites, technology systems and network infrastructure to enable us to respond promptly to potential problems. We also continuously review, improve and iterate our data privacy policies and security foundation.

Branding, Marketing and Customer Relationship

We believe word-of-mouth marketing has helped us achieve, and will continue to drive, organic growth in our workers. We also believe brand recognition is critical to our ability to retain or establish partnership with existing or new industry customers, and our general marketing efforts are designed to enhance our brand awareness and reputation among them. We primarily attract new industry customers with testimonials of our solutions and referrals by existing customers. We also approach prospective industry customers by attending key account meetings and industry conferences, or through introduction by our investors. We conduct KPI reviews with industry customers and take measures to maintain a close rapport with them.

Competition

We believe that we have pioneered innovation by serving on-demand consumer service businesses. While we have not identified any other platform in China with a similar business model and operational scale comparable to us, we may compete with labor outsourcing companies and service suppliers that are independent from or affiliated with industry customers, as well as online or offline workforce marketplaces in each industry sector we serve. Our addressable market within a single industry is highly fragmented, consisting of numerous small-scale, single-industry service suppliers with limited operational experience or geographical coverage. We believe that we can compete favorably on the basis of:

●	capability to attract, retain and manage a sufficient number of workers;

●	capability to establish and maintain partnerships with industry customers;

●	technology infrastructure and data analytics capabilities;

●	scope and quality of our solution offerings;

●	industry-specific know-how and operational experience;

●	geographical coverage; and

●	and brand recognition.

Intellectual Property

We regard our trademarks, domain names, know-how, proprietary technologies and other similar intellectual properties as critical to our success, and we rely on trademark and trade secret laws and confidentiality and non-compete agreements with our employees and others to protect our proprietary rights. As of the date of this annual report, we hold or otherwise have legal right to use 52 registered copyrights for software and 54 registered trademarks in China.

We intend to protect our technology and proprietary rights vigorously, but there can be no assurance that our efforts will be successful. Even if our efforts are successful, we may incur significant costs in defending our rights. From time to time, third parties may initiate litigation against us alleging infringement of their proprietary rights or declaring their non-infringement of our intellectual property rights. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.”

Insurance

We maintain various insurance policies to safeguard against risks and unexpected events. We purchase personal accident insurance for workers engaged in our on-demand delivery and shared-bike maintenance solutions, and automobile insurance for drivers engaged in our ride-hailing solutions. We purchase commercial liability insurance to protect our business against claims of property damage and bodily injury. We also provide our employees with social security insurance, including pension insurance, unemployment insurance, work-related injury insurance and medical insurance. However, we do not maintain property insurance policies covering our equipment and facilities for losses due to fire, earthquake, flood or any other disaster, except for certain service stations for our on-demand delivery solutions. Consistent with customary industry practice in China, we do not maintain business interruption insurance or key employee insurance for our executive officers. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business—We have limited insurance coverage which could expose us to significant costs and business disruption.”

Recent Developments

Purchase Agreement with VG

On January 5, 2024, we entered into the Purchase Agreement with VG, as amended and restated on February 8, 2024. For a description of the terms of this agreement, see “Item 10. Additional Information—C. Material Contracts—Purchase Agreement with VG.” in the 2024 Annual Report.

Credit Facility Agreement with Xiamen International Bank

Beijing Quhuo entered into a credit facility agreement with Xiamen International Bank Co. Ltd., Beijing Branch (the “Xiamen International Bank”), dated February 27, 2024, which was amended by certain supplemental agreements to the credit facility agreement dated March 11, 2024 and September 25, 2024, respectively (as amended, the “Credit Agreement”), whereby Xiamen International Bank agreed to provide working capital loans to Beijing Quhuo in a maximum amount not to exceed RMB 20 million. In connection with the Credit Agreement, Quhuo Information and Xiamen International Bank entered into a guarantee agreement, dated October 11, 2024, whereby Quhuo Information guarantees to Xiamen International Bank due payment of the outstanding amounts of principal and interest and other payment obligations of Beijing Quhuo under the Credit Agreement.

Acquisition Agreements with Minority Shareholders

On July 1, 2024, we entered into the Acquisition Agreements with the Minority Shareholders of Quhuo International. For a description of the terms of this agreement, see “Item 10. Additional Information—C. Material Contracts—Acquisition Agreements with Minority Shareholders.” in 2024 Annual Report.

ATM Offering Program

On August 26, 2025, Quhuo Limited (the “Company”) entered into a Sales Agreement (the “ATM Agreement” and the transaction contemplated thereunder, the “ATM Offering”) with AC Sunshine Securities LLC (the “Sales Agent”), acting as the Company’s sales agent, pursuant to which the Company may offer and sell, from time to time, to or through the Sales Agent, up to $50,000,000 of the Company’s American Depositary Shares (the “Shares”), each representing nine hundred (900) Class A ordinary shares, $0.0001 par value per share, of the Company. Under the ATM Agreement, the Shares will be offered and sold pursuant to a base prospectus, dated November 22, 2023 and a prospectus supplement, dated August 26, 2025, that forms a part of the Company’s shelf registration statement on Form F-3, as amended (File No. 333-273087) (the “Registration Statement”), which Registration Statement was declared effective by the Securities and Exchange Commission on November 22, 2023.

Change in the Ratio of American Depositary Shares

On August 7, 2025, the board of directors of Quhuo Limited, a Cayman Islands exempted company (the “Company”), approved a change of the ratio of its American Depositary Shares (“ADSs”) to Class A ordinary shares (the “ADS Ratio”), from the current ADS Ratio of one ADS to ten Class A ordinary shares, par value US$0.0001 per share, of the Company (the “Class A Ordinary Shares”), to a new ADS Ratio of one ADS to 900 Class A Ordinary Shares. No fractional ADSs will be allocated in connection with such ADS Ratio change. The aggregate fractions, if any, will be sold and the net proceeds (after deduction of fees, taxes, and expenses) will be distributed to the entitled ADS holders.

Our Holding Company Structure and Contractual Arrangements with the VIE

Quhuo Limited, our ultimate Cayman Islands holding company, does not have any substantive operations. Beijing Quhuo Information Technology Co., Ltd. is our wholly-owned PRC subsidiary and a foreign-invested enterprise under PRC laws. We conduct our business in China through the VIE and its subsidiaries in China, and may in the future commence or acquire businesses that are subject to the restrictions with respect to value-added telecommunications services.

A series of contractual agreements, including equity interest pledge agreement, exclusive call option agreement, exclusive business cooperation agreement, power of attorney and financial support undertaking letters, have been entered into by and among our WFOE, the VIE and its shareholders. For more details of these contractual arrangements, see “Item 4. Information on the Company — C. Organizational Structure — Our Contractual Arrangements” of the 2024 Annual Report.

The following diagram illustrates our simplified corporate structure, including our principal subsidiaries, the VIE and its subsidiaries, as of the date of this prospectus supplement.

(1)	The remaining 9.9% of the ownership interests of Quhuo International is owned by Mr. Bo Liang, the general manager of Quhuo International.

(2)	The shareholders of Beijing Quhuo include Ms. Peilin Yu, sister of Mr. Leslie Yu, Mr. Shuyi Yang, Mr. Zhen Ba, Ningbo Maiken Investment Management LLP and Mr. Tongtong Li, holding approximately 25.7264%, 24.9784%, 9.6547%, 38.8250% and 0.8154% of the equity interests of the VIE, respectively.

(3)	The remaining 30% of the equity interests of Nantong Runda Marketing Planning Co., Ltd. is owned by two independent individuals.

(4)	The remaining 49% of the equity interests of Jiangxi Youke Automobile Rental Service Co., Ltd. is owned by an independent individual.

(5)	The remaining 45% of the equity interest of Haikou Chengtu Network Technology Co., Ltd. is owned by three independent third parties.

Our Contractual Arrangements

We have entered into a series of contractual arrangements, through WFOE, with the VIE and its registered shareholders to direct the activities of the affiliated entities that most significantly impact their economic performance, through which we commence our business. These VIE agreements have not been tested in court. Through the VIE agreements, the shareholders of the VIE effectively assigned all of their voting rights underlying their respective equity interest in the VIE to us, which enabled us to direct the activities of the VIE that most significantly impact its economic performance, and we, through our WFOE, have the right to receive economic benefits from the VIE that could potentially be significant to the VIE and have the obligation to absorb losses of the VIE that could potentially be significant to the VIE.

As a result of our direct ownership in Quhuo Information and the contractual arrangements with the VIE, we are considered the primary beneficiary of the VIE and consolidate the VIE as required by ASC Topic 810, Consolidation.

The following is a summary of the currently effective contractual arrangements by and among Quhuo Information, the VIE and its shareholders.

Power of Attorney. Pursuant to the power of attorney dated as of August 23, 2019 executed and issued by the VIE’s shareholders and amended and restated on April 25, 2023, each of them irrevocably appointed and authorized Quhuo Information or its designee(s) to act on their respective behalf as exclusive agent and attorney-in-fact, to the extent permitted by PRC law, with respect to all rights of shareholders concerning all the equity interest held by each of these shareholders in the VIE, including but not limited to the power to vote on its behalf on all matters of the VIE requiring shareholder approval under PRC laws and regulations and the articles of association of the VIE, rights to information relating to all business aspects of the VIE, proposing to convene or attend shareholder meetings, signing the resolutions and minutes of such meetings, exercising all the other rights as shareholders, such as nomination rights, appointment rights, the right to receive dividends and the right to sell, transfer, pledge or dispose of all the equity held in part or in whole.

Equity Interest Pledge Agreements. Under each of the equity interest pledge agreements dated as of August 23, 2019 and April 25, 2023 respectively entered into by and among Quhuo Information, the VIE and each of its shareholders, each of the VIE’s shareholders will pledge all of their equity interests in the VIE to Quhuo Information as security and guarantee on performance of the respective obligations of the VIE and each of its shareholders under the exclusive call option agreement, the exclusive business cooperation agreement and the power of attorney. If any of the VIE or its shareholders breach their contractual obligations under those agreements, Quhuo Information, as the pledgee, will be entitled to certain rights, including enforcing the pledge immediately. Quhuo Information may transfer all or any of its rights and obligations under any of the equity interest pledge agreements to its designee(s) any time after notifying the VIE and the signing shareholder. This pledge has become effective since the date the pledged equity interests were registered with the competent administration for industry and commerce and will remain in effect until the fulfillment of all the obligations under the exclusive call option agreement, the exclusive business cooperation agreement and the power of attorney.

Letters of Shareholder Undertaking, Letters of Spousal Undertakings and Letter of Confirmation. Pursuant to each of the letters of shareholder undertaking dated as of August 23, 2019 and April 25, 2023 respectively executed and provided by each of the individual shareholders of the VIE, each of the letters of spousal undertakings dated as of as of August 23, 2019 and April 25, 2023 respectively executed and provided by each of the spouse of the VIE’s individual shareholders and a letter of confirmation dated as of August 23, 2019 and April 25, 2023 respectively executed and issued by Mr. Leslie Yu in favor of us, each of the individual shareholders and the spouse of such shareholders, among others, (1) confirmed the duly authorization and validity of and the arrangements under the exclusive call option agreement, the exclusive business cooperation agreement, the equity interest pledge agreements and the power of attorney, (2) unconditionally and irrevocably agreed that the in the event of their deaths, incapacity or other circumstances under which they no longer have the ability to perform their obligations under the agreements described herein, their respective equity interests in the VIE together with all interests attached thereto will be transferred, free of charge and without any condition, to Quhuo Information or its designee(s) to the extent permitted by PRC laws; and (3) confirmed that the respective equity interests of the VIE’s shareholders in the VIE are exclusive and personal assets of such shareholders, instead of common assets jointly owned with their respective spouse, and agreed to be subject to the obligations and arrangements under the agreements described herein in the event any equity interest in the VIE will be held by the respective spouse of such shareholders.

Exclusive Business Cooperation Agreement. Pursuant to the exclusive business cooperation agreement dated as of August 23, 2019 entered into by and between Quhuo Information and the VIE, Quhuo Information has the exclusive right, during the term of the exclusive business cooperation agreement to provide or designate any third-party to provide, among others, comprehensive business support, technological support, and relevant consulting services, the scope of which is to be determined by Quhuo Information from time to time. Quhuo Information owns the exclusive intellectual property rights created as a result of the performance of this agreement. In exchange, the VIE and its subsidiaries pay service fees to Quhuo Information at the time and in an amount to be determined by Quhuo Information in its sole discretion. This agreement shall remain effective for ten years from the execution date and may be extended by Quhuo Information at its sole discretion.

Exclusive Call Option Agreement. Under the exclusive call option agreement dated as of August 23, 2019 entered into by and between Quhuo Information, the VIE and its shareholders and amended and restated on April 25, 2023, each of the shareholders of the VIE irrevocably granted Quhuo Information or its designated representatives an exclusive right to purchase, to the extent permitted by the PRC laws and regulations and at the sole discretion of Quhuo Information all or any part of their equity interests in the VIE at a purchase price equal to the lowest price permissible under the PRC laws and regulations. The shareholders of the VIE shall also promptly give all considerations they received from the exercise of the options to Quhuo Information or its designee(s). Quhuo Information or its designated representatives have sole discretion as to when to exercise such options, either in part or in full. Without prior written consent of Quhuo Information, the VIE’s shareholders shall not, among others, sell, transfer, mortgage, create any pledge or encumbrance on or otherwise dispose their equity interests in the VIE. The term of this agreement is ten years and may be extended at Quhuo Information’s sole discretion until the entire equity interests in the VIE transferred to Quhuo Information or its designee(s).

We are advised by Yuan Tai Law Offices, our PRC legal counsel, the ownership structures of the VIE and Quhuo Information currently do not result in any violation of applicable PRC laws and regulations currently in effect; and the contractual arrangements between Quhuo Information, the VIE and its shareholders governed by PRC law currently are valid and legally binding on each party thereto and enforceable in accordance with the terms thereof, subject as to enforceability to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, the discretion of relevant governmental authorities in exercising their authority in connection with the interpretation and implementation thereof, and the application of relevant PRC laws and policies thereto, and to general equity principles.

However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Our PRC legal counsel has also advised us that the PRC regulatory authorities may take a view that is contrary to or otherwise different from the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or the VIE is found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Item 3. Key Information-D. Risk Factors-Risks Related to Our Corporate Structure-The PRC government may find that the contractual arrangements that establish our corporate structure for operating our business do not comply with applicable PRC laws and regulations, which could cause significant disruption to our business operations or our inability to assert contractual control over the assets of the VIE or its subsidiaries and our securities may decline in value or become worthless,” “Item 3. Key Information-D. Risk Factors-Risks Related to Our Corporate Structure-Uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Enterprise Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business, financial condition, results of operations and prospects” and “Item 3. Key Information-D. Risk Factors-Risks Related to Doing Business in China-Uncertainties with respect to the PRC legal system could adversely affect us.” in the 2024 Annual Report.

Financial Support Undertaking Letters

We executed a financial support undertaking letter addressed to the VIE, pursuant to which we irrevocably undertake to provide unlimited financial support to the VIE to the extent permissible under the applicable PRC laws and regulations, regardless of whether the VIE has incurred an operational loss. The form of financial support includes but is not limited to cash, entrusted loans and borrowings. We will not request repayment of any outstanding loans or borrowings from the VIE if it or its shareholders do not have sufficient funds or are unable to repay such loans or borrowings. The financial support undertaking letter is effective from the date of the other agreements entered into among Quhuo Information, the VIE and its shareholders until the earlier of (1) the date on which all of the equity interests of the VIE have been acquired by us or our designated representative(s), and (2) the date on which we in our sole and absolute discretion unilaterally terminate the applicable financial support undertaking letter by giving 30-day prior written notice to the VIE.

We expect to provide financial support if and when required from proceeds from the issuance of equity or debt securities in the future.

Cash and Asset Flows through Our Organization

Quhuo Limited, our Cayman Islands holding company, may transfer cash to its wholly-owned subsidiary in British Virgin Islands, Quhuo Investment Limited, by making capital contributions or providing loans. Quhuo Investment Limited, in turn, may transfer cash to its wholly-owned subsidiary incorporated in Hong Kong, Quhuo Technology, by making capital contributions or providing loans. Similarly, Quhuo Technology may transfer cash to Quhuo Information, by making capital contributions or providing loans. Quhuo Information is not able to make direct capital contribution to the VIE. However, it may transfer cash to the VIE by loans or by making payments to the VIE for inter-group transactions. The VIE may transfer cash to Quhuo Information as service fees according to the exclusive business cooperation agreement.

In addition, our VIE, Beijing Quhuo, has maintained cash flow management policies which dictate the purpose, amount and procedures for cash transfers. Each cash transfer involving the VIE or its subsidiaries is subject to internal clearance from at least two managerial-level personnel. The required procedures include the initial submission of a cash transfer application through a cashier of the account management department, subsequent review and approval by the manager of the account management department, as well as a financial manager or Chief Financial Officer of the VIE, and finally, the execution of the transfer. No single employee is allowed to complete each and every stage of the cash process, but rather only specific part(s) of the whole process. Only the account management department is authorized to make cash transfers. Also, the purpose of the transfer must be specified and recorded at the time it is executed.

The Cayman Islands law currently does not impose tax on Cayman Islands exempted companies for making capital contributions or providing loans to its subsidiaries. Certain Cayman Islands stamp duties may be applicable, from time to time, on certain instruments executed in the Cayman Islands, or brought into it after execution. Cayman Islands law prescribes that a Cayman Islands company may only pay dividends out of either its profits or share premium account, provided that under no circumstances can a dividend be paid if doing so would result in such company’s incapability of repaying its debts as they become due in the ordinary course of business. Other than that, there are no restrictions on Quhuo Limited’s ability to transfer cash to investors.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The PRC Enterprise Income Tax Law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. If the PRC tax authorities determine the contractual arrangements among Quhuo Information, the VIE and its shareholders were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, they may adjust the income of the VIE in the form of a transfer pricing adjustment. Given a transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by the VIE for PRC tax purposes, which could increase our tax expenses, the Company may face adverse tax consequences as a result. In addition, the PRC tax authorities may impose late payment fees and penalties on the VIE for the adjusted but unpaid taxes according to the applicable regulations. They may also impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. For details, see the risk factor “Item 3. Key Information-D. Risk Factors-Risks Related to Our Corporate Structure-Our contractual arrangements may be subject to scrutiny by the PRC tax authorities and they may determine that we or the affiliated entities owe additional taxes, which could materially and adversely affect our business, financial condition and results of operations” in the 2024 Annual Report.

In 2022, 2023 and 2024, Quhuo Limited did not transfer cash to Quhuo Information. In 2022, 2023 and 2024, Quhuo Information transferred cash of nil, approximately RMB13.3 million, and nil to the VIE, respectively.

The VIE may transfer cash to Quhuo Information as service fees according to the exclusive business cooperation agreement. In 2022, 2023 and 2024, Quhuo Information also received financial service fees under the exclusive business cooperation agreement of approximately RMB13.9 million, RMB13.0 million and RMB 6.9 million (US$0.9 million), respectively, and the total amount of service fees that the VIE paid to Quhuo Information were approximately RMB19.3 million, RMB28.4 million, and RMB0.7 million (US$0.1 million), respectively. In 2022, 2023 and 2024, the VIE provided loans of approximately RMB9.9 million, nil, and nil to Quhuo Information for working capital support, respectively.

In 2022, 2023 and 2024, no dividends or distributions were made to Quhuo Limited by our subsidiaries.

Our PRC subsidiaries and the VIE are subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets to us. Under PRC laws and regulations, the Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions. Remittance of dividends by a wholly foreign-owned enterprise out of China is also subject to examination by the banks designated by the State Administration of Foreign Exchange, or SAFE. Therefore, currently our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us without the approval of SAFE by complying with certain procedural requirements. Remittance of dividends by a wholly foreign-owned enterprise out of China is subject to examination by the banks designated by the State Administration of Foreign Exchange, or SAFE. And foreign exchange transactions under the “capital account”, includes foreign direct investment and foreign currency debt, including loans we may secure for our onshore subsidiaries, remain subject to limitations and require approvals from, or registration with, SAFE and other relevant Chinese governmental authorities. In addition, our PRC subsidiaries are required to set aside at least 10% of their respective accumulated after-tax profits, if any, each year to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of their respective registered capital. Where the statutory reserve fund is insufficient to cover any loss the PRC subsidiaries incurred in the previous financial year, its current financial year’s accumulated after-tax profits shall first be used to cover the loss before any statutory reserve fund is drawn therefrom. Under PRC laws and regulations, our PRC subsidiaries are permitted to pay dividends only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Such statutory reserve funds, the accumulated after-tax profits that are used for covering the loss, and the paid-up capital cannot be distributed to us as dividends. As a result, our subsidiaries may be restricted in their ability to transfer assets to us in the form of dividends, loans or advances, which restricted portion amounted to approximately RMB191.0 million, RMB227.4 million and RMB117.4 million (US$16.1 million) as of December 31, 2022, 2023 and 2024, respectively. We have and will continue to distribute earnings or settle amounts owed under the VIE agreements. Furthermore, cash transfers from our PRC subsidiaries to entities outside of China are subject to PRC government control of currency conversion. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC subsidiaries and the VIE to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. For risks related to the fund flows of our operations in China, see “Item 3. Key Information-Risk Factors-Risks Related to Doing Business in China-We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares.” in the 2024 Annual Report.

As of the date of this prospectus supplement, Quhuo Limited has not declared or paid any cash dividends or made any transfer of cash or assets to investors, nor does it have any present plan to do so in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Item 8. Financial Information-A. Consolidated Statements and Other Financial Information-Dividend Policy.” For the Cayman Islands, PRC and U.S. federal income tax considerations applicable to an investment in the ADSs or Class A ordinary shares, see “Item 10. Additional Information-E. Taxation.” in the 2024 Annual Report.

If we intend to distribute dividends through Quhuo Limited, Quhuo Information will transfer the dividends to Quhuo Technology in accordance with the laws and regulations of the PRC, and then Quhuo Technology will transfer the dividends to Quhuo Investment Limited, which then will transfer the dividends to Quhuo Limited, and the dividends will be distributed from Quhuo Limited to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. To the extent cash or assets in the business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our ability to transfer cash and assets. We may also encounter difficulties in our ability to transfer cash between our subsidiaries and the VIE in China and other subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. See “Item 3. Key Information – Risk Factors - Risks Related to Doing Business in China - We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares” in the 2024 Annual Report.

Restrictions and Limitations on Transfer of Capital

We face various restrictions and limitations on foreign exchange, our ability to transfer cash between entities, across borders and to U.S. investors, and our ability to distribute earnings from our businesses, including our subsidiaries and/or the consolidated VIE, to Quhuo Limited and U.S. investors as well as the ability to settle amounts owed under the VIE agreements.

Our offshore holding company is permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, which require filing with or the approval of government authorities and are subject to limits on the amount of capital contributions and loans. This may delay or prevent us from using the proceeds from the future offerings to make loans or capital contribution to our PRC subsidiaries. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may affect our ability to capitalize or otherwise fund our PRC operations” in the 2024 Annual Report.

Under our current corporate structure, Quhuo Limited’s ability to pay dividends primarily depends upon dividends paid by its Hong Kong subsidiary, Quhuo Technology, which in turn mainly depends on dividends paid by its PRC subsidiaries, which further depends on payments from the VIE under the VIE agreements.

●	Although we consolidate the results of the VIE and its subsidiaries, we only have access to the assets or earnings of the VIE and its subsidiaries through the VIE agreements. If the PRC authorities determine that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if current regulations change or are interpreted differently in the future, our ability to settle amounts owed by the VIE under the VIE agreements may be seriously hindered.

●	Our wholly owned subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC laws, each of our subsidiaries, the VIE and the VIE’s subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, after making an allocation to the statutory reserve funds from their after-tax profits, our wholly owned subsidiaries in China, the VIE and the VIE’s subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

●	In addition, if our wholly owned subsidiaries incur debts on their own behalf in the future, the instruments governing their debts may restrict their abilities to pay dividends to us.

●	Remittance of dividends by our wholly owned subsidiaries out of China is subject to examination by the banks designated by SAFE. Approvals by or registration with appropriate government authorities are required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, our PRC subsidiaries may not be able to pay dividends in foreign currencies to us and our access to cash generated from its operations will be restricted. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.” in the 2024 Annual Report.

●	The PRC Enterprise Income Tax Law and its implementing rules provide that dividends paid by a PRC entity to a nonresident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Our Hong Kong subsidiary, Quhuo Technology, may be considered a non-resident enterprise for tax purposes, so any dividends our PRC subsidiaries pay to our Hong Kong subsidiary, Quhuo Technology, may be regarded as China- sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10%. If we are required under the PRC Enterprise Income Tax Law to pay income tax for any dividends we receive from our subsidiaries in China, or if our Hong Kong subsidiary, Quhuo Technology, is determined by PRC government authority as receiving benefits from a reduced income tax rate due to a structure or arrangement that is primarily tax-driven, it would materially and adversely affect the amount of dividends, if any, we may pay to our shareholders. However, pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (1) it must be a company; (2) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (3) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. According to Announcement of the State Administration of Taxation on Issues relating to “Beneficial Owners” in Tax Treaties, promulgated on February 3, 2018, and current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to be eligible for the 5% lower PRC withholding tax rate. As such a tax resident certificate is issued by the Hong Kong tax authority on a case-by-case basis, there is no assurance that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiaries to Quhuo Technology.

●	If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders, including the holders of the ADSs, may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or Class A ordinary shares if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders, including the holders of the ADSs, and any gain realized on the transfer of ADSs or Class A ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% which in the case of dividends may be withheld at source. Any such tax may reduce the returns on your investment in the ADSs or Class A ordinary shares.

Financial Information Related to the VIE

The following table presents the consolidated balance sheet information relating to Quhuo Limited, the VIE and the non-variable interest entities as of December 31, 2023 and 2024 and June 30, 2025 (unaudited).

	As of December 31, 2023
	Parent and its subsidiaries	Quhuo Information	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Cash	905	590	43,690	—	45,185
Inter-group balance due from	104,872	44,054	—	(148,926)	—
Other current assets	68,379	53,003	544,293	(11,427)	654,248
Total current assets	174,156	97,647	587,983	(160,353)	699,433
Investment in subsidiaries, the VIE and its subsidiaries	344,955	—	—	(344,955)	—
Other non-current assets	—	111	332,390	2	332,503
Total non-current assets	344,955	111	332,390	(344,953)	332,503
Total assets	519,111	97,758	920,373	(505,306)	1,031,936
Inter-group balance due to	—	104,882	44,054	(148,936)	—
Other liabilities	11,531	(272)	470,232	45,167	526,658
Total liabilities	11,531	104,610	514,286	(103,769)	526,658
Total shareholders’ equity	507,580	(6,852)	406,087	(401,537)	505,278
Total liabilities and shareholders’ equity	519,111	97,758	920,373	(505,306)	1,031,936

	As of December 31, 2024
	Parent and its subsidiaries	Quhuo Information	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Cash	10,725	2,080	50,397	—	63,202
Inter-group balance due from	98,224	43,306	—	(141,530)	—
Other current assets	15,405	54,648	384,462	(44,842)	409,673
Total current assets	124,354	100,034	434,859	(186,372)	472,875
Investment in subsidiaries, the VIE and its subsidiaries	361,823	—	—	(361,823)	—
Other non-current assets	—	550	393,601	—	394,151
Total non-current assets	361,823	550	393,601	(361,823)	394,151
Total assets	486,177	100,584	828,460	(548,195)	867,026
Inter-group balance due to	—	98,234	43,306	(141,540)	—
Other liabilities	21,456	9,150	354,223	21,581	406,410
Total liabilities	21,456	107,384	397,529	(119,959)	406,410
Total shareholders’ equity	464,721	(6,800)	430,931	(428,236)	460,616
Total liabilities and shareholders’ equity	486,177	100,584	828,460	(548,195)	867,026

The following table presents the selected condensed consolidated statements of comprehensive (loss)/income and cash flows relating to the Parent, Quhuo Information, the VIE and its subsidiaries for the years ended December 31, 2022, 2023 and 2024.

Selected condensed consolidated statements of comprehensive loss data

	Year Ended December 31, 2022
	Parent	Quhuo Information	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Revenues	—	13,864	3,820,378	(13,864)	3,820,378
Cost of revenues	—	(63)	(3,567,627)	—	(3,567,690)
Operating and other expenses	(58,391)	(17,279)	(190,812)	(2,620)	(269,102)
(Loss)/gain from VIE and its subsidiaries	45,261	—	—	(45,261)	—
Net (loss)/income	(13,130)	(3,478)	61,939	(61,745)	(16,414)

	Year Ended December 31, 2023
	Parent and its subsidiaries	Quhuo Information	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Revenues	154,455	12,990	3,547,932	(12,990)	3,702,387
Cost of revenues	(151,940)	(23)	(3,383,816)	1	(3,535,778)
Operating and other expenses	(3,415)	(12,784)	(141,886)	(2,516)	(160,601)
(Loss)/gain from VIE and its subsidiaries	8,141	—	—	(8,141)	—
Net income/(loss)	7,241	183	22,230	(23,646)	6,008

	Year Ended December 31, 2024
	Parent and its subsidiaries	Quhuo Information	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Revenues	113,267	6,883	2,933,604	(6,883)	3,046,871
Cost of revenues	(106,687)	(600)	(2,865,871)	—	(2,973,158)
Operating and other expenses	(16,086)	(5,974)	(43,461)	(6,580)	(72,101)
(Loss)/gain from VIE and its subsidiaries	18,792	—	—	(18,792)	—
Net income/(loss)	9,286	309	24,272	(32,255)	1,612

Selected condensed consolidated cash flow information

	Year Ended December 31, 2022
	Parent	Quhuo Information	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Net cash (used in) provided by operating activities	(7,664)	(31,672)	114,059	—	74,723
Net cash (used in) provided by investing activities	5,582	2,663	39,767	29,199	77,211
Net cash (used in) provided by financing activities	—	29,199	(82,140)	(29,199)	(82,140)
Effect of exchange rate changes	627	—	(306)	—	321
Net increase (decrease) in cash and restricted cash	(1,455)	190	71,380	—	70,115

	Year Ended December 31, 2023
	Parent and its subsidiaries	Quhuo Information	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Net cash (used in) provided by operating activities	(7,787)	(14,530)	(74,965)	—	(97,282)
Net cash (used in) provided by investing activities	1,419	(22)	2,552	14,435	18,384
Net cash (used in) provided by financing activities	—	14,435	24,221	(14,435)	24,221
Effect of exchange rate changes	116	—	(6)	—	110
Net increase (decrease) in cash and restricted cash	(6,252)	(117)	(48,198)	—	(54,567)

	Year Ended December 31, 2024
	Parent	Quhuo Information	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Net cash (used in) provided by operating activities	8,804	30,244	(53,786)	—	(14,738)
Net cash (used in) provided by investing activities	863	(5)	13,646	(13,570)	934
Net cash (used in) provided by financing activities	—	(28,750)	47,598	13,570	32,418
Effect of exchange rate changes	153	—	(105)	—	48
Net increase (decrease) in cash and restricted cash	9,820	1,489	7,353	—	18,662

		As of December 31,	As of June 30,
	Notes	2024	2025	2025
		RMB	RMB	US$
ASSETS:
Current assets:
Cash and cash equivalents		63,202	30,882	4,311
Restricted cash		1916	2.189	306
Accounts receivable, net	4	295,713	345,634	48,249
Prepayments and other current assets	5	112,044	110,900	15,479
Total current assets		472,875	489,605	68,345
Non-current assets:
Property and equipment, net		8,847	9,166	1,280
Right-of-use net		4,647	2,306	322
Intangible assets, net		57,985	48,738	6,804
Goodwill		65,481	65.481	9,141
Deferred tax assets		31,548	39.82	5,559
Other non-current assets	6	225,643	193,227	26.973
Total non-current assets		394,151	358,738	50,079
Total assets		867,026	848,343	118,424
LIABILITIES AND SHAREHOLDERS EQUITY:
Current liabilities (including current liabilities of the consolidated VIE without recourse to the primary beneficiary of RMB328,237 and RMB375,164 (US$52,371) as of December 31, 2024 and June 30, 2025, respectively):
Accounts payable		145.777	188,703	26,342
Accrued expenses and other current liabilities	7	74,269	75,545	10,546
Short-term debt	8	112,848	118.336	16.519
Short-term lease liabilities		2,818	1,674	234
Amounts due to a related party		1,350	270	38
Total current liabilities		337,062	384,528	53,679
Non-current liabilities (including non-current liabilities of the consolidated VIE without recourse to the primary beneficiary of RMB69,292 and R.MB56,254 (US$7,853) as of December 31,2024 and June 30,2025,respectively).
Long-term debt	8	4,706	3,230	451
Long-term lease liabilities		1.635	587	82
Deferred tax liabilities		599	2	—
Other non-current liabilities		62,408	52.49	7,327
Total non-current liabilities		69,348	56,309	7,860
Total liabilities		406,410	440,837	61,539
Commitments and contingencies	11	—	—	—

Shareholders’ equity:
Ordinary shares (US$0.0001 par value; 3,000,000,000 and 3,000,000,000 Class A ordinary shares authorized, 890,653,509 and 890,653,509 shares issued and outstanding as of December 31, 2024 and June 30, 2025, respectively; 6,296,630 and 6,296,630 Class B ordinary shares authorized, issued and outstanding as of December 31,2024 and June 30, 2025, respectively; 890,653,509 and 890,653,509 shares (undesignated) authorized, nil and nil shares (undesignated) issued and outstanding as of December 31: 2024 and June 30, 2025, respectively)		615	615	86
Additional paid-in capital		1,839,482	1,839,482	256,782
Accumulated deficit		(1,373,825)	(1,426,926)	(199,192)
Accumulated other comprehensive loss		(1,550)	(1,670)	(233)
Total Quhuo Limited shareholders’ equity		464,722	411,501	57,443
Non-controlling interests		(4,106)	(3,995)	(558)
Total shareholders’ equity		460,616	407,506	56,885
Total liabilities and shareholders’ equity		867,026	848,343	118,424

		For the six months ended June 30,
	Notes	2024	2025	2025
		RMB	RMB	US$
Revenues	3	1,619,938	1,131,395	157,937
Cost of revenues		(1,595,192)	(1,127,333)	(157,370)
General and administrative		(70,868)	(76,324)	(10,654)
Research and development		(4,939)	(3,589)	(501)
Gain on disposal of intangible assets		7,022	5,744	802
Total operating expenses		(68,785)	(74,169)	(10,353)
Operating loss		(44,039)	(70,107)	(9,786)
Interest income		258	395	55
Interest expense		(2,301)	(2,174)	(303)
Other (expense)/income, net		(3,055)	994	139
Loss before income tax		(49,137)	(70,892)	(9,895)
Income tax benefit	9	2,622	17,902	2,499
Net loss		(46,515)	(52,990)	(7,396)
Net income attributable to non-controlling interests		(6,020)	(111)	(15)
Net loss attributable to ordinary shareholders of Quhuo Limited		(52,535)	(53,101)	(7,411)
Loss per share:	10
Basic		(0.63)	(0.06)	(0.01)
Diluted		(0.63)	(0.06)	(0.01)
Shares used in loss per share computation:	10
Basic		83,289,067	896,950,139	896,950,139
Diluted		83,289,067	896,950,139	896,950,139
Other comprehensive income/(loss):
Foreign currency translation adjustment		1,850	(121)	(17)
Comprehensive loss		(44,665)	(53,111)	(7,413)
Comprehensive income attributable to non-controlling interests		(6,020)	(111)	(15)
Comprehensive loss attributable to ordinary shareholders of Quhuo Limited		(50,685)	(53,222)	(7,428)

		For the six months ended June 30,
	Notes	2024	2025	2025
		RMB	RMB	US$
Cash flows from operating activities
Net loss		(46,515)	(52,990)	(7,396)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation		2,676	937	131
Amortization		9,385	7,594	1,060
Deferred income taxes		(4,861)	(8,869)	(1,238)
Gain on disposals of intangible assets		(7,023)	(5,744)	(802)
Changes in fair value of short-term investment		4,465	—	—
Others		1,074	202	27
Changes in operating assets and liabilities:
Amounts due from a related party		253	—	—
Amounts due to a related party		2,430	(1,080)	(151)
Accounts receivable		32,888	(49,921)	(6,969)
Prepayments and other current assets		(7,872)	(3,442)	(480)
Other non-current assets		3,174	38,161	5,327
Accounts payable		(4,819)	42,927	5,992
Accrued expenses and other current liabilities		(45,615)	(215)	(30)
Lease liabilities		204	149	21
Income taxes payable		326	876	122
Other non-current liabilities		18,342	(9,917)	(1,384)
Net cash used in operating activities		(41,488)	(41,332)	(5,770)
Cash flows from investing activities
Purchase of short-term investments		(530)	—	—
Proceeds from sales of short-term investments		530	—	—
Proceeds from refund of short-term investments		863	—	—
Other investing activities		204	190	27
Purchase of property and equipment		(353)	(63)	(9)
Acquisitions of intangible assets		(2,030)	(2,972)	(415)
Proceeds from disposals of intangible assets		12,418	9,704	1,355
Net cash provided by investing activities		11,102	6,859	958
Cash flows from financing activities
Proceeds from short-term debt		303,992	297,802	41,572
Repayments of short-term debt		(292,584)	(292,404)	(40,818)
Repayments of long-term debt		(1,013)	(2,769)	(387)
Proceeds from issuance ordinary shares		14,241	—	—
Net cash provided by financing activities		24,636	2,629	367
Effect of exchange rate changes on cash, cash equivalents and restricted cash		138	(203)	(28)
Net decrease in cash, cash equivalents and restricted cash		(5,612)	(32,047)	(4,473)
Cash, cash equivalents and restricted cash, at the beginning of period		46,456	65,118	9,090
Cash, cash equivalents and restricted cash, at the end of period		40,844	33,071	4,617
Interest paid		2,096	1,345	188
Income tax paid		417	322	45

Regulatory Permissions and Licenses for Our Operations in China and This Offering

Our operations in China through our PRC subsidiary and the VIE are governed by PRC laws and regulations. We are required to obtain certain licenses, permits and approvals from relevant governmental authorities in China in order to operate our business and conduct the offering under this prospectus supplement and the accompanying prospectus. As of the date of this prospectus supplement, we believe our subsidiary in China, the VIE and its subsidiaries have obtained all the licenses, permits, filings, or approvals for our current operations in China. Because our business is constantly evolving, and due to the uncertainties of interpretation and implementation of relevant laws and regulations, the enforcement practice by government authorities in the PRC, and the complexity of relevant laws and regulations in China that may change or introduce new requirements in the future, we cannot assure you that our subsidiary in China, the VIE and its subsidiaries have obtained all the permits or licenses required for conducting our and the VIE’s business in China, or that we, our PRC subsidiary and the VIE will be able to obtain, in a timely manner or at all, or maintain such licenses, permits or approvals, and we, our PRC subsidiary and the VIE may also inadvertently conclude that such permissions or approvals are not required. Any lack of or failure to maintain requisite approvals, licenses or permits applicable to us, our PRC subsidiary and the VIE may have a material adverse impact on our business, results of operations, financial condition and prospects and cause the value of any securities we offer to significantly decline or become worthless. For more detailed information, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.” in the 2024 Annual Report.

On December 28, 2021, the CAC, the NDRC, the SAMR, the MIIT and certain other PRC governmental authorities, jointly released the revised Cybersecurity Review Measures, which took effect on February 15, 2022. The revised Cybersecurity Review Measures provide, among others, that operators of critical information infrastructure that intend to purchase network products and services that affect or may affect national security shall file for cybersecurity review with the Cybersecurity Review Office under the CAC. However, the scope of network products or data processing activities that affect or may affect national security is still unclear, and there remains significant uncertainty in the interpretation and enforcement of relevant regulations. See “Item 4. Information on the Company — Regulations — Regulations Relating to Internet Information Security and Privacy Protection” in 2024 Annual Report. As of the date of this prospectus supplement, we do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future. We have not been identified by the Office of Cybersecurity Review as an operator of “critical information infrastructure”; however, if we were identified as such in the future, we would be required to fulfill various obligations as required under PRC cybersecurity laws and other applicable laws for such operators of “critical information infrastructure,” including, among others, setting up a special security management organization, organizing regular cybersecurity education and training, formulating emergency plans for cybersecurity incidents and conducting regular emergency drills, and we may need to follow cybersecurity review procedures and apply with the Cybersecurity Review Office before making certain purchases of network products and services. As of the date of this prospectus supplement, we, our PRC subsidiary, and the VIE and its subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction. For more detailed information, see “Item 3. Key Information D. Risk Factors — Risks Related to Doing Business in China — Substantial uncertainties exist with respect to the interpretation and implementation of cybersecurity related regulations and cybersecurity review as well as any impact these may have on our business operations” in 2024 Annual Report.

On February 17, 2023, the CSRC issued the Overseas Listing Trial Measures, which became effective on March 31, 2023. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Overseas Listing Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions (collectively, the “Guidance Rules and Notice”) on CSRC’s official website. Under the Overseas Listing Trial Measures and the Guidance Rules and Notice, domestic enterprises conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the requirements of the Overseas Listing Trial Measures within three business days following the submission of application for an initial public offering or listing. The Guidance Rules and Notice stipulates that domestic enterprises like us that have completed overseas listings are not required to make any immediate filing with the CSRC, but shall comply with the filing requirements under the Overseas Listing Trial Measures when it subsequently seeks to conduct a follow-on offering or falls within other circumstances that require filing with the CSRC. Therefore, we are required to submit a filing with the CSRC within three business days after completion of the offering described in this prospectus supplement and the accompanying prospectus and may be subject to the filing requirements under the Overseas Listing Trial Measures for our future follow-on offerings. Under the Guidance Rules and Notice, such filings shall include, without limitation, (1) a filing report and relevant commitments, and (2) legal opinions and undertakings issued by PRC counsel. We may be subject to orders to rectify, warnings and fines if we fail to comply with the requirements under the Overseas Listing Trial Measures. We cannot assure you that we can complete the required filings with the CSRC or obtain the required approval from other PRC governmental authorities for this follow-on offering in a timely manner, or at all. If we fail to complete the filings and other relevant regulatory procedures or obtain the relevant approvals in a timely manner, we may face sanctions by the CSRC or other PRC regulatory agencies, which may include fines and penalties on us in China, limitations on our operations in China, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary or the VIE and its subsidiaries in China, delay of or restriction on the repatriation of the proceeds from this offering into China, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt our offerings before settlement and delivery of the securities offered. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of the ADSs. For details, see “Risk Factors — Risks Related to Doing Business in China — The approval of and the filing with the CSRC or other PRC government authorities may be required in connection with this offering and our future offshore offering under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing” in this prospectus supplement.

Holding Foreign Companies Accountable Act and PCAOB’s Inspection over Financial Statements

The HFCAA was enacted on December 18, 2020. Pursuant to the HFCAA and related regulations, as amended from time to time, if we have filed an audit report issued by a registered public accounting firm that the PCAOB has determined that it is unable to inspect and investigate completely, the SEC will identify us as a “Commission-identified issuer,” and the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited if we are identified as a Commission-identified issuer for two consecutive years. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong.

On August 26, 2022, the CSRC, the Ministry of Finance of China, and the PCAOB signed a statement of protocol agreement, or the Protocol, which established a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB has the sole discretion in selecting the subject of its inspections and investigations without input from the Chinese authorities, and procedures are in place to allow PCAOB inspectors and investigators to review complete audit working papers of accounting firms located in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. We dismissed Ernst & Young Hua Ming LLP (“EY”), and appointed Marcum Asia CPAs LLP (“Marcum Asia”), as our independent registered public accounting firm, effective from October 31, 2022. EY is a registered public accounting firm which issued an audit report for our consolidated financial statements as of and for the three-years ended December 31, 2021. The PCAOB previously determined it was unable to fully investigate or inspect EY due to the positions taken by PRC authorities until December 2022, when the PCAOB vacated its previous determination. Our current auditor, Marcum Asia, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia is headquartered in New York, New York, a jurisdiction where the PCAOB is able to conduct inspection and investigation completely. Given the foregoing, we do not expect to be identified as a “commission-identified issuer”.

Notwithstanding the foregoing, if, in the future, we have been identified by the SEC for two consecutive years as a “Commission-identified issuer” whose registered public accounting firm is determined by the PCAOB that it is unable to inspect or investigate completely because of a position taken by one or more authorities in China, the SEC may prohibit our shares or the ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. We also cannot assure you whether regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. If we fail to meet the new listing standards specified in the HFCAA, we could face possible delisting from the Nasdaq Stock Market, cessation of trading in over-the-counter market, deregistration from the SEC and/or other risks, which may materially and adversely affect the trading price of the ADSs or terminate the trading of the ADSs in the United States. See “Item 3. Key Information – Risk Factors - Risks Related to Doing Business in China - Our ADSs may be delisted from a U.S. exchange and prohibited from being traded over-the-counter in the United States under the HFCAA if the PCAOB determines in the future that it is unable to fully inspect or investigate our auditors. The delisting and cease of trading of the ADSs, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment.” in the 2024 Annual Report.

Our Risks and Challenges

Investing in our securities entails a significant level of risk. Before investing in the ADSs, you should carefully consider all of the risks and uncertainties mentioned in the section titled “Risk Factors” in addition to all of the other information in this prospectus supplement. For a detailed discussion of risks we may face, see “Item 3. Key Information — D. Risk Factors” in the 2024 Annual Report. The occurrence of one or more of the events or circumstances described “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our business, results of operations and financial condition. In particular, we face risks and challenges in the following aspects, including:

Risks Related to This Offering

●	dilution caused by the sale or issuance of the ADSs to purchasers;

●	our discretion in how we use the proceeds from this offering;

●	inability to access sufficient funds under the Purchase Agreement when needed; and

●	potential future dilution as a result of future equity offerings.

Risks Related to Our Business and Industry

●	our limited operating history and evolving business portfolio, such as our new international business initiative of our vehicle export solutions, see “Item 3. Key Information — D. Risk Factors — Risks related to our business and industry— our limited operating history and evolving business portfolio, such as our new international business initiative of our vehicle export solutions” in the 2024 Annual Report;

●	our competitive position in the on-demand delivery market and our ability to further diversify our solution offerings, see “Item 3. Key Information — D. Risk Factors — Risks related to our business and industry— our competitive position in the on-demand delivery market and our ability to further diversify our solution offerings” in the 2024 Annual Report;

●	our relationships with existing industry customers and our ability to attract new customers, see “Item 3. Key Information — D. Risk Factors — Risks related to our business and industry— our relationships with existing industry customers and our ability to attract new customers” in the 2024 Annual Report;

●	our ability to attract, retain and manage workers on our platform, see “Item 3. Key Information — D. Risk Factors — Risks related to our business and industry— our ability to attract, retain and manage workers on our platform” in the 2024 Annual Report;

●	potential adverse legal, tax, and other consequences with respect to the classification of workers on our platform, see “Item 3. Key Information — D. Risk Factors — Risks related to our business and industry— potential adverse legal, tax, and other consequences with respect to the classification of workers on our platform” in the 2024 Annual Report;

●	our ability to comply with contracts with industry customers, see “Item 3. Key Information — D. Risk Factors — Risks related to our business and industry— our ability to comply with contracts with industry customers” in the 2024 Annual Report; and

●	our ability to achieve or sustain profitability and generate positive cash flow, see “Item 3. Key Information — D. Risk Factors — Risks related to our business and industry— our ability to achieve or sustain profitability and generate positive cash flow” in the 2024 Annual Report.

Risks Related to Doing Business in China

●	approval of and the filing with the CSRC or other PRC government authorities in connection with our business or offerings, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The approval of and the filing with the CSRC or other PRC government authorities are required in connection with our offshore offerings under PRC law, and we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.” in the 2024 Annual Repor ;

●	changes in China’s economic, political or social conditions or government policies, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions or governmental policies could have a material adverse effect on our business and operations” in the 2024 Annual Report;

●	uncertainties with respect to the PRC legal system, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us” in the 2024 Annual Report;

●	threat of the ADSs being delisted under the HFCAA if we fail to meet the new listing standards specified in the HFCAA in the future, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Our ADSs may be delisted from a U.S. exchange and prohibited from being traded over-the-counter in the United States under the HFCAA if the PCAOB determines in the future that it is unable to fully inspect or investigate our auditors. The delisting and cease of trading of the ADSs, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment.” in the 2024 Annual Report; and

●	difficulty for overseas regulators to conduct investigations or collect evidence within China, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — It may be difficult for overseas regulators to conduct investigation or collect evidence within China” in the 2024 Annual Report.

Risks Related to Our Corporate Structure

●	uncertainties with respect to the contractual arrangements that establish our corporate structure for operating our business, see “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure— The PRC government may find that the contractual arrangements that establish our corporate structure for operating our business do not comply with applicable PRC laws and regulations, which could cause significant disruption to our business operations or our inability to assert contractual control over the assets of the VIE or its subsidiaries and our securities may decline in value or become worthless.” in the 2024 Annual Report;

●	failure by the VIE or its shareholders to perform their obligations under our contractual arrangements with them, see “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure—Any failure by the VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.” in the 2024 Annual Report; and

●	actual or potential conflicts of interest of shareholders of the VIE with us, see “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure—The shareholders of the VIE may have actual or potential conflicts of interest with us, which may materially and adversely affect our business, financial condition and results of operations.” in the 2024 Annual Report.

Risks Related to Our Corporate Governance

●	our status as an exempted company incorporated in the Cayman Islands, see “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure—As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.” in the 2024 Annual Report;

●	our status as a foreign private issuer, see “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.” in the 2024 Annual Report; and

●	our dual-class voting structure and the concentration of ownership, which provide Class B ordinary shareholder considerable influence over corporate matters, including the election of the board of directors, , see “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure—Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.”.

Risks Related to the ADSs

●	adverse U.S. federal income tax consequences to U.S. investors owning the ADSs or our ordinary shares, see “Item 3. Key Information — D. Risk Factors — Risks Related to the ADSs—We may be a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors owning the ADSs or our ordinary shares.” in the 2024 Annual Report;

●	volatility of the trading price of the ADSs, see “Item 3. Key Information — D. Risk Factors — Risks Related to the ADSs—The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.” in the 2024 Annual Report;

●	our potential failure to satisfy the requirements for continued listing on Nasdaq Stock Market, see “Item 3. Key Information — D. Risk Factors — Risks Related to the ADSs—If we do not satisfy the requirements for continued listing on Nasdaq Stock Market, the ADSs could be suspended or delisted from Nasdaq.” in the 2024 Annual Report; and

●	the sale or availability for sale of substantial amounts of the ADSs, see “Item 3. Key Information — D. Risk Factors — Risks Related to the ADSs—The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price.” in the 2024 Annual Report.

Corporate Information

Our principal executive offices are located 3rd Floor, Block A, Xin’anmen, No. 1 South Bank Huihe South Street, Chaoyang District, Beijing, People’s Republic of China. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The telephone number of our principal executive office is (+86-10) 5923 6208. Our main website is www.quhuo.cn. The information contained on our website is not a part of this prospectus supplement. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, DE 19711.

THE OFFERING

Securities offered by us	20,000,000 ADSs, representing 18,000,000,000 Class A Ordinary Shares.

ADSs outstanding immediately prior to this offering	4,023,003 ADSs, representing 4,023,003 ordinary shares and 4,023,003 ordinary shares that are not represented by ADSs, totaling 4,023,003.

ADSs outstanding immediately after this offering	24,023,003 ADSs, representing 4,023,003 ordinary shares and 4,023,003 ordinary shares that are not represented by ADSs, totaling 4,023,003.

Public Offering Price	$0.494 per ADS.

Use of proceeds	We intend to use the net proceeds of this offering for international business development, general corporate and working capital purposes. See “Use of Proceeds” of this prospectus supplement.

The ADSs	Each ADS represents nine hundred (900) Class A ordinary shares, par value US$0.0001 per share.

The depositary or its nominee will be the holder of the Class A ordinary shares underlying the ADSs and you will have the rights as provided in the deposit agreement among us, the depositary and the owners and holders of the ADSs.

We have no plan to declare or pay any dividends in the near future on our ordinary shares. If, however, we pay dividends on our Class A ordinary shares, the depositary will distribute the net cash dividends and other distributions it receives on our Class A ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender and cancel the ADSs to the depositary to withdraw Class A ordinary shares underlying the ADSs. There are fees applicable to such cancellations.

We may amend or terminate the deposit agreement without your consent. If you continue to hold the ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of the American Depositary Shares” section of the accompanying prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement that includes the accompanying prospectus.

Listing	The ADSs are listed on the Nasdaq Global Market under the symbol “QH.” The ADSs and ordinary shares are not listed on any other stock exchange or traded on any automated quotation system.

Risk factors	Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risk factors described in the section titled “Risk Factors” beginning on page S-28 of this prospectus supplement as well as the risks identified in documents that are incorporated by reference in this prospectus supplement.

Depositary	Deutsche Bank Trust Company Americas.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statement of comprehensive loss data for the years ended December 31, 2022, 2023and 2024, summary consolidated balance sheet data as of December 31, 2023and 2024, and summary consolidated cash flow data for the years ended December 31, 2022, 2023and 2024have been derived from our audited consolidated financial statements included in the 2024 Annual Report. The summary condensed consolidated statement of comprehensive loss data for the six months ended June 30, 2024 and 2025, the summary condensed consolidated balance sheet data as of June 30, 2025, and summary consolidated cash flow data for the six months ended June 30, 2024 and 2025 are derived from our unaudited interim condensed consolidated financial statements included in our current report on Form 6-K furnished with the SEC on September 26, 2025 (the “Interim Report”). Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our audited consolidated financial statements and the related notes included in the 2024 Annual Report and information under “Item 5. Operating and Financial Review and Prospects” of the 2024 Annual Report, as well as our unaudited condensed consolidated financial statements and the related notes included in the Interim Report (excluding Exhibit 99.3 thereto), which are incorporated into this prospectus supplement by reference.

Summary Consolidated Statements of Comprehensive Loss

	Year Ended December 31,				Six Months Ended June 30,
	2022	2023	2024		2024	2025
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
Revenues	3,820,378	3,702,387	3,046,871	417,420	1,619,938	1,131,395	157,937

Cost of revenues	(3,567,690)	(3,535,778)	(2,973,158)	(407,321)	(1,595,192)	(1,127,333)	(157,370)
General and administrative expenses	(213,592)	(184,336)	(148,627)	(20,362)	(70,868)	(76,324)	(10,654)
Research and development expenses	(12,540)	(12,378)	(10,690)	(1,465)	(4,939)	(3,589)	(501)
Gain/(loss) on disposal of assets, net	13,975	22,317	75,220	10,305	7,022	5,744	802
Goodwill impairment	(4,882)	—	—	—	—	—	—
Total operating expenses	(217,039)	(174,397)	(84,097)	(11,522)	(68,785)	(74,169)	(10,353)
Operating (loss)/income	35,649	(7,788)	(10,384)	(1,423)	(44,039)	(70,107)	(9,786)
Interest income	690	1,047	385	53	258	395	55
Interest expense	(5,683)	(4,882)	(4,105)	(562)	(2,301)	(2,174)	(303)
Other income, net/(expense),	(26,068)	16,704	(2,627)	(360)	(3,055)	994	139
Foreign exchange (loss)/gain	(5)	—	—	—	(49,137)	(70,892)	(9,895)
Income/(loss) before income tax	4,588	5,081	(16,731)	(2,292)	(68,785)	(74,169)	(10,353)
Income tax (expense) /benefit	(21,002)	927	18,343	2,513	2,622	17,902	2,499
Net loss/income	(16,414)	6,008	1,612	221	(46,515)	(52,990)	(7,396)
Net (loss) /income attributable to non-controlling interests	3,284	(2,674)	1,093	150	(52,535)	(53,101)	(7,411)
Net income/(loss) attributable to ordinary shareholders of Quhuo Limited	(13,130)	3,334	2,705	371	(50,685)	(53,222)	(7,428)

Summary Consolidated Balance Sheets

	As of December 31,			As of June 30,
	2023	2024		2025	2025
	RMB	RMB	US$	RMB	US$
	(in thousands)
ASSETS:
Current assets:
Cash	45,185	63,202	8,659	30,882	4,311
Restricted cash	1,271	1,916	262	2,189	306
Short-term investments	68,378	—	—	—	—
Accounts receivable, net	475,992	295,713	40,513	345,634	48,249
Prepayments and other current assets	108,354	112,044	15,348	110,900	15,479
Amounts due from related parties	253	—	—	—	—
Total current assets	699,433	472,875	64,782	489,605	68,345
Non-current assets:
Property and equipment, net	14,635	8,847	1,212	9,166	1,280
Right-of-use assets, net	6,217	4,647	637	2,306	322
Intangible assets, net	82,818	57,985	7,944	48,738	6,804
Goodwill	65,481	65,481	8,971	65,481	9,141
Deferred tax assets	21,968	31,548	4,322	39,820	5,559
Other non-current assets	141,384	225,643	30,913	193,227	26,973
Total non-current assets	332,503	394,151	53,999	358,738	50,079
Total assets	1,031,936	867,026	118,781	848,343	118,424
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities (including current liabilities of the consolidated VIE without recourse to the primary beneficiary of RMB446,146 and RMB328,237(US$44,969) and RMB 375,164 (US$52,371) as of December 31, 2023 and 2024 and June 30, 2025, respectively):
Accounts payable	254,099	145,777	19,971	188,703	26,342
Accrued expenses and other current liabilities	108,132	74,269	10,175	75,545	10,546
Short-term debt	92,653	112,848	15,460	118,336	16,519
Short-term lease liabilities	3,906	2,818	386	1,674	234
Amounts due to related parties	—	1,350	185	270	38
Total current liabilities	458,790	337,062	46,177	384,528	53,679
Non-current liabilities (including non-current liabilities of the consolidated VIE without recourse to the primary beneficiary of RMB68,140 and RMB69,292 (US$9,493) and RMB 56,254 (US$7,853) as of December 31, 2023 and 2024 and June 30, 2025, respectively):
Long-term debt	7,533	4,706	645	3,230	451
Long-term lease liabilities	1,434	1,635	224	587	82
Deferred tax liabilities	4,689	599	82	2	-
Other non-current liabilities	54,212	62,408	8,550	52,490	7,327
Total non-current liabilities	67,868	69,348	9,501	56,309	7,860
Total liabilities	526,658	406,410	55,678	440,837	61,539
Commitments and contingencies
Shareholders’ equity:
Ordinary shares (US$0.0001 par value; 300,000,000 and 3,000,000,000 Class A ordinary shares authorized, 55,379,583 and 890,653,509 shares issued and outstanding as of December 31, 2023 and 2024, respectively; 6,296,630 and 6,296,630 Class B ordinary shares authorized, issued and outstanding as of December 31, 2023 and 2024, respectively; 193,703,370 and 890,653,509 shares (undesignated) authorized, nil and nil shares (undesignated) issued and outstanding as of December 31, 2023 and 2024,	43	615	84	615	86
Additional paid-in capital	1,885,142	1,839,482	252,008	1,839,482	256,782
Accumulated deficit	(1,376,530)	(1,373,825)	(188,214)	(1,426,926)	(199,192)
Accumulated other comprehensive loss	(2,466)	(1,550)	(212)	(1,670)	(233)
Total Quhuo Limited shareholders’ equity	506,189	464,722	63,666	411,501	57,443
Non-controlling interests	(911)	(4,106)	(563)	(3,995)	(558)
Total shareholders’ equity	505,278	460,616	63,103	407,506	56,885
Total liabilities and shareholders’ equity	1,031,936	867,026	118,781	848,343	118,424

Summary Consolidated Statements of Cash Flows

	For the year ended December 31,				For the six months ended June 30,
	2022	2023	2024		2024	2025
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash provided by (used in) operating activities	74,723	(97,282)	(14,738)	(2,019)	(41,488)	(41,332)	(5,770)
Net cash (used in) provided by investing activities	77,211	18,384	934	127	11,102	6,859	958
Net cash provided by (used in) financing activities	(82,140)	24,221	32,418	4,442	24,636	2,629	367
Effect of exchange rate changes on cash and restricted cash	321	110	48	7	138	(203)	(28)
Net (decrease) increase in cash and restricted cash	70,115	(54,567)	18,662	2,557	(5,612)	(32,047)	(4,473)
Cash and restricted cash, at the beginning of year	30,908	101,023	46,456	6,364	46,456	65,118	9,090
Cash and restricted cash, at the end of year	101,023	46,456	65,118	8,921	40,844	33,071	4,617

Non-GAAP Financial Measures

To supplement our consolidated financial statements which are presented in accordance with U.S. GAAP, we use adjusted net income/loss and adjusted EBITDA, which are non-GAAP financial measures, in evaluating our operating results and for financial and operational decision-making purposes. Adjusted net income/loss represents net income before share-based compensation expenses. Adjusted EBITDA represents adjusted net income/loss before income tax expense, depreciation, amortization and interest expense. We believe that adjusted net income/loss and adjusted EBITDA help identify underlying trends in our business that could otherwise be distorted by the effect of share-based compensation expenses. We believe that such non-GAAP financial measures also provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

The non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. It should not be considered in isolation or construed as alternatives to net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measure in light of the most directly comparable GAAP measures, as shown below. The non-GAAP financial measures presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The table below sets forth a reconciliation of the non-GAAP financial measures for the periods indicated:

	For the year ended December 31,				For the six months ended June 30,
	2022	2023	2024		2024	2025
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
GAAP net loss	(16,414)	6,008	1,612	221	(46,515)	(52,990)	(7,396)
Reconciliation item:
Add:
Share-based compensation expenses, net of tax impact of nil	19,762	(495)	—	—	—	—	—
Non-GAAP adjusted net income/ (loss)	3,348	5,513	1,612	221	(46,515)	(52,990)	(7,396)
Add:
Income tax expense	21,002	(927)	(18,343)	(2,513)	(2,622)	(17,902)	(2,499)
Depreciation	7,513	5,316	4,508	618	2,676	937	131
Amortization	21,094	20,430	17,192	2,355	9,385	7,594	1,060
Interest expense	5,683	4,882	4,105	562	2,301	2,174	303
Non-GAAP adjusted EBITDA	58,640	35,214	9,074	1,243	(34,775)	(60,187)	(8,401)

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks described below, together with all of the other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein, including from our 2024 Annual Report and subsequent filings. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described therein and below are not the only risks we may face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations. If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or part of your investment.

Risks Related to this Offering

The offering price of the securities was set by our board of directors (the “Board”) and does not necessarily indicate the actual or market value of our ADSs.

Our Board approved the offering price and other terms of this registered direct offering after considering, among other things: the number of shares authorized in our articles of association; the current market price of our ADSs; trading prices of our ADSs over time; the volatility of our ADSs; our current financial condition and the prospects for our future cash flows; the availability of and likely cost of capital of other potential sources of capital; and market and economic conditions at the time of the offering. The offering price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. The offering price may not be indicative of the fair value of the ADSs.

A substantial number of ADSs may be sold in the market following this offering, which may depress the market price for the ADSs.

Sales of a substantial number of the ADSs in the public market following this offering could cause the market price of the ADSs to decline. A substantial majority of the outstanding ADSs are, and all of the ADSs sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act, unless these shares are owned or purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have some flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may at any time, including during the pendency of this offering, offer additional ADSs or other securities convertible into or exchangeable for the ADSs at prices that may not be the same as the price per ADS in this offering. We may sell the ADSs or other securities in any other offering at a price per ADS that is less than the price per ADS paid by investors in this offering, and investors purchasing the ADSs or other securities in the future could have rights superior to existing shareholders. The price per ADS at which we sell additional ADSs, or securities convertible or exchangeable into ADSs, in future transactions may be higher or lower than the price per ADS paid by investors in this offering.

We may require additional financing to sustain our operations, and the terms of such subsequent financings may adversely impact our shareholders.

The extent to which we rely on VG as a source of funding will depend on a number of factors including the prevailing market price of the ADSs and the extent to which we are able to secure working capital from other sources. If funding from VG were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. We may still need additional capital to finance our future working capital needs, and we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, shareholders’ rights and the value of their investment in the ADSs could be reduced. A financing could involve one or more types of securities including, but not limited to, the ADSs, convertible debt or warrants to acquire the ADSs. These securities could be issued at or below the then prevailing market price for the ADSs. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of shareholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of the ADSs, the market price of the ADSs could be negatively impacted. Should the financing we require to sustain our operations and working capital needs be unavailable or prohibitively expensive when we require it, the consequences of our inability to obtain such financing could be a material adverse effect on our business, operating results, financial condition, and prospects.

The market price of the ADSs is volatile, and you could lose all or part of your investment.

There are many internal and external factors that may cause the market price and demand for the ADSs to fluctuate substantially, which may limit or prevent our shareholders from readily selling their ADSs and may otherwise negatively affect the liquidity of the ADSs. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If holders of the ADSs brought a lawsuit against us, we could incur substantial costs defending the lawsuit regardless of the merits of the case or the eventual outcome. Such a lawsuit also would divert the time and attention of our management from running our company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus supplement and the accompanying prospectus (including statements incorporated by reference herein and therein) entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” among others, discuss factors which could adversely impact our business and financial performance.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	the trends and expected growth of gig economy, the on-demand consumer service market, and workforce operational solution platform market in China;

●	our expectations regarding the demand for and market acceptance of our services;

●	our expectations regarding our relationships with industry customers, workers, strategic partners and other stakeholders;

●	competition in our industry;

●	relevant government policies and regulations relating to our industry; and

●	assumptions underlying or related to any of the foregoing.

The forward-looking statements made in prospectus supplement, the accompanying prospectus or the information incorporated by reference herein relate only to events or information as of the date on which the statements are made in such document. Except as required by U.S. federal securities law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect. Other sections of this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus supplement and the accompanying prospectus, and the information incorporated by reference herein may also contain estimates, projections and statistical data that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the automotive industry in China, projections or estimates about our business and financial prospects involve significant risks and uncertainties. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We may receive up to US$9,880,000 in aggregate gross proceeds under the Purchase Agreement from this registered direct offering after the date of this prospectus supplement. See “Plan of Distribution” elsewhere in this prospectus supplement for more information.

We intend to use the net proceeds from this registered direct offering, for general corporate and working capital purposes. The amounts and timing of our actual expenditures will depend on numerous factors and as a result we cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. Our management will have significant flexibility in applying the net proceeds of this registered direct offering. The amounts and timing of any expenditures will vary depending on the amount of cash generated by our and the VIE’s operations, and the rate of growth, if any, of our and the VIE’s business, and our and the VIE’s plans and business conditions. The foregoing represents our intentions as of the date of this prospectus supplement based upon our current plans and business conditions to use and allocate the net proceeds of this offering.

To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we plan to invest the net proceeds in bank deposits.

DIVIDEND POLICY

We have not declared or paid any dividends. We do not have any present plans to pay any cash dividends on our ordinary shares or the ADSs in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our and the VIEs’ business.

Our board of directors has complete discretion in deciding the payment of any future dividends, subject to applicable laws. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of its profits, realized or unrealized, or from any reserve set aside from profits which its directors determine is no longer required or out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Act, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. In addition, our shareholders may, by ordinary resolution, declare a dividend, but no dividend may exceed the amount recommended by our board of directors. The declaration and payment of dividends will depend upon, among other things, our future operations and earnings, capital requirements and surplus, our financial condition, contractual restrictions, general business conditions and other factors as our board of directors may deem relevant.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us.

If we pay any dividends, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary will then pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2025 presented on:

●	an actual basis; and

●	a pro forma basis to reflect the issuance of 20,000,000 ADSs (based on US$ 9,880,000 of ADS at the US$0.494 price per ADS, which is 60% of the lowest price of the ADSs on January 28, 2026).

You should read this table together with “Item 5. Operating and Financial Review and Prospects” of the 2024 Annual Report , the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes included in the information incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2025
	Actual	Pro Forma
	(Unaudited) (in US$)
Cash and cash equivalent	4,311	13,091
Restricted cash	306	306
Short-term debt	16,519	16,519
Long-term debt	451	451
Total borrowings	16,970	16,970
Ordinary shares (US$0.0001 par value; 3,000,000,000 and 3,000,000,000 Class A ordinary shares authorized, 890,653,509 and 890,653,509 shares issued and outstanding as of December 31, 2024 and June 30, 2025, respectively; 6,296,630 and 6,296,630 Class B ordinary shares authorized, issued and outstanding as of December 31, 2024 and June 30, 2025, respectively; 890,653,509 and 890,653,509 shares (undesignated) authorized, nil and nil shares (undesignated) issued and outstanding as of December 31, 2024 and June 30, 2025, respectively)	86	1,886
Additional paid-in capital	256,782	263,762
Accumulated deficit	(199,192)	(199,192)
Accumulated other comprehensive loss	(233)	(233)
Total shareholders’ equity	56,885	65,655
Total capitalization	118,424	127,204

As of the date of this prospectus supplement, there has been no material change to our capitalization as set forth above.

DILUTION

If you invest in the ADSs, your interest will be diluted immediately to the extent of the difference between the offering price per ADS you will pay in this offering and our pro forma as adjusted net tangible book value per ADS after giving effect to this offering.

Our net tangible book value as of June 30, 2025 was approximately US$50.1 million, or US$0.0558 per ordinary share and US$50.2513 per ADSs. Dilution is determined by subtracting as adjusted net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the offering price per ordinary share. After giving effect to the issuance and sale of 20,000,000 ADSs (based on US$9,880,000 of ADS at the US$0.494 purchase price per ADS, which is 60% of the lowest price of the ADSs on January 28, 2026, assuming no adjustment as detailed under the Purchase Agreement, after deducting fees and expenses and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2025 would have been approximately US$58.9 million, or approximately US$2.8034 per ADS. This represents an immediate increase in net tangible book value of US$47.45 per ADS to our existing shareholders and an immediate decrease in net tangible book value of US$2.31 per ADS to the investors in this offering. The as adjusted information discussed above is illustrative only. The following table illustrates this dilution on a per share basis:

	Per Ordinary Share		Per ADS
Assumed offering price	US$	0.000549	US$	0.494
Net tangible book value as of June 30, 2025	US$	0.0558	US$	50.2513
Pro Forma as adjusted net tangible book value after giving effect to this offering	US$	0.0031	US$	2.8034
Increase in net tangible book value attributable to existing shareholders	US$	0.0527	US$	47.45
Dilution in net tangible book value to new investors	US$	0.0026	US$	2.31

The outstanding share information in the table above is based on 890,653,509 Class A and 6,296,630 Class B ordinary shares issued and outstanding as of June 30, 2025.

The following table summarizes, on an as pro forma adjusted basis as of June 30, 2025, the differences between the existing shareholders as of June 30, 2025 and the new investors with respect to the number of Class A ordinary shares (represented by the ADSs) purchased from us in this offering, the total consideration paid and the average price per ordinary share paid and per ADS paid at the offering price of US$0.494 per ADS (60% of the lowest sale price of the ADS on January 28, 2026) before deducting the fees and estimated offering expenses payable by us.

	Ordinary shares purchased		Total consideration		Average price per ordinary	Average price per
	Number	Percent	Amount	Percent	share	ADS
	(in US$, except for share numbers and percentages)
Existing shareholders of ordinary shares	896,950,139	4.75%	256,868,000	96.30%	0.286	257.74
New investors	18,000,000,000	95,25	9,880,000	3.70%	0.001	0.49
Total	18,896,950,139	100.0%	266,748,000	100.0%	0.014	12.70

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 20,000,000 ADSs, representing up to 18,000,000,000 Class A ordinary shares of a par value of US$0.0001 each pursuant to this prospectus supplement and the accompanying prospectus and the Purchase Agreement. The purchase price for each ADSs is $0.494.

Authorized Share Capital

Information relating to our Class A ordinary shares and certain provisions of our currently effective fourth amended and restated memorandum and articles of association is incorporated by reference from Exhibit 3.1.in our report on Form 6-K filed with the Securities And Exchange Commission on October 14, 2025. You should read our fourth amended and restated memorandum and articles of association for the provisions that are important to you.

As of the date of this prospectus, our authorized share capital consists of US$10,000,000 divided into 100,000,000,000 shares comprising of (a) 80,000,000,000 Class A Ordinary Shares, (b) 6,296,630 Class B Ordinary Shares, (c) 500,000,000 Class C Ordinary Shares and (d) 19,493,703,370 shares of a par value of US$0.0001 each.

American Depositary Shares

The material terms and provisions of the ADSs and other outstanding securities convertible into or exercisable for ADSs are described under the caption “Description of Share Capital” and “Description of the American Depositary Shares” beginning on pages 39 and 47 of the accompanying prospectus, respectively, and Exhibit 2.3 to our 2024 Annual Report and our Form 6-K filed with SEC on August 20, 2025, which are incorporated by reference into this prospectus supplement.

TAXATION

The material Cayman Islands, PRC and United States federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus supplement is incorporated by reference from our 2024 Annual Report. See “Item 10. Additional Information-E. Taxation.” in the 2024 Annual Report.

PLAN OF DISTRIBUTION

We entered into a securities purchase agreement, dated February 11, 2026, directly with the investors named in the signature page thereto in connection with the ADSs being offered pursuant to this prospectus supplement and the accompanying prospectus.

The ADSs were offered directly to the investors without a placement agent, underwriter, broker or dealer. The fees and expenses of this offering payable by us are estimated to be approximately $1.1million. After deducting our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $9.88 million.

We expect to deliver the ADSs being offered pursuant to this prospectus supplement and the accompanying prospectus on or about February 12, 2026, subject to customary closing conditions. The ADSs are listed on Nasdaq under the symbol “QH.”

LEGAL MATTERS

We are being represented by Han Kun Law Offices LLP with respect to certain legal matters of United States federal securities and New York state law. The validity of the Class A ordinary shares represented by the ADSs and the legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Yuan Tai Law Offices. Han Kun Law Offices may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Yuan Tai Law Offices with respect to matters governed by PRC law.

EXPERTS

The financial statements as of December 31, 2024 and for the year ended December 31, 2024, which are incorporated in this prospectus supplement by reference to the 2024 Annual Report, have been so incorporated in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of Marcum Asia CPAs LLP is 7 Penn Plaza, Suite 830, New York, NY 10001.

The financial statements as of December 31, 2023 and for the years ended December 31, 2022 and 2023, which are incorporated in this prospectus supplement by reference to the 2024 Annual Report , have been so incorporated in reliance on the report of Ernst & Young Hua Ming LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of Ernst & Young Hua Ming LLP is 50/F, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 (No. 333-273087), including exhibits, schedules and amendments filed with, or incorporated by reference in, such registration statement, under the Securities Act with respect to underlying shares represented by the ADSs, to be sold in this offering. This prospectus supplement and the accompanying prospectus, which constitute a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-3 and its exhibits and schedules for further information with respect to us and the ADSs.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our Class A ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms. We also maintain a website at www.quhuo.cn, but information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement, the accompanying prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus supplement, the accompanying prospectus or any prospectus supplement.

This prospectus supplement is part of a registration statement we have filed with the SEC. This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement, the accompanying prospectus and any prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	our annual report on Form 20-F (File No. 001-39354) filed with the SEC on April 30, 2025 and subsequently amended by Form 20-F/A No.1 filed with SEC on May 9, 2025, Form 20-F/A No.2 filed with SEC on August 25, 2025;

●	our current reports on Form 6-K furnished with the SEC on June 12, 2025, August 20, 2025, August 26, 2025, September 3, 2025, September 8, 2025, September 11, 2025, September 26, 2025, October 14, 2025, December 19, 2025, January 21, 2026, January 27, 2026 and January 30, 2026;

●	the description of the securities contained in our registration statement on Form 8-A initially filed with the SEC on June 29, 2020 (File No. 001-39354) pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

●	with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

Our annual report for the fiscal year ended December 31, 2024 filed with the SEC on April 30, 2025 contains a description of our business and audited consolidated financial statements with reports by independent auditors. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement or the accompanying prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

3F, Building A, Xin’anmen, No. 1 South Bank

Huihe South Street, Chaoyang District

Beijing, People’s Republic of China

(+86-10) 5923-6208

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

Quhuo Limited

US$300,000,000

Class A Ordinary Shares

Preferred Shares

Debt Securities

Warrants

Subscription Rights

Units

We may offer, issue and sell from time to time up to US$300,000,000, or its equivalent in any other currency, currency units, or composite currency or currencies, of our Class A ordinary shares, including in the form of American depositary shares, or ADSs, preferred shares, debt securities, warrants, subscription rights and a combination of such securities, separately or as units, in one or more offerings. Each ADS represents ten Class A ordinary shares. We refer to our Class A ordinary shares, including in the form of ADSs, preferred shares, debt securities, warrants, subscription rights and units collectively as “securities” in this prospectus. This prospectus provides a general description of offerings of these securities that we may undertake.

Investors are cautioned that the securities may be offered under this prospectus are securities of Quhuo Limited, our Cayman Islands holding company, which is not a Chinese operating company nor does it have any substantive business operations. Quhuo Limited conducts business in China through the consolidated variable interest entity, or the “VIE”, and the VIE’s subsidiaries.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. Each time we sell our securities pursuant to this prospectus, we will provide the specific terms of such offering in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before you make your investment decision.

We may, from time to time, sell the securities, directly or through underwriters, agents or dealers, on or off the Nasdaq Stock Market LLC, or Nasdaq, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriters, agents or dealers and any applicable fees, commissions or discounts.

The ADSs representing our Class A ordinary shares are listed on the Nasdaq Global Market under the symbol “QH.” On November 3, 2023, the closing price of the ADSs on Nasdaq was US$1.40 per ADS.

As of September 7, 2023, the aggregate market value of our issued and outstanding Class A ordinary shares held by non-affiliates, or public float, was approximately US$7.0 million, which was calculated based on 41,392,483 Class A ordinary shares issued and outstanding held by non-affiliates and a per ADS price of US$1.69 as reported on the Nasdaq Global Market on such date. We have not offered any securities pursuant to General Instruction I.B.5. of Form F-3 during the prior 12-calendar-month period that ends on and includes the date of this prospectus. Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell securities registered on this registration statement with a value exceeding one-third of our public float in any 12-month period so long as our public float remains below US$75 million.

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed under “Risk Factors” in this prospectus beginning on page 23, in our reports filed with the Securities and Exchange Commission that are incorporated by reference in this prospectus, and in any applicable prospectus supplement.

Quhuo Limited, our ultimate Cayman Islands holding company, does not have any substantive operations. Beijing Quhuo Information Technology Co., Ltd., or WFOE, is our wholly-owned PRC subsidiary and a foreign-invested enterprise under PRC laws. We conduct our business in China through Beijing Quhuo Technology Co., Ltd., or the VIE, and its subsidiaries, or collectively the affiliated entities, and may in the future commence or acquire businesses that are subject to the restrictions with respect to value-added telecommunications services as set out in the Negative List (2021 Version) promulgated by the Ministry of Commerce, or MOFCOM, and the National Development and Reform Commission, or the NDRC. A series of contractual agreements, including equity interest pledge agreement, exclusive call option agreement, exclusive business cooperation agreement, power of attorney and financial support undertaking letters, have been entered into by and among our WFOE, the VIE and its shareholders. For more details of these contractual arrangements, see “Item 4. Information on the Company — C. Organizational Structure — Our Contractual Arrangements” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus. Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “us,” “our,” or “our company” are to Quhuo Limited, its subsidiaries, and, in the context of describing our consolidated financial information, include the affiliated entities.

The VIE structure is used to provide contractual exposure to foreign investment in China-based companies where the PRC law prohibits or restricts direct foreign investment in the operating companies. Neither the investors nor we ourselves have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIE. Instead, we receive the economic benefits of the VIE’s business operation through a series of contractual agreements with the VIE and these agreements have not been tested in court. Because of these contractual arrangements, we are the primary beneficiary of the VIE for accounting purposes and able to consolidate the financial results of the VIE and its subsidiaries with ours only if we meet the conditions for consolidation under U.S. GAAP. However, our contractual arrangements with the VIE are not equivalent of an investment in the VIE. The VIE structure involves unique risks to investors in the ADSs. Investors in the ADSs are purchasing equity securities of our ultimate Cayman Islands holding company rather than purchasing equity securities of the VIE, and investors in the ADSs may never hold equity interests in the VIE.

Our corporate structure is subject to risks associated with our contractual arrangements with the VIE. These contractual arrangements have not been properly tested in a court of law and the PRC regulatory authorities could disallow the VIE structure at any time. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC laws and regulations, or if these regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, our ability to treat the VIE and its subsidiaries as the consolidated affiliated entities under U.S. GAAP may be restricted, and our ability to develop e-commerce business through the VIE and the prospect of our company may be materially and adversely affected. For details, see “Risk Factors — Risks Related to Our Corporate Structure” in this prospectus, and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” and “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

We and the VIE face various legal and operational risks and uncertainties related to being based in and having significant operations in China. For example, we and our affiliated entities face risks and uncertainties associated with the fact that the PRC government has significant authority in regulating a China-based company and may influence or intervene its operations at any time. The PRC government has recently issued statements and regulatory actions relating to areas such as regulatory approvals of offshore offerings by, and foreign investment in, China-based issuers, anti-monopoly regulatory actions, and oversight on data security, which may impact our ability to conduct certain businesses, accept foreign investments, or list on U.S. or other foreign exchanges. Potential actions taken by the PRC government could significantly limit or completely hinder our ability to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. For further details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, promulgated Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, and five supporting guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. Any future offering pursuant to a prospectus supplement to this prospectus will be subject to the Overseas Listing Trial Measures, and we are required to file for record through our major operating entity incorporated in the PRC with the CSRC within three business days after the completion of the initial offering pursuant to a prospectus supplement to this prospectus and make a summary report to the CSRC after the completion of offerings under this prospectus. There can be no assurance that we can complete the filing procedures, obtain the approvals or authorizations, or complete required procedures or other requirements in a timely manner, or at all. Any failure of us to fully comply with the regulatory requirements may subject us to regulatory actions, such as warnings and fines, which may limit our operating privileges in China, delay or restrict the repatriation of the proceeds from offshore fund-raising activities into the PRC or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. For further details, see “Risk Factors — Risks Relating to Doing Business in China” in this prospectus, and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Quhuo Limited, our Cayman Islands holding company, may transfer cash to its wholly-owned subsidiary in British Virgin Islands, Quhuo Investment Limited, by making capital contributions or providing loans. Quhuo Investment Limited, in turn, may transfer cash to its wholly-owned subsidiary incorporated in Hong Kong, Quhuo Technology Investment (Hong Kong) Limited, or Quhuo Technology, by making capital contributions or providing loans. Similarly, Quhuo Technology may transfer cash to WFOE, by making capital contributions or providing loans. WFOE is not able to make direct capital contribution to the VIE. However, it may transfer cash to the VIE by loans or by making payments to the VIE for inter-group transactions. The VIE may transfer cash to WFOE by paying service fees according to the exclusive business cooperation agreement. For more details, see “Prospectus Summary — Cash and Asset Flows through Our Organization” in this prospectus, and “Item 3. Key Information — Cash and Asset Flows through Our Organization” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus. In addition, our VIE, Beijing Quhuo Technology Co., Ltd., has maintained cash flow management policies which dictate the purpose, amount and procedures for cash transfers. Each cash transfer involving the VIE or its subsidiaries is subject to internal clearance from at least two managerial-level personnel. The required procedures include the initial submission of a cash transfer application through a cashier of the account management department, subsequent review and approval by the manager of the account management department, as well as a financial manager or Chief Financial Officer of the VIE, and finally, the execution of the transfer. No single employee is allowed to complete each and every stage of the cash process, but rather only specific part(s) of the whole process. Only the account management department is authorized to make cash transfers. Also, the purpose of the transfer must be specified and recorded at the time it is executed. For further details, see “Prospectus Summary — Cash and Asset Flows through Our Organization” in this prospectus.

Cayman Islands law prescribes that a Cayman Islands company may only pay dividends out of either its profits or share premium account, provided that under no circumstances can a dividend be paid if doing so would result in such company’s incapability of repaying its debts as they become due in the ordinary course of business. Other than the foregoing, there is no other limitations on Quhuo Limited’s ability to transfer cash to investors. For further details, see “Prospectus Summary — Cash and Asset Flows through Our Organization.” However, any limitation on the ability of our PRC or Hong Kong subsidiaries to pay cash dividends to us could have a material adverse effect on our ability to pay cash dividends to holders of the ADSs and our ordinary shares, for further details, see “Prospectus Summary — Summary of Risk Factors” on page 17 of this prospectus, “Risk Factors — Risks Relating to Doing Business in China — We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares” on page 32 of this prospectus, and “Risk Factors — Risks Relating to Doing Business in Hong Kong — Our Hong Kong subsidiaries may be subject to restrictions on paying dividends or making other payments to us, which may restrict its ability to satisfy liquidity requirements, conduct business and pay dividends to holders of our ordinary shares. Dividends payable to our foreign investors and gains on the sale of our ADSs by our foreign investors may become subject to taxation by the PRC” on page 33 of this prospectus.

In January 2023, we incorporated a subsidiary in Hong Kong, Quhuo International Trade (HK) Limited, or Quhuo International, and hold a 51% ownership interest in Quhuo International. Quhuo International has commenced operations in Hong Kong since May 2023. In addition, in August 2023, we formed a wholly-owned subsidiary in Hong Kong, Quhuo (Hong Kong) Auto Limited, which has yet commenced operation as of the date of this prospectus. As a result of our operations in Hong Kong through Quhuo International, we are subject to the applicable laws and regulations of Hong Kong. Given that the PRC government’s authority and oversight may extend to Hong Kong, the legal and operational risks associated with operating in China also apply to operations in Hong Kong. For further details, see “Risk Factors — Risks Relating to Doing Business in Hong Kong” in this prospectus.

If WFOE realizes accumulated after-tax profits, it may, upon satisfaction of relevant statutory conditions and procedures, pay dividends or distribute earnings to Quhuo Technology. Quhuo Technology, in turn, may transfer cash to Quhuo Investment Limited and further to Quhuo Limited through dividends or other distributions. With necessary funds, Quhuo Limited may pay dividends or make other distributions to U.S. investors and service any debt it may have incurred outside the PRC. In 2020, 2021 and 2022, no dividends or distributions were made to Quhuo Limited by its subsidiaries. Quhuo Limited has not declared or paid any cash dividends or made any transfer of cash or assets to investors, nor does it have any present plan to do so in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Prospectus Summary — Financial Information Related to the VIE” in this prospectus and “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information —  Dividend Policy” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions. Currently, our PRC subsidiary may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, foreign exchange transactions under the “capital account” such as foreign direct investment and foreign currency debt, including loans we may secure for the VIE or its subsidiaries, remain subject to limitations and may require approvals from, filing with or registration with, SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for the VIE or its subsidiaries. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC subsidiary and the VIE to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

There are also limitations on our ability to transfer cash between Quhuo Limited, its subsidiaries and the VIE, and there is no assurance that we are able to comply with all restrictions on the cash transfer provided by laws and regulations of the PRC. See “Prospectus Summary — Restrictions and Limitations on Transfer of Capital” in this prospectus. To the extent cash or assets in the business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our ability to transfer cash and assets. For risks relating to the fund flows of our operations in China, see “Item 3. Key Information — Risk Factors — Risks Related to Doing Business in China — We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Quhuo Limited and WFOE are not able to make direct capital contribution to the VIE. However, they may transfer cash to the VIE in the form of loans or advances or by making payments to the VIE for inter-group transactions. In 2020, 2021 and 2022, Quhuo Limited, through its subsidiaries, transferred cash of RMB87.7 million, nil and nil to WFOE, respectively. In 2020, 2021 and 2022, WFOE transferred cash of approximately RMB87.7 million, nil and nil to the VIE in the form of loans, respectively. The VIE may transfer cash to WFOE as service fees according to the exclusive business cooperation agreement. In 2020, 2021 and 2022, WFOE charged service fees under the exclusive business cooperation agreement of approximately RMB16.6 million, RMB13.8 million and RMB13.9 million (approximately US$2.0 million), respectively, and the total amount of service fees that the VIE paid to WFOE were RMB14.1 million, RMB16.2 million and RMB19.3 million (approximately US$2.8 million), respectively. In 2021 and 2022, WFOE also received payment of advances of RMB9.9 million and nil, respectively, from the VIE. In 2021 and 2022, the VIE provided loans of approximately RMB3.4 million and RMB9.9 million (approximately US$1.4 million), respectively, to WFOE for working capital requirements. We have, and will continue to distribute earnings or settle amounts owed under the VIE agreements. See “Prospectus Summary — Item 3. Key Information — Financial Information Related to the VIE” in this prospectus and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may affect our ability to capitalize or otherwise fund our PRC operations” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the U.S. Securities and Exchange Commission, or the SEC, determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, the SEC will prohibit our shares or the ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including our auditor. On October 6, 2022, we were conclusively identified by the SEC under the HFCAA due to the fact that our previous auditor was located in Mainland China and could not be inspected by the PCAOB. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. Our current auditor, Marcum Asia, is headquartered in New York, New York, a jurisdiction where the PCAOB is able to conduct inspection and investigation completely. Given the foregoing, we do not expect to be identified by the SEC again as a “commission-identified issuer” following the filing of our Annual Report for the year ended December 31, 2022. However, if our future audit reports are prepared by auditors headquartered in one of the jurisdictions that cannot be completely inspected by the PCAOB, we would be identified as a “commission-identified issuer” following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a “commission-identified issuer” for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. For details of risks related to the HFCAA, see “Risk Factors — Risks Relating to Doing Business in China — The ADSs may be delisted from a U.S. exchange and prohibited from being traded over-the-counter in the United States under the HFCAA if the PCAOB determines in the future that it is unable to fully inspect or investigate our auditors. The delisting and cease of trading of the ADSs, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors of the benefits of such inspections.”

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC, utilizing a “shelf” registration process. We may offer and sell the securities described in this prospectus from time to time in one or more offerings on a continuous or delayed basis.

We have not authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus (as supplemented or amended). We are offering to sell, and seeking offers to buy, securities only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered shares to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus (as supplemented or amended) is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus (as supplemented or amended) is delivered, or securities are sold, on a later date.

This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

●	“active workers” refers to the number of workers that established business outsourcing relationship with us, joined our insurance programs, and completed at least one transaction on our platform in a given period;

●	“ADRs” refers to the American depositary receipts which, if issued, evidence the ADSs;

●	“ADSs” refers to American depositary shares, each of which represents ten Class A ordinary shares;

●	“B&B(s)” refers to a small lodging establishment that offers overnight accommodation and breakfast;

●	“Class A ordinary shares” refers to our Class A ordinary shares of par value US$0.0001 per share;

●	“Class B ordinary shares” refers to our Class B ordinary shares of par value US$0.0001 per share;

●	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau; given the PRC government’s authority and oversight may extend to Hong Kong, the legal and operational risks associated with operating in China also apply to operations in Hong Kong;

●	“HFCAA” refers to Holding Foreign Companies Accountable Act, as amended;

●	“industry customer(s)” refers to business customer(s) to which we offer services, primarily including on-demand consumer service companies in the food and non-food delivery, ride-hailing, housekeeping and bike-sharing industries, as well as chain restaurants and other companies in the overall service industry, such as hotels and B&Bs;

●	“KPI(s)” refers to key performance indicator(s);

●	“ordinary shares” or “shares” refer to our ordinary shares comprising Class A ordinary shares, par value US$0.0001 per share and/or Class B ordinary shares, par value US$0.0001 per share;

ii

●	“registered workers” refers to the accumulative number of workers that have established business outsourcing relationship with us, joined our insurance programs, and completed at least one transaction on our platform since our inception;

●	“RMB” or “Renminbi” refers to the legal currency of China;

●	“US$,” “U.S. dollars,” “$” or “dollars” refers to the legal currency of the United States of America;

●	“VIE” refers to Beijing Quhuo Technology Co., Ltd.;

●	“affiliated entities” refers to, collectively, the VIE and its subsidiaries; and

●	“we,” “us,” “our,” or “our company” refers to Quhuo Limited, its subsidiaries, and, in the context of describing our consolidated financial information, includes the VIE and its subsidiaries.

Unless otherwise noted, all translations from Renminbi to U.S. dollars in this prospectus were made at the exchange rate of RMB6.8972 to US$1.00, the exchange rate in effect as of December 30, 2022 set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all.

For investors outside the United States: We have not done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

Investors are cautioned that the securities may be offered under this prospectus are securities of Quhuo Limited, our Cayman Islands holding company, which is not a Chinese operating company nor does it have any substantive business operations. Quhuo Limited conducts business in China through the consolidated VIE and the VIE’s subsidiaries.

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus (as supplemented or amended), including our consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference in this prospectus from our other filings with the SEC, before making an investment decision.

Company Overview

We are a leading gig economy platform focusing on community-centered services in China. We operate a platform of large, flexible and standardized workforce. As of September 30, 2023, we had approximately 670,000 registered workers on our platform. We provide tech-enabled, end-to-end operational solutions primarily to consumer service businesses, including on-demand delivery solutions, mobility service solutions, housekeeping and accommodation solutions, and other services. Leveraging our internal technology infrastructure, we are able to deploy workers across different regions and industries to serve our customers in a flexible, standardized and specialized manner, such as fulfilling delivery orders of prepared food, grocery and fresh food, carrying out maintenance works for shared bikes, fulfilling intra-city and long-distance transportation orders, and providing housekeeping and accommodation services for hotels and B&Bs.

To the on-demand consumer service companies that we serve, our platform helps them mobilize a large team of workers who can follow industry-specific, standardized and highly efficient service procedures through a combination of training, performance monitoring and refinement, and incentives. As such, our industry customers can focus more on their business strategy and operational and financial performance. As of June 30, 2023, our industry customers comprised many top market players in their respective industries, such as Meituan and Ele.me in the on-demand delivery industry and other chain restaurants such as KFC, Didi and Hello in the mobility-as-a-service sector (including bike-sharing and ride-hailing), and Hilton Hotels and Resorts, Kingkey Group and Marriott International in the hotel industry. We had reached 129 cities across 30 provinces, municipalities and autonomous regions in China as of September 30, 2023.

To the workers on our platform, we provide them with diversified, flexible earning opportunities. We empower workers with minimal work experience to begin their career and progress with us. During the quarters ended September 30, June 30 and March 31, 2023, we had approximately 64,300, 56,800 and 62,500 average monthly active workers on our platform, respectively. During the quarters ended December 31, September 30, June 30 and March 31, 2022, we had approximately 57,000, 65,200, 60,200 and 57,300 average monthly active workers on our platform, respectively. During the quarters ended December 31, September 30, June 30 and March 31, 2021, we had approximately 59,400, 64,400, 68,800 and 44,000 average monthly active workers on our platform, respectively. We believe that the size of our workforce allows us to better serve our industry customers when they enter new geographical markets or new on-demand consumer service industries. We also encourage workers on our platform to bring in their friends, relatives and acquaintances to continually and organically expand our workforce network and minimize worker turnovers, making our platform more stable.

Leveraging Quhuo+, our proprietary technology infrastructure, we are able to centralize our operational management and streamline our solution process. For workers in a management position, such as team leaders for our on-demand delivery solutions, Quhuo+ allows them to pinpoint workers on our platform to monitor their workload and performance, and dynamically manage staffing and maintain solution quality. With Quhuo+, team leaders are able to transcribe industry-specific KPIs obtained from industry customers into executable guidance for workers on our platform, and benchmark workforce performance across all workers and teams based on data-driven analytics to refine our solutions and optimize our operational efficiency. For rank-and-file workers, Quhuo+ allows them to review their workload, access on-the-job training and review their performance. Moreover, we have developed Quhuo+ into a scalable modular system with customizable parameters and settings to smoothly manage and transfer massive workers across different regions and industries we serve. As a result, we are able to cultivate a specialized yet flexible workforce and deploy the same workers across different industry settings based on their work schedules by, for example, allowing delivery riders on our platform to take part in our shared-bike maintenance solutions during their off-peak hours. As such, we are able to scale up our business and expand into greenfield regions or industries quickly and cost-effectively with minimal incremental costs on infrastructure.

We generate revenue primarily from service fees paid by our industry customers, and to a lesser extent, from rental fees under our car leasing agreements with drivers engaged in our ride-hailing solutions. We incur cost from paying service fees to workers engaged in our solutions as independent contractors. Our revenues were RMB2,580.8 million, RMB4,025.3 million and RMB3,820.4 million (US$553.9 million) in 2020, 2021 and 2022, respectively. We recorded net losses of RMB5.6 million, RMB191.2 million and RMB16.4 million (US$2.4 million) in 2020, 2021 and 2022, respectively. Excluding the effect of share-based compensation expenses, we recorded adjusted net income of RMB77.1 million and RMB3.3 million (US$0.5 million) in 2020 and 2022, respectively, and adjusted net loss of RMB122.3 million in 2021. See “Item 5. Operating and Financial Review and Prospects — A. Operating Results — Non-GAAP Financial Measures” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Recent Developments

In 2023, we announced our international business initiative, which is an expansion of our mobility service solutions with a focus on providing solutions for the residual value management of pre-owned cars in the ride-hailing sector. This initiative included refurbishing and selling pre-owned cars, including our own fleet and domestically sourced vehicles, to generate profits through exports.

In connection with this initiative, we established Quhuo International in Hong Kong, primarily dedicated to the sale of used vehicles. We also entered into a strategic collaboration with a Chinese automobile enterprise to help expand their overseas dealership channels. We plan to further expand our partnerships with more car manufacturers and overseas dealerships in the future.

Quhuo International principally carries the business of sale of used vehicles where Quhuo International principally purchases used vehicles in China, and on-sells and directly ships such used vehicles from China to overseas buyers.

Our Corporate Structure and Contractual Arrangements with the VIE and its Shareholders

Quhuo Limited, our ultimate Cayman Islands holding company, does not have any substantive operations. Beijing Quhuo Information Technology Co., Ltd is our wholly-owned PRC subsidiary and a foreign-invested enterprise under PRC laws. We conduct our business in China through the VIE and its subsidiaries in China, and may in the future commence or acquire businesses that are subject to the restrictions with respect to value-added telecommunications services. Neither the investors nor we ourselves have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIE. Instead, we receive the economic benefits of the VIE’s business operation through a series of contractual agreements with the VIE and these agreements have not been tested in court. Because of these contractual arrangements, we are the primary beneficiary of the VIE for accounting purposes and able to consolidate the financial results of the VIE and its subsidiaries with ours only if we meet the conditions for consolidation under U.S. GAAP. However, our contractual arrangements with the VIE are not equivalent of an investment in the VIE. The VIE structure involves unique risks to investors in the ADSs. Investors in the ADSs are purchasing equity securities of our ultimate Cayman Islands holding company rather than purchasing equity securities of the VIE, and investors in the ADSs may never hold equity interests in the VIE.

For more details of these contractual arrangements, see “Item 4. Information on the Company —  C. Organizational Structure — Our Contractual Arrangements” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus. For more details of risks related to our VIE structure, see “Risk Factors — Risks Related to Our Corporate Structure” in this prospectus, and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” and “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

In January 2023, we incorporated a subsidiary in Hong Kong, Quhuo International Trade (HK) Limited, or Quhuo International and hold a 51% ownership interest in Quhuo International. Quhuo International has commenced operations in Hong Kong since May 2023. In addition, in August 2023, we formed a wholly-owned subsidiary in Hong Kong, Quhuo (Hong Kong) Auto Limited, or Quhuo Auto, which has yet to commence operation as of the date of this prospectus. As a result of our operations in Hong Kong through Quhuo International, we are subject to the applicable laws and regulations of Hong Kong. Given that the PRC government’s authority and oversight may extend to Hong Kong, the legal and operational risks associated with operating in China also apply to operations in Hong Kong. For further details, see “Risk Factors — Risks Relating to Doing Business in Hong Kong” in this prospectus.

The following diagram illustrates our simplified corporate structure, including our principal subsidiaries, the VIE and its subsidiaries, as of the date of this prospectus:

Notes:

(1)	The remaining 49% of the ownership interests of Carnuxt Global Ltd is owned by Mr. Bo Liang, chief executive officer of Carnuxt Global Ltd.

(2)	The shareholders of Beijing Quhuo Technology Co., Ltd., the VIE, include Ms. Peilin Yu, sister of Mr. Leslie Yu, Mr. Shuyi Yang, Mr. Zhen Ba, Ningbo Maiken Investment Management LLP and Mr. Tongtong Li, holding 25.7264%, 24.9784%, 9.6547%, 38.8250% and 0.8154% of the equity interests of the VIE, respectively.

(3)	The remaining 30% of the equity interests of Nantong Runda Marketing Planning Co., Ltd. is owned by two independent individuals.

(4)	The remaining 49% of the equity interests of Jiangxi Youke Automobile Rental Service Co., Ltd. is owned by an independent individual.

(5)	The remaining 45% of the equity interest of Haikou Chengtu Network Technology Co., Ltd. is owned by three independent third parties.

(6)	In November 2020, we acquired a 54.22% equity interest in Lailai Information Technology (Shenzhen) Co., Ltd., an on-demand workforce platform that specializes in housekeeping solutions for hotels and B&Bs. In January 2022, we acquired the remaining 45.78% equity interest in Lailai.

Our Contractual Arrangements

We have entered into a series of contractual arrangements, through WFOE, with the VIE and its registered shareholders to direct the activities of the affiliated entities that most significantly impact their economic performance, through which we commence our business. These VIE agreements have not been tested in court. Through the VIE agreements, the shareholders of the VIE effectively assigned all of their voting rights underlying their respective equity interest in the VIE to us, which enabled us to direct the activities of the VIE that most significantly impact its economic performance, and we, through our WFOE, have the right to receive economic benefits from the VIE that could potentially be significant to the VIE and have the obligation to absorb losses of the VIE that could potentially be significant to the VIE. In April 2023, Lili Sun, an original shareholder of the VIE, transferred all of her VIE equity interest to Peilin Yu. Accordingly, Peilin Yu executed the requisite VIE agreements previously executed by Lili Sun.

Power of Attorney. Pursuant to the power of attorney, dated as of August 23, 2019 and amended on April 25, 2023, executed and issued by the VIE’s shareholders, each of them irrevocably appointed and authorized WFOE or its designee(s) to act on their respective behalf as exclusive agent and attorney-in-fact, to the extent permitted by PRC law, with respect to all rights of shareholders concerning all the equity interest held by each of these shareholders in the VIE, including but not limited to, the power to vote on its behalf on all matters of the VIE requiring shareholder approval under PRC laws and regulations and the articles of association of the VIE, rights to information relating to all business aspects of the VIE, proposing to convene or attend shareholder meetings, signing the resolutions and minutes of such meetings, exercising all the other rights as shareholders, such as nomination rights, appointment rights, the right to receive dividends and the right to sell, transfer, pledge or dispose of all the equity held in part or in whole.

Equity Interest Pledge Agreements. Under each of the equity interest pledge agreements, dated as of August 23, 2019 or April 25, 2023, as applicable, entered into by and among WFOE, the VIE and each of its shareholders, each of the VIE’s shareholders pledged all of their equity interests in the VIE to WFOE as security and guarantee on performance of the respective obligations of the VIE and each of its shareholders under the exclusive call option agreement, the exclusive business cooperation agreement and the power of attorney. If any of the VIE or its shareholders breach their contractual obligations under those agreements, WFOE, as the pledgee, will be entitled to certain rights, including enforcing the pledge immediately. WFOE may transfer all or any of its rights and obligations under any of the equity interest pledge agreements to its designee(s) any time after notifying the VIE and the signing shareholder. This pledge has become effective since the date the pledged equity interests were registered with the competent administration for industry and commerce and will remain in effect until the fulfillment of all the obligations under the exclusive call option agreement, the exclusive business cooperation agreement and the power of attorney.

Letters of Shareholder Undertaking, Letters of Spousal Undertakings and Letter of Confirmation. Pursuant to each of the letters of shareholder undertaking, dated as of August 23, 2019 or April 25, 2023, as applicable, executed and provided by each of the individual shareholders of the VIE, each of the letters of spousal undertakings, dated as of as of August 23, 2019 or April 25, 2023, as applicable, executed and provided by each of the spouse of the VIE’s individual shareholders and a letter of confirmation, dated as of August 23, 2019 and amended on April 25, 2023, executed and issued by Mr. Leslie Yu in favor of us, each of the individual shareholders and the spouse of such shareholders, among others, (1) confirmed the duly authorization and validity of and the arrangements under the exclusive call option agreement, the exclusive business cooperation agreement, the equity interest pledge agreements and the power of attorney, (2) unconditionally and irrevocably agreed that the in the event of their deaths, incapacity or other circumstances under which they no longer have the ability to perform their obligations under the agreements described herein, their respective equity interests in the VIE together with all interests attached thereto will be transferred, free of charge and without any condition, to WFOE or its designee(s) to the extent permitted by PRC laws; and (3) confirmed that the respective equity interests of the VIE’s shareholders in the VIE are exclusive and personal assets of such shareholders, instead of common assets jointly owned with their respective spouse, and agreed to be subject to the obligations and arrangements under the agreements described herein in the event any equity interest in the VIE will be held by the respective spouse of such shareholders.

Exclusive Business Cooperation Agreement. Pursuant to the exclusive business cooperation agreement dated as of August 23, 2019 entered into by and between WFOE and the VIE, WFOE has the exclusive right, during the term of the exclusive business cooperation agreement to provide or designate any third-party to provide, among others, comprehensive business support, technological support, and relevant consulting services, the scope of which is to be determined by WFOE from time to time. WFOE owns the exclusive intellectual property rights created as a result of the performance of this agreement. In exchange, the VIE and its subsidiaries pay service fees to WFOE at the time and in an amount to be determined by WFOE in its sole discretion. This agreement shall remain effective for ten years from the execution date and may be extended by WFOE at its sole discretion.

Exclusive Call Option Agreement. Under the exclusive call option agreement, dated as of August 23, 2019 and amended on April 25, 2023, entered into by and between WFOE, the VIE and its shareholders, each of the shareholders of the VIE irrevocably granted WFOE or its designated representatives an exclusive right to purchase, to the extent permitted by the PRC laws and regulations and at the sole discretion of WFOE all or any part of their equity interests in the VIE at a purchase price equal to the lowest price permissible under the PRC laws and regulations. The shareholders of the VIE shall also promptly give all considerations they received from the exercise of the options to WFOE or its designee(s). WFOE or its designated representatives have sole discretion as to when to exercise such options, either in part or in full. Without prior written consent of WFOE, the VIE’s shareholders shall not, among others, sell, transfer, mortgage, create any pledge or encumbrance on or otherwise dispose their equity interests in the VIE. This agreement shall remain effective until the date of termination of the Exclusive Business Cooperation Agreement and may be extended at WFOE’s sole discretion until the entire equity interests in the VIE transferred to WFOE or its designee(s).

In the opinion of Commerce & Finance Law Offices, our PRC legal counsel, the ownership structures of the VIE and WFOE currently do not result in any violation of applicable PRC laws and regulations currently in effect; and the contractual arrangements between WFOE, the VIE and its shareholders governed by PRC law currently are valid and legally binding on each party thereto and enforceable in accordance with the terms thereof, subject as to enforceability to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, the discretion of relevant governmental authorities in exercising their authority in connection with the interpretation and implementation thereof, and the application of relevant PRC laws and policies thereto, and to general equity principles.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Our PRC legal counsel has advised us that the PRC regulatory authorities may take a view that is contrary to or otherwise different from the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or the VIE is found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Risk Factors — Risks Related to Our Corporate Structure — The PRC government may find that the contractual arrangements that establish our corporate structure for operating our business do not comply with applicable PRC laws and regulations, which could cause significant disruption to our business operations or our inability to assert contractual control over the assets of the VIE or its subsidiaries and our securities registered hereunder may decline in value or become worthless,” and “Risk Factors — Risks Related to Our Corporate Structure — Uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Enterprise Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business, financial condition, results of operations and prospects” in this prospectus, and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Financial Information Related to the VIE

The following tables present the selected condensed consolidated balance sheet information relating to Quhuo Limited, or Quhuo Limited, WFOE, the VIE and its subsidiaries as of June 30, 2023 and 2022.

Condensed Balance Sheets Information

	As of June 30, 2023
	Quhuo	WFOE	VIE	Eliminations	Consolidated
Cash	24,675	3,730	86,635	—	115,040
Inter-group balance due from VIE, WFOE and subsidiaries	81,503	47,089	—	(128,592)	—
Other current assets	63,056	24,207	543,662	(10,420)	620,505
Total current assets	169,234	75,026	630,297	(139,012)	735,545
Investment in subsidiaries	336,941	—	—	(336,941)	—
Other non-current assets	—	166	350,039	(1)	350,204
Total non-current assets	336,941	166	350,039	(336,942)	350,204
Total assets	506,175	75,192	980,336	(475,954)	1,085,749
Inter-group balance due to Parent, VIE, WFOE and subsidiaries	—	81,513	47,089	(128,602)	—
Other liabilities	7,255	215	530,377	48,609	586,456
Total liabilities	7,255	81,728	577,466	(79,993)	586,456
Total shareholders’ equity/(deficit)	498,920	(6,537)	402,870	(395,960)	499,293
Total liabilities, mezzanine equity and shareholders’ equity/(deficit)	506,175	75,191	980,336	(475,953)	1,085,749

Condensed Balance Sheets Information

	As of June 30, 2022
	Quhuo	WFOE	VIE	Eliminations	Consolidated
Cash	6,250	526	38,214	—	44,990
Inter-group balance due from VIE, WFOE and subsidiaries	92,657	77,062	—	(169,719)	—
Other current assets	88,857	9,334	541,578	(182)	639,587
Total current assets	187,764	86,922	579,792	(169,901)	684,577
Investment in subsidiaries	281,879	—	—	(281,879)	—
Other non-current assets	—	276	363,298	—	363,574
Total non-current assets	281,879	276	363,298	(281,879)	363,574
Total assets	469,643	87,198	943,090	(451,780)	1,048,151
Inter-group balance due to Parent, VIE, WFOE and subsidiaries	—	92,692	77,062	(169,754)	—
Other liabilities	5,693	342	497,513	66,477	570,025
Total liabilities	5,693	93,034	574,575	(103,277)	570,025
Total shareholders’ equity/(deficit)	463,950	(5,835)	368,515	(348,504)	478,126
Total liabilities, mezzanine equity and shareholders’ equity/(deficit)	469,643	87,199	943,090	(451,781)	1,048,151

The following tables present the selected condensed consolidated statements of comprehensive loss and cash flows relating to Quhuo Limited, WFOE, the VIE and its subsidiaries for the six months ended June 30, 2023 and 2022.

Condensed Statements of Income Information

RMB In thousand

	For the Six Months Ended June 30, 2023
	Quhuo	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
Revenue	11,981	8,432	1,724,336	(8,432)	1,736,317
Cost of revenue	(11,868)	(16)	(1,657,631)	—	(1,669,515)
Operating and other income/(expenses)	(2,785)	(7,917)	(61,678)	(113)	(72,493)
Loss from VIE and its subsidiaries	(6,864)	—	—	6,864	—
Net(loss)/income	(9,536)	499	5,027	(1,681)	(5,691)

Condensed Statements of Income Information

RMB In thousand

	For Six Months Ended June 30, 2022
	Quhuo	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
Revenue	—	9,460	1,863,795	(9,460)	1,863,795
Cost of revenue	—	(7)	(1,769,860)	—	(1,769,867)
Operating and other income/(expenses)	(27,982)	(11,731)	(80,802)	—	(120,515)
Gain/(loss) from VIE and its subsidiaries	3,029	—	—	(3,029)	—
Net(loss)/income	(24,953)	(2,278)	13,133	(12,489)	(26,587)

The following tables present the selected condensed consolidated statements of cash flows relating to Quhuo Limited, WFOE, the VIE and its subsidiaries for the six months ended June 30, 2023 and 2022.

Condensed Cash Flows Information

	For the Six Months Ended June 30, 2023
	Quhuo	WFOE	VIE	Eliminations	Consolidated
Net cash provided/(used in) by operating activities	16,825	(8,355)	(30,836)	—	(22,366)
Net cash provided/(used in) by investing activities	139	(22)	(6,036)	11,400	5,481
Net cash provided/(used in) by financing activities	—	11,400	30,280	(11,400)	30,280
Effect of exchange rate changes on cash	554	—	218	—	772
Net increase/(decrease) in cash and cash equivalents	17,518	3,023	(6,374)	—	14,167

Condensed Cash Flows Information

	For Six Months Ended June 30, 2022
	Quhuo	WFOE	VIE	Eliminations	Consolidated
Net cash (used in)/provided by operating activities	(2,735)	(13,059)	12,892	—	(2,902)
Net cash provided by investing activities	—	2,443	45,165	10,626	58,234
Net cash provided/(used in) by financing activities	—	10,625	(41,443)	(10,626)	(41,444)
Effect of exchange rate changes on cash	372	—	(182)	—	190
Net (decrease)/increase in cash and cash equivalents	(2,363)	9	16,432	—	14,078

The following tables present the selected condensed consolidated balance sheet information relating to Quhuo Limited, WFOE, the VIE and its subsidiaries as of December 31, 2022 and 2021.

	As of December 31, 2022
	Parent	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Cash	7,157	708	87,579	—	95,444
Inter-group balance due from	88,264	58,489	18	(146,771)	—
Other current assets	61,855	22,646	560,516	(21,240)	623,777
Total current assets	157,276	81,843	648,113	(168,011)	719,221
Investment in subsidiaries, the VIE and its subsidiaries	345,026	—	—	(345,026)	—
Other non-current assets	—	227	336,169	—	336,396
Total non-current assets	345,026	227	336,169	(345,026)	336,396
Total assets	502,302	82,070	984,282	(513,037)	1,055,617
Inter-group balance due to	—	88,282	58,489	(146,771)	—
Other liabilities	1,140	823	500,912	55,165	558,040
Total liabilities	1,140	89,105	559,401	(91,606)	558,040
Total shareholders’ equity	501,162	(7,035)	424,881	(421,431)	497,577
Total liabilities and shareholders’ equity	502,302	82,070	984,282	(513,037)	1,055,617

	As of December 31, 2021
	Parent	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Cash	8,612	518	19,463	—	28,593
Inter-group balance due from	82,687	87,688	7,823	(178,198)	—
Other current assets	109,282	2,104	625,242	2,215	738,843
Total current assets	200,581	90,310	652,528	(175,983)	767,436
Investment in subsidiaries, the VIE and its subsidiaries	270,360	—	—	(270,360)	—
Other non-current assets	—	305	377,634	—	377,939
Total non-current assets	270,360	305	377,634	(270,360)	377,939
Total assets	470,941	90,615	1,030,162	(446,343)	1,145,375
Inter-group balance due to	—	93,009	87,688	(180,697)	—
Other liabilities	—	3,489	660,276	(1,825)	661,940
Total liabilities	—	96,498	747,964	(182,522)	661,940
Total shareholders’ equity	470,941	(5,883)	282,198	(263,821)	483,435
Total liabilities and shareholders’ equity	470,941	90,615	1,030,162	(446,343)	1,145,375

The following table presents the selected condensed consolidated statements of comprehensive loss and cash flows relating to Quhuo Limited, WFOE, the VIE and its subsidiaries for the years ended December 31, 2022, 2021 and 2020.

Selected condensed consolidated statements of comprehensive loss data

	Year Ended December 31, 2022
	Parent	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Revenues	—	13,864	3,820,378	(13,864)	3,820,378
Cost of revenues	—	(63)	(3,567,627)	—	(3,567,690)
Operating and other expenses	(58,391)	(17,279)	(190,812)	(2,620)	(269,102)
(Loss)/gain from VIE and its subsidiaries	45,261	—	—	(45,261)	—
Net (loss)/income	(13,130)	(3,478)	61,939	(61,745)	(16,414)

	Year Ended December 31, 2021
	Parent	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Revenues	—	13,766	4,025,279	(13,766)	4,025,279
Cost of revenues	—	(97)	(3,849,585)	—	(3,849,682)
Operating and other expenses	(54,353)	(16,241)	(296,233)	—	(366,827)
(Loss)/gain from VIE and its subsidiaries	(103,554)	—	—	103,554	—
Net (loss)/income	(157,907)	(2,572)	(120,539)	89,788	(191,230)

	Year Ended December 31, 2020
	Parent	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Revenues	—	16,579	2,580,810	(16,579)	2,580,810
Cost of revenues	(2,175)	—	(2,386,124)	—	(2,388,299)
Operating and other expenses	(51,907)	(15,705)	(128,643)	(1,860)	(198,115)
(Loss)/gain from VIE and its subsidiaries	57,512	—	—	(57,512)	—
Net income/(loss)	3,430	874	66,043	(75,951)	(5,604)

The following table presents the selected condensed consolidated statements of cash flows relating to Quhuo Limited, WFOE, the VIE and its subsidiaries for the years ended December 31, 2022, 2021 and 2020.

Selected condensed consolidated cash flow information

	Year Ended December 31, 2022
	Parent	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Net cash (used in)/provided by operating activities	(7,664)	(31,672)	114,059	—	74,723
Net cash provided by investing activities	5,582	2,663	39,767	29,199	77,211
Net cash provided/(used in) by financing activities	—	29,199	(82,140)	(29,199)	(82,140)
Effect of exchange rate changes	627	—	(306)	—	321
Net (decrease)/increase in cash and restricted cash	(1,455)	190	71,380	—	70,115

	Year Ended December 31, 2021
	Parent	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Net cash used in by operating activities	(1,015)	(2,179)	(27,699)	—	(30,893)
Net cash (used in)/provided by investing activities	—	(1,190)	(112,604)	3,381	(110,413)
Net cash provided/(used in) by financing activities	1	3,380	68,673	(3,381)	68,673
Effect of exchange rate changes	(214)	—	—	—	(214)
Net (decrease)/increase in cash and restricted cash	(1,228)	11	(71,630)	—	(72,847)

	Year Ended December 31, 2020
	Parent	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Net cash (used in)/provided by operating activities	(4,233)	2,009	30,389	(17,055)	11,110
Net cash (used in)/provided by investing activities	(129,854)	(89,197)	(56,535)	88,503	(187,083)
Net cash provided/(used in) by financing activities	143,972	87,688	(7,119)	(71,448)	153,093
Effect of exchange rate changes	(146)	6	(4)	—	(144)
Net increase/(decrease) in cash and restricted cash	9,739	506	(33,269)	—	(23,024)

Change in Registrant’s Certifying Accountant

On October 31, 2022, we dismissed Ernst & Young Hua Ming LLP, or EY, as our independent registered public accounting firm and engaged Marcum Asia CPAs LLP, or Marcum Asia, as our independent registered public accounting firm on the same date, to audit our consolidated financial statements as of and for the fiscal year ended December 31, 2022. The appointment of Marcum Asia was approved by our audit committee and board of directors on October 31, 2022, effective immediately. The report of EY on our consolidated financial statements as of and for the fiscal years ended December 31, 2020 and 2021 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Please refer to the relevant disclosure reported under the heading “Change in Registrant’s Certifying Accountant” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus, and to the accompanying Exhibit 15.4 of such Annual Report on Form 20-F.

The Holding Foreign Companies Accountable Act

Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by PCAOB for two consecutive years, the SEC will prohibit our shares or the ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, the Consolidated Appropriations Act was signed into law, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including our auditor. On October 6, 2022, we were conclusively identified by the SEC under the HFCAA due to the fact that our previous auditor was located in mainland China and could not be inspected by the PCAOB. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions.

We dismissed EY and appointed Marcum Asia, as our independent registered public accounting firm, effective from October 31, 2022. EY is a registered public accounting firm which issued an audit report for our consolidated financial statements as of and for the three-years ended December 31, 2021. The PCAOB previously determined it was unable to fully investigate or inspect EY due to the positions taken by PRC authorities until December 2022, when the PCAOB vacated its previous determination. Our current auditor, Marcum Asia, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia is headquartered in New York, New York, a jurisdiction where the PCAOB is able to conduct inspection and investigation completely. Given the foregoing, we do not expect to be identified as a “commission-identified issuer” following the filing of our Annual Report for the year ended December 31, 2022.

However, if our future audit reports are prepared by auditors headquartered in one of the jurisdictions that cannot be completely inspected by the PCAOB, we would be identified as a “commission-identified issuer” following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a “commission-identified issuer” for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. Furthermore, the PCAOB’s inability to conduct inspections in China in the past prevented it from fully evaluating the audits and quality control procedures of our prior independent registered public accounting firm. As a result, we and our investors were deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors with presence in China in the past made it more difficult to evaluate the effectiveness of our prior independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that were subject to the PCAOB inspections, which could cause investors and potential investors in our securities to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. For details of risks related to the HFCAA, see “Risk Factors — Risks Relating to Doing Business in China — The ADSs may be delisted from a U.S. exchange and prohibited from being traded over-the-counter in the United States under the HFCAA if the PCAOB determines in the future that it is unable to fully inspect or investigate our auditors. The delisting and cease of trading of the ADSs, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors of the benefits of such inspections.”

Permissions Required from the PRC Authorities for Our Operations and Securities Offerings

Quhuo Limited is a company incorporated in the Cayman Islands, and WFOE, our PRC subsidiary, is a foreign-invested enterprise under PRC laws. We do not have any substantive business operations on our own, and we conduct our business in China through the VIE and its subsidiaries, and may in the future commence or acquire businesses that are subject to the restrictions with respect to value-added telecommunications services as set out in the Negative List (2021 Version) promulgated by the MOFCOM and the NDRC.

We and the VIE face various legal and operational risks and uncertainties related to being based in and having significant operations in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us and the affiliated entities, to conduct its business, accept foreign investments or list on U.S. or other foreign exchanges. For example, we and the affiliated entities face risks associated with regulatory approvals of offshore offerings, oversight on cybersecurity and data privacy, as well as the historical lack of inspection on our auditors by the PCAOB. Such risks could result in a material change in our operations and/or the value of the ADSs or could significantly limit or completely hinder our ability to offer ADSs and/or other securities to investors and cause the value of such securities to significantly decline or be worthless. The PRC government also has significant discretion over the conduct of the business of us and the affiliated entities and may intervene with or influence our operations or the development of the value-added telecommunications service industry as it deems appropriate to further regulatory, political and societal goals. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. For further details, see “Risk Factors — Risks Related to Our Corporate Structure” and “Risk Factors — Risks Related to Doing Business in China” in this prospectus, and “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure” and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Our operations in China are governed by PRC laws and regulations, our subsidiary in China and the affiliated entities are required to obtain licenses, permits, filings, or approvals for the functions and services of our respective platforms. As of the date of this prospectus, we believe our subsidiary in China and the affiliated entities have obtained all the licenses, permits, filings, or approvals for our current operations in China. Because the Company’s business is constantly evolving, and due to the uncertainties of interpretation and implementation of relevant laws and regulations, the enforcement practice by government authorities in the PRC, and the complexity of relevant laws and regulations in China that may change or introduce new requirements in the future, we cannot assure you that our subsidiary in China and the affiliated entities have obtained all the permits or licenses required for conducting our and the affiliated entities’ business in China, or that we and the affiliated entities will be able to renew existing licenses and permits in the future. For more detailed information, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

On December 28, 2021, the NDRC and several other agencies jointly adopted and published the new Measures for Cybersecurity Review (the “New Cybersecurity Measures”), effective from February 15, 2022. The New Cybersecurity Measures reiterate that, if an operator of critical information infrastructure who purchases network products or services that affects or may affect national security, or if a network platform operator who possesses the personal information of more than 1 million users intends to list in a foreign country, they shall file with the Office of Cybersecurity Review for cybersecurity review. The New Cybersecurity Measures further elaborate the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad.

As of the date of this prospectus, we do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future. We have not been identified by the Office of Cybersecurity Review as an operator of “critical information infrastructure”; however, if we were identified as such in the future, we would be required to fulfill various obligations as required under PRC cybersecurity laws and other applicable laws for such operators of “critical information infrastructure,” including, among others, setting up a special security management organization, organizing regular cybersecurity education and training, formulating emergency plans for cybersecurity incidents and conducting regular emergency drills, and we may need to follow cybersecurity review procedures and apply with the Cybersecurity Review Office before making certain purchases of network products and services. As of the date of this prospectus, we, our PRC subsidiary, and the affiliated entities have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction. For more detailed information, see “Risk Factors — Risks Related to Doing Business in China — Substantial uncertainties exist with respect to the interpretation and implementation of cybersecurity related regulations and cybersecurity review as well as any impact these may have on our business operations.” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

In the opinion of Commerce & Finance Law Offices, our PRC legal counsel, as of the date of this prospectus, we, our PRC subsidiary and the affiliated entities are not required to obtain any approval or permission from the CSRC for us to file this registration statement on Form F-3 under any currently effective PRC laws, regulations, and regulatory rules. However, according to the Overseas Listing Trial Measures and supporting guidelines, PRC domestic companies that seek to offer and list securities in overseas markets, either directly or indirectly, are required to fulfill the filing procedure with the CSRC and report relevant information. Companies that had already been listed overseas as of March 31, 2023, are required to file with the CSRC within three business days after the completion of subsequent securities offerings in the same overseas market where its securities were previously offered and listed. Any future offering pursuant to the Prospectus will be subject to the Overseas Listing Trial Measures, and we should, through our major operating entity incorporated in the PRC, file for record with the CSRC within three business days after the completion of the subsequent initial offering and make a summary report to the CSRC after the completion of offerings pursuant to the Prospectus.

In the event, we had inadvertently concluded that such approvals, permits, registrations or filings were not required, or if applicable laws, regulations or interpretations change in a way that requires us to obtain approval, permits, registrations or filings in the future for our operations and overseas listing and securities offerings, we and the VIE may be unable to obtain such necessary approvals, permits, registrations or filings in a timely manner. Any such circumstance may subject us to fines and other regulatory, civil or criminal liabilities, and we may be ordered by the PRC government authorities to suspend relevant operations, which will materially and adversely affect our business operation. Furthermore, we may be subject to regular inspections, examinations, inquiries or audits by regulatory authorities, and an adverse outcome of such inspections, examinations, inquiries or audits may result in the loss or non-renewal of the relevant licenses and approvals. Moreover, the criteria used in reviewing applications for, or renewals of licenses and approvals may change from time to time, and there can be no assurance that we will be able to meet new criteria that may be imposed to obtain or renew the necessary licenses and approvals. Many of such licenses and approvals are material to the operation of our business, and if we fail to maintain or renew material licenses and approvals, our ability to conduct our business could be materially impaired.

For more detailed information, see “Risk Factors — Risks Related to Doing Business in China — The approval of and the filing with the CSRC or other PRC government authorities may be required in connection with our future offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.”

Permissions Required from the Hong Kong Authorities for Our Operations

Each of Quhuo Technology, Quhuo International and Quhuo Auto (collectively, the “Hong Kong Subsidiaries”) is a company incorporated in Hong Kong. As of the date of this prospectus, Quhuo Technology has no substantive business operation other than investment holding, Quhuo International commenced its business in May 2023, and Quhuo Auto has no substantive business operation.

Our operations in Hong Kong are governed by Hong Kong laws and regulations. Pursuant to the Business Registration Ordinance (Chapter 310 of the laws of Hong Kong), other than those specifically exempted, every person carrying on any business in Hong Kong shall make application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch as the case may be.

As the used vehicles traded by Quhuo International are shipped directly from China to the overseas buyers, no specific import or export permission is required in Hong Kong.

In addition, in general, persons, including corporations, partnerships, trustees and bodies of persons carrying on any trade, professional or business in Hong Kong are liable for tax on all profits (excluding profits arising from the sale of capital assets) arising in or derived from Hong Kong from such trade, profession or business. Hong Kong profits tax is calculated in accordance with the two-tiered profits tax rates regime. Under the two-tiered profits tax rates regime, qualifying corporations are subject to a tax rate of 8.25% on their first HK$2,000,000 of profits, and profits exceeding HK$2,000,000 will be taxed at a rate of 16.5%. Corporations not qualifying for the two-tiered profits tax rates regime will be uniformly taxed at a flat rate of 16.5% on their profits.

In the opinion of Watson Farley & Williams LLP, our Hong Kong counsel, based on the confirmations of our Directors and our Company, save for the business registration in accordance with the Business Registration Ordinance (Chapter 310 of the laws of Hong Kong), with which each of Quhuo Technology, Quhuo International and Quhuo Auto has duly complied, each of the Hong Kong Subsidiaries is not required to obtain any other license and permit from the Hong Kong authorities for its respective business or business operation in Hong Kong as of the date of this prospectus.

Cash and Asset Flows through Our Organization

Quhuo Limited transfers cash to Quhuo Investment Limited, its wholly-owned subsidiary in British Virgin Islands, by making capital contributions or providing loans, and Quhuo Investment Limited transfers cash to Quhuo Technology, a wholly-owned subsidiary of Quhuo Investment Limited incorporated in Hong Kong, by making capital contributions or providing loans. Quhuo Technology transfers cash to WFOE, by making capital contributions or providing loans to these entities. Quhuo Limited and the WFOE are not able to make direct capital contribution to the VIE. However, they may transfer cash to the VIE by loans or by making payments to the VIE for inter-group transactions. The VIE has maintained cash flow management policies which dictate the purpose, amount and procedures for cash transfers. Each cash transfer involving the VIE or its subsidiaries is subject to internal clearance from at least two managerial-level personnel. The required procedures include the initial submission of a cash transfer application through a cashier of the account management department, subsequent review and approval by a financial manager of account management department, as well as a financial officer or Chief Financial Officer, and finally, the execution of the transfer. No single employee is allowed to complete each and every stage of the cash process, but rather only specific part(s) of the whole process. Only the account management department is authorized to make cash transfers. Also, the purpose of the transfer must be specified and recorded at the time it is executed.

The Cayman Islands law currently does not impose tax on Cayman Islands exempted companies for making capital contributions or providing loans to its subsidiaries. Certain Cayman Islands stamp duties may be applicable, from time to time, on certain instruments executed in the Cayman Islands, or brought into it after execution. Cayman Islands law prescribes that a Cayman Islands company may only pay dividends out of either its profits or share premium account, provided that under no circumstances can a dividend be paid if doing so would result in such company’s incapability of repaying its debts as they become due in the ordinary course of business. Other than that, there is no restrictions on Quhuo Limited’s ability to transfer cash to investors.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The PRC Enterprise Income Tax Law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. If the PRC tax authorities determine the contractual arrangements among the WFOE, the VIE and its shareholders were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, they may adjust the income of the VIE in the form of a transfer pricing adjustment. Given a transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by the VIE for PRC tax purposes, which could increase our tax expenses, the Company may face adverse tax consequences as a result. In addition, the PRC tax authorities may impose late payment fees and penalties on the VIE for the adjusted but unpaid taxes according to the applicable regulations. They may also impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. For details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Our contractual arrangements may be subject to scrutiny by the PRC tax authorities and they may determine that we or the affiliated entities owe additional taxes, which could materially and adversely affect our business, financial condition and results of operations” on page 53 in our most recent Annual Report on Form 20-F.

In 2020, 2021 and 2022, Quhuo Limited, through its subsidiaries, transferred cash of RMB87.7 million, nil and nil to WFOE, respectively. In 2020, 2021 and 2022, WFOE transferred cash of RMB87.7 million, nil and nil to the VIE, in the form of loans, respectively.

The VIE may transfer cash to WFOE as service fees according to the exclusive business cooperation agreement. In 2020, 2021 and 2022, WFOE charged financial service fees under the exclusive business cooperation agreement of RMB16.6 million, RMB13.8 million and RMB13.9 million (US$2.0 million), respectively, and the total amount of service fees that the VIE paid to WFOE were RMB14.1 million, RMB16.2 million and RMB19.3 million (US$2.8 million), respectively. In 2021 and 2022, WFOE also received payment of advances of RMB9.9 million and nil, respectively, from the VIE. In 2021 and 2022, the VIE provided loans of RMB3.4 million and RMB9.9 million (US$1.4 million), respectively, to WFOE for working capital requirements. During the six months ended June 30, 2023, WFOE received approximately RMB 11.4 million from the VIE as financial service fees. See “— Financial Information Related to the VIE” in this prospectus and “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Dividend Policy” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

In 2020, 2021 and 2022, no dividends or distributions were made to Quhuo Limited by our subsidiaries.

Our PRC subsidiary and the VIE are subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets to us. Under PRC laws and regulations, the Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions. Remittance of dividends by a wholly foreign-owned enterprise out of China is also subject to examination by the banks designated by the State Administration of Foreign Exchange, or SAFE. Therefore, currently our PRC subsidiary may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us without the approval of SAFE by complying with certain procedural requirements. Remittance of dividends by a wholly foreign-owned enterprise out of China is subject to examination by the banks designated by the State Administration of Foreign Exchange, or SAFE. And foreign exchange transactions under the “capital account”, includes foreign direct investment and foreign currency debt, including loans we may secure for our onshore subsidiaries, remain subject to limitations and require approvals from, or registration with, SAFE and other relevant Chinese governmental authorities. In addition, our PRC subsidiary is required to set aside at least 10% of its accumulated after-tax profits, if any, each year to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Where the statutory reserve fund is insufficient to cover any loss the PRC subsidiary incurred in the previous financial year, its current financial year’s accumulated after-tax profits shall first be used to cover the loss before any statutory reserve fund is drawn therefrom. Under PRC laws and regulations, our PRC subsidiary is permitted to pay dividends only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Such statutory reserve funds, the accumulated after-tax profits that are used for covering the loss, and the paid-up capital cannot be distributed to us as dividends. As a result, our PRC subsidiary may be restricted in its ability to transfer assets to us in the form of dividends, loans or advances, which restricted portion amounted to RMB382.7 million, RMB395.5 million and RMB191.0 million (US$27.7 million) as of December 31, 2020, 2021 and 2022, respectively. We have and will continue to distribute earnings or settle amounts owed under the VIE agreements. Furthermore, cash transfers from our PRC subsidiary to entities outside of China are subject to PRC government control of currency conversion. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC subsidiary and the VIE to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. For risks relating to the fund flows of our operations in China, see “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares” in this prospectus.

Quhuo Limited has not declared or paid any cash dividends, nor does it have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Dividend Policy” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus. For the Cayman Islands, PRC and U.S. federal income tax considerations applicable to an investment in the ADSs or Class A ordinary shares, see “Item 10. Additional Information — E. Taxation” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

If we intend to distribute dividends through Quhuo Limited, our WFOE will transfer the dividends to Quhuo Technology in accordance with the laws and regulations of the PRC, and then Quhuo Technology will transfer the dividends to Quhuo Investment Limited, which then will transfer the dividends to Quhuo Limited, and the dividends will be distributed from Quhuo Limited to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. To the extent cash or assets in the business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong due to the interventions in or imposition of restrictions and limitations by the government on our ability to transfer cash and assets. We may also encounter difficulties in our ability to transfer cash between subsidiary in China and other subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange.

Restrictions and Limitations on Transfer of Capital

We face various restrictions and limitations on foreign exchange, our ability to transfer cash between entities, across borders and to U.S. investors, and our ability to distribute earnings from our businesses, including our subsidiaries and/or the consolidated VIE, to Quhuo Limited and U.S. investors as well as the ability to settle amounts owed under the VIE agreements.

Our offshore holding company is permitted under PRC laws and regulations to provide funding to our PRC subsidiary only through loans or capital contributions, which require filing with or the approval of government authorities and are subject to limits on the amount of capital contributions and loans. This may delay or prevent us from using the proceeds from the future offerings pursuant to the prospectus supplement to this prospectus to make loans or capital contribution to our PRC subsidiary. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may affect our ability to capitalize or otherwise fund our PRC operations” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Under our current corporate structure, Quhuo Limited’s ability to pay dividends primarily depends upon dividends paid by its Hong Kong subsidiary, Quhuo Technology, which in turn mainly depends on dividends paid by its PRC subsidiary, which further depends on payments from the VIE under the VIE agreements.

●	Although we consolidate the results of the VIE and its subsidiaries, we only have access to the assets or earnings of the VIE and its subsidiaries through the VIE agreements. If the PRC authorities determine that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if current regulations change or are interpreted differently in the future, our ability to settle amounts owed by the VIE under the VIE agreements may be seriously hindered.

●	Our wholly owned subsidiary in China is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC laws, each of our subsidiary, the VIE and the VIE’s subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, after making an allocation to the statutory reserve funds from their after-tax profits, our wholly owned subsidiary in China, the VIE and the VIE’s subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

●	In addition, if our wholly owned subsidiary incurs debts on its own behalf in the future, the instruments governing its debts may restrict its ability to pay dividends to us.

●	Remittance of dividends by our wholly owned subsidiary out of China is subject to examination by the banks designated by SAFE. Approvals by or registration with appropriate government authorities are required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, our PRC subsidiary may not be able to pay dividends in foreign currencies to us and our access to cash generated from its operations will be restricted. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

●	The PRC Enterprise Income Tax Law and its implementing rules provide that dividends paid by a PRC entity to a nonresident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Our Hong Kong subsidiary, Quhuo Technology, may be considered a non-resident enterprise for tax purposes, so any dividends our PRC subsidiary pays to our Hong Kong subsidiary, Quhuo Technology, may be regarded as China- sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10%. If we are required under the PRC Enterprise Income Tax Law to pay income tax for any dividends we receive from our subsidiary in China, or if our Hong Kong subsidiary, Quhuo Technology, is determined by PRC government authority as receiving benefits from a reduced income tax rate due to a structure or arrangement that is primarily tax-driven, it would materially and adversely affect the amount of dividends, if any, we may pay to our shareholders. However, pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (1) it must be a company; (2) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (3) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. According to Announcement of the State Administration of Taxation on Issues relating to “Beneficial Owners” in Tax Treaties, promulgated on February 3, 2018, and current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to be eligible for the 5% lower PRC withholding tax rate. As such a tax resident certificate is issued by the Hong Kong tax authority on a case-by-case basis, there is no assurance that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to Quhuo Technology.

●	If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders, including the holders of the ADSs, may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or Class A ordinary shares if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders, including the holders of the ADSs, and any gain realized on the transfer of ADSs or Class A ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% which in the case of dividends may be withheld at source. Any such tax may reduce the returns on your investment in the ADSs or Class A ordinary shares.

Summary of Risk Factors

Set forth below is a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section “Risk Factors” in this prospectus and “Item 3. Key Information — D. Risk Factors” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Risks Relating to Our Business and Industry

●	Our limited operating history and evolving business portfolio make it difficult to evaluate our business and prospects. For details, see the risk factor with the same heading on page 17 in our most recent Annual Report on Form 20-F.

●	If we fail to remain our competitive position in the on-demand delivery market or further diversify our solution offerings, our business, financial condition, results of operations and prospects could be materially and adversely affected. For details, see the risk factor with the same heading on page 18 in our most recent Annual Report on Form 20-F.

●	Our high customer concentration exposes us to all of the risks faced by our major customers and may subject us to significant fluctuations or declines in revenues. For details, see the risk factor with the same heading on page 18 in our most recent Annual Report on Form 20-F.

●	If we fail to maintain relationships with existing industry customers or attract new customers, our business, financial condition, results of operations and prospects may be materially and adversely affected. For details, see the risk factor with the same heading on page 18 in our most recent Annual Report on Form 20-F.

●	If we fail to attract, retain and manage workers on our platform, our business, financial condition, results of operations and prospects could be materially and adversely affected. For details, see the risk factor with the same heading on page 19 in our most recent Annual Report on Form 20-F.

●	There could be adverse legal, tax, and other consequences if workers on our platform were to be classified as our employees or dispatched employees instead of independent contractors. For details, see the risk factor with the same heading on page 20 in our most recent Annual Report on Form 20-F.

●	We may be held liable for breach of contract under our agreements with industry customers. For details, see the risk factor with the same heading on page 20 in our most recent Annual Report on Form 20-F.

●	We may not compete effectively. If we lose our market shares to competitors in existing markets, or if our expansion into new markets is not successful, our business and prospects may be materially and adversely affected. For details, see the risk factor with the same heading on page 21 in our most recent Annual Report on Form 20-F.

●	We have incurred net losses and net cash used in operating activities in the past, and we may not achieve or sustain profitability. For details, see the risk factor with the same heading on page 21 in our most recent Annual Report on Form 20-F.

●	As we incur significant costs in connection with certain business lines, our business, financial condition and results of operations may be materially and adversely affected if demand for our solutions under these business lines does not increase as quickly as we anticipate. For details, see the risk factor with the same heading on page 22 in our most recent Annual Report on Form 20-F.

●	Unlawful, improper or otherwise inappropriate activities by workers on our platform while delivering our solutions could expose us to liability and harm our business, brand, reputation, financial condition, results of operations and prospects. For details, see the risk factor with the same heading on page 25 in our most recent Annual Report on Form 20-F.

Risks Relating to Our Corporate Structure

●	The PRC government may find that the contractual arrangements that establish our corporate structure for operating our business do not comply with applicable PRC laws and regulations, which could cause significant disruption to our business operations or our inability to assert contractual control over the assets of the VIE or its subsidiaries and our securities registered hereunder may decline in value or become worthless. For details, see the risk factor with the same heading on page 23 of this prospectus.

●	Any failure by the VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business. For details, see the risk factor with the same heading on page 24 of this prospectus.

●	The shareholders of the VIE may have actual or potential conflicts of interest with us, which may materially and adversely affect our business, financial condition and results of operations. For details, see the risk factor with the same heading on page 25 of this prospectus.

●	Our contractual arrangements may be subject to scrutiny by the PRC tax authorities and they may determine that we or the affiliated entities owe additional taxes, which could materially and adversely affect our business, financial condition and results of operations. For details, see the risk factor with the same heading on page 53 in our most recent Annual Report on Form 20-F.

●	Uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Enterprise Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business, financial condition, results of operations and prospects.

●	We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares.

●	If the PRC government finds that the contractual arrangements between the WFOE, the VIE and the VIE’s shareholders do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. For details, see the risk factor with the same heading on page 23 of this prospectus.

Risks Relating to Doing Business in China

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations. For details, see the risk factor with the same heading on page 34 in our most recent Annual Report on Form 20-F.

●	Uncertainties with respect to the PRC legal system could adversely affect us. For details, see the risk factor with the same heading on page 34 in our most recent Annual Report on Form 20-F.

●	Any actions by the Chinese government, including any decision to intervene or influence the operations of our PRC subsidiary or the affiliated entities or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our PRC subsidiary or the affiliated entities, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless. For details, see the risk factor with the same heading on page 26 of this prospectus.

●	The approval of and the filing with the CSRC or other PRC government authorities may be required in connection with our future offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing. For details, see the risk factor with the same heading on page 27 of this prospectus.

●	Substantial uncertainties exist with respect to the interpretation and implementation of cybersecurity related regulations and cybersecurity review as well as any impact these may have on our business operations. For details, see the risk factor with the same heading on page 38 in our most recent Annual Report on Form 20-F.

●	The ADSs may be delisted from a U.S. exchange and prohibited from being traded over-the-counter in the United States under the HFCAA if the PCAOB determines in the future that it is unable to fully inspect or investigate our auditors. The delisting and cease of trading of the ADSs, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors of the benefits of such inspections. For details, see the risk factor with the same heading on page 29 of this prospectus.

●	It may be difficult for overseas regulators to conduct investigation or collect evidence within China. For details, see the risk factor with the same heading on page 42 in our most recent Annual Report on Form 20-F.

●	Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment. For details, see the risk factor with the same heading on page 31 of this prospectus.

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may affect our ability to capitalize or otherwise fund our PRC operations. For details, see the risk factor with the same heading on page 44 in our most recent Annual Report on Form 20-F.

●	We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares. For details, see the risk factor with the same heading on page 32 of this prospectus.

Risks Relating to Doing Business in Hong Kong

●	Potential political, economic and social instability in Hong Kong could have a significant impact upon the business we conduct in Hong Kong and the profitability of such business. For details, see the risk factor with the same heading on page 32 of this prospectus.

●	Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we conduct in Hong Kong and accordingly on the results of our operations in Hong Kong and financial condition. For details, see the risk factor with the same heading on page 33 of this prospectus.

●	Sanctions and other measures could possibly be triggered in the future with regards to the development of national security laws and regulations in Hong Kong, where such sanctions and measures can cause economic harm to our business in Hong Kong. For details, see the risk factor with the same heading on page 33 of this prospectus.

●	Our Hong Kong subsidiaries may be subject to restrictions on paying dividends or making other payments to us, which may restrict its ability to satisfy liquidity requirements, conduct business and pay dividends to holders of our ADSs. Dividends payable to our foreign investors and gains on the sale of our shares of ordinary shares by our foreign investors may become subject to taxation by the PRC. For details, see the risk factor with the same heading on page 33 of this prospectus.

●	If certain existing or future laws of the PRC become applicable to our Hong Kong subsidiaries, it may adversely affect our Hong Kong business, financial condition and results of operations in Hong Kong, and/or the value of our ADSs. For details, see the risk factor with the same heading on page 34 of this prospectus.

●	The PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of PRC must conduct their business activities. If our Hong Kong subsidiaries were to become subject to such direct influence or discretion, it may result in a material change in our operations in Hong Kong and/or the value of our ordinary shares, which would materially affect the interest of the investors. For details, see the risk factor with the same heading on page 34 of this prospectus.

Risks Relating to Our Corporate Governance

●	As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards. For details, see the risk factor with the same heading on page 54 in our most recent Annual Report on Form 20-F.

●	We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies. For details, see the risk factor with the same heading on page 54 in our most recent Annual Report on Form 20-F.

●	Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial. For details, see the risk factor with the same heading on page 56 in our most recent Annual Report on Form 20-F.

Risks Relating to the ADSs

●	The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors. For details, see the risk factor with the same heading on page 57 in our most recent Annual Report on Form 20-F.

●	If we do not satisfy the requirements for continued listing on Nasdaq Stock Market, the ADSs could be suspended or delisted from Nasdaq. For details, see the risk factor with the same heading on page 58 in our most recent Annual Report on Form 20-F.

●	The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price. For details, see the risk factor with the same heading on page 58 in our most recent Annual Report on Form 20-F.

Corporate Information

Quhuo Limited is an exempted company with limited liability incorporated in the Cayman Islands in June 2019 and a holding company of our group. We commenced operations through Beijing Quhuo Technology Co., Ltd., the VIE, in 2012. In July 2020, we completed our initial public offering of 3,788,100 ADSs, raising approximately US$32.5 million in net proceeds after deducting underwriting commissions and the offering expenses payable by us. The ADSs have been listed for trading on the Nasdaq Global Market under the symbol “QH” since July 2020. Effective on August 12, 2022, we changed the ratio of the ADSs to Class A ordinary shares from the then ADS ratio of one ADS to one Class A ordinary share to a new ADS ratio of one ADS representing ten Class A ordinary shares, par value US$0.0001 per share.

Our principal executive offices are located at 3rd Floor, Block A, Tonghui Building, No. 1132 Huihe South Street, Chaoyang District, Beijing, People’s Republic of China. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The telephone number of our principal executive office is (+86-10) 5923 6208. Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our main website is www.quhuo.cn. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, DE 19711.

The SEC maintains an Internet site, http://www.sec/gov, which contains reports, proxy and information statements, and other information regarding us. We also maintain an Internet site, http://ir.quhuo.cn/, for investors’ information.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in gross revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of our initial public offering, which is December 31, 2025. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed US$1.235 billion or we issue more than US$1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for corporate governance, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 20-F and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Relating to Our Corporate Structure

The PRC government may find that the contractual arrangements that establish our corporate structure for operating our business do not comply with applicable PRC laws and regulations, which could cause significant disruption to our business operations or our inability to assert contractual control over the assets of the VIE or its subsidiaries and our securities registered hereunder may decline in value or become worthless.

Current PRC laws and regulations impose certain restrictions on foreign ownership of companies that engage in certain business operations, such as value-added telecommunications services. In June 2018, MOFCOM and the NDRC promulgated the Special Management Measures (Negative List) for the Access of Foreign Investment, or the Negative List (2018 version), which became effective on July 28, 2018, in order to amend the Guidance Catalogue of Industries for Foreign Investment. In December 2021, MOFCOM and the NDRC promulgated the Negative List (2021 version) which took effect on January 1, 2022. Pursuant to the Negative List (2021 version), foreign investment in value-added telecommunications services (except for e-commerce, domestic multiparty communication, store and forward service and call center) falls within the Negative List. As a result, foreign investors can only conduct investment activities through equity or contractual joint ventures with certain shareholding requirements and approvals from competent authorities. PRC partners are required to hold the majority interests in the joint ventures and approval from MOFCOM and the Ministry of Industry and Information Technology, or MIIT, for the incorporation of the joint ventures and the business operations.

Current PRC laws and regulations impose restrictions or prohibitions on foreign ownership and investment in companies that engage in value-added telecommunications services. We are an exempted company incorporated in the Cayman Islands and do not have any substantive business operations on our own. Beijing Quhuo Information Technology Co., Ltd. is our wholly-owned PRC subsidiary and a foreign-invested enterprise under PRC laws. We conduct our business in China through the affiliated entities, and may in the future commence or acquire businesses that are subject to the restrictions with respect to value-added telecommunications services. Through the VIE agreements, which have not been tested in court, the shareholders of the VIE effectively assigned all of their voting rights underlying their respective equity interest in the VIE to us, which enabled us to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and we, through our WFOE, have the right to receive economic benefits from the VIE that could potentially be significant to the VIE and have the obligation to absorb losses of the VIE that could potentially be significant to the VIE. We have been and expect to continue to be dependent on the affiliated entities to operate our business in China. As a result of these contractual arrangements, we are considered the primary beneficiary of the VIE and consolidate the VIE as required by Topic 810, Consolidation of Accounting Standards Codification, or the ASC.

In the opinion of Commerce & Finance Law Offices, our PRC counsel, (1) the ownership structures of WFOE and the VIE currently do not result in any violation of the applicable PRC laws or regulations currently in effect; and (2) the contractual arrangements between WFOE, the VIE and its shareholders governed by PRC laws and regulations are currently valid and legally binding on each party thereto and enforceable in accordance with the terms thereof, subject, as to enforceability, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, the discretion of relevant governmental authorities in exercising their authority in connection with the interpretation and implementation thereof, and the application of relevant PRC laws and policies thereto, and to general equity principles. However, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. We have been advised by our PRC counsel, Commerce & Finance Law Offices, that there can be no assurance that the PRC government authorities will not take a view contrary to or otherwise different from the opinion of our PRC counsel. If the PRC government otherwise find that we are in violation of any existing or future PRC laws or regulations or lack the necessary permits or licenses to operate our and the affiliated entities’ business, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation:

●	revoking our and the affiliated entities’ business and operating licenses;

●	discontinuing or restricting any related-party transactions between our group and the affiliated entities;

●	imposing fines and penalties, confiscating the income from our company, or imposing additional requirements for our operations which we may not be able to comply with;

●	requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements and deregistering the equity pledges of the VIE, which in turn would affect our ability to consolidate, derive economic interests from, or direct the activities of the affiliated entities that most significantly impact their economic performance;

●	restricting or prohibiting our use of the proceeds of our initial public offering in July 2020 to finance our business and operations in China, particularly the expansion of our business through strategic acquisitions; or

●	restricting the use of financing sources by us or the affiliated entities or otherwise restricting our or their ability to conduct business.

Any of these events could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If occurrences of any of these events results in our inability to direct the activities of the affiliated entities in China, and/or our failure to receive the economic benefits from the affiliated entities, we may not be able to consolidate their financial results in our consolidated financial statements in accordance with U.S. GAAP. In addition, if the PRC government determines that the contractual arrangements constituting part of our VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, the securities registered hereunder may decline in value or become worthless if the determinations, changes, or interpretations result in our inability to assert contractual control over the assets of the VIE or its subsidiaries that conduct substantially all of our operations.

Any failure by the VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.

We have relied and expect to continue to rely on the contractual arrangements with the VIE and its shareholders to operate our business in China. For a description of these contractual arrangements, see “Item 4. Information on the Company — C. Organizational Structure” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

However, these contractual arrangements may not be as effective as direct ownership in providing us with control over the affiliated entities. Any of the affiliated entities, including the VIE and its shareholders, could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. For example, the VIE may fail to pass the annual inspection of the ICP license, which would negatively impact our business operations. In the event that the shareholders of the VIE breach the terms of these contractual arrangements and voluntarily liquidate the VIE, or the VIE declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to conduct some or all of our business operations or otherwise benefit from the assets held by the affiliated entities, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if the VIE undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of the assets of the VIE, thereby hindering our ability to operate our business as well as constrain our growth.

Furthermore, we are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct substantially all of our operations through the VIE and its subsidiaries in China. The securities offered in this prospectus are securities of our Cayman Islands holding company, and we do not have any equity ownership of the VIE, instead we receive the economic benefits of the VIE’s business operations and become the primary beneficiary of the VIE for accounting purposes through certain contractual arrangements. We treat the VIE and its subsidiaries as our consolidated affiliated entities for accounting purposes under U.S. GAAP and not the entities in which we own equity interest. The ADSs listed on the Nasdaq Stock Market represents shares of our Cayman Islands holding company instead of shares of the VIE or its subsidiaries in China. We may not be able to continue to satisfy the applicable requirements and rules with respect to such structure. If we are unable to satisfy the Nasdaq Stock Market criteria for maintaining our listing, our securities could be subject to delisting.

If the VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and contractual remedies, which we cannot assure you will be sufficient or effective under PRC law. Our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these agreements would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to direct the activities of the affiliated entities that most significantly impact their economic performance, and our ability to conduct our business may be negatively affected. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

The shareholders of the VIE may have actual or potential conflicts of interest with us, which may materially and adversely affect our business, financial condition and results of operations.

The shareholders of the VIE may have actual or potential conflicts of interest with us. These shareholders may breach, or cause the VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIE, which would have a material adverse effect on our ability to direct the activities of the affiliated entities that most significantly impact their economic performance and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with the VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainties as to the outcome of any such legal proceedings.

Uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Enterprise Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business, financial condition, results of operations and prospects.

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The current Foreign Investment Law does not mention concepts such as “actual control” and “controlling PRC companies by contracts or trusts” that were included in the previous drafts, nor does it specify regulations on controlling through contractual arrangements. As a result, this regulatory topic remains unclear under the Foreign Investment Law. However, since the Foreign Investment Law is relatively new, uncertainties still exist in relation to its interpretation and implementation, and failure to take timely and appropriate measures to cope with the regulatory-compliance challenges could result in a material adverse effect on us. For instance, though the Foreign Investment Law does not explicitly classify contractual arrangements as a form of foreign investment, it contains a catch-all provision under the definition of “foreign investment,” which includes investments made by foreign investors in China through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the Stale Council to provide for contractual arrangements as a form of foreign investment, at which time it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment in the PRC and if yes, how our contractual arrangements should be dealt with. In addition, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. In the worst-case scenario, we may be required to unwind our existing contractual arrangements and/or dispose of the relevant business operations, which could have a material adverse effect on our current corporate structure, corporate governance, business, financial condition, results of operations and prospects.

Risks Relating to Doing Business in China

Any actions by the Chinese government, including any decision to intervene or influence the operations of our PRC subsidiary or the affiliated entities or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our PRC subsidiary or the affiliated entities, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of our subsidiaries and the affiliated entities to operate in China may be impaired by changes in its laws and regulations, including those relating to value-added telecommunications service industry, taxation, land use rights, foreign investment limitations, and other matters.

The central or local governments of China may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our PRC subsidiary and the affiliated entities’ compliance with such regulations or interpretations. As such, our PRC subsidiary and the affiliated entities may be subject to various government actions and regulatory interference in the provinces in which they operate. They could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. They may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to maintain our listing status on a U.S. exchange in the future, and even when such permission is obtained, whether it will be later denied or rescinded. See “Item 3. Key Information — D. Risk Factors — Risks Related to Our Business and Industry — We may require additional capital to support the growth of our business, and this capital might not be available on reasonable terms or at all” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Accordingly, government actions in the future, including any decision to intervene or influence the operations of our PRC subsidiary or the affiliated entities at any time, or to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our PRC subsidiary or the affiliated entities, may limit or completely hinder our ability to offer or continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless. See “— The approval of and the filing with the CSRC or other PRC government authorities may be required in connection with our future offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing” for details.

The approval of and the filing with the CSRC or other PRC government authorities may be required in connection with our future offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, include, among other things, provisions that purport to require that an offshore special purpose vehicle, formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic enterprises or assets and controlled by PRC enterprises or individuals, to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rules and other PRC laws, the CSRC published on its official website relevant guidance regarding its approval of the listing and trading of special purpose vehicles’ securities on overseas stock exchanges, including a list of application materials. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. These opinions and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As these opinions were recently issued, official guidance to act upon and the interpretation thereof remain unclear at this time. We cannot assure that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all.

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, and five supporting guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual material events in mainland China.

The Overseas Listing Trial Measures further provides that, initial public offerings or listings in overseas markets by domestic companies, either in direct or indirect form shall be filed with the CSRC pursuant to the requirements of the Overseas Listing Trial Measures within three business days after the relevant application is submitted overseas. The companies that had already been listed on overseas stock exchanges prior to March 31, 2023 or the companies that had obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing prior to March 31, 2023 and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, but are required make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures. Companies that had already submitted an application for an initial public offering to overseas supervision administrations but had not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing prior to March 31, 2023 may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing. Companies, like us, that had already been listed overseas as of March 31, 2023 are not required to make immediate filing with the CSRC but are required to file with the CSRC within three business days after the completion of subsequent securities offerings in the same overseas market where its securities were previously offered and listed, or file the required filing materials with the CSRC within three working days after the submission of relevant application for subsequent securities offerings and listings in other overseas markets. If a PRC domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in the filing documents, such PRC domestic company may be subject to penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to warnings and fines.

In the opinion of Commerce & Finance Law Offices, our PRC legal counsel, any such future offering pursuant to a prospectus supplement to this prospectus will be subject to the Overseas Listing Trial Measures, and we are required to file for record through our major operating entity incorporated in the PRC with the CSRC within three business days after the completion of the initial offering pursuant to the prospectus supplement and make a summary report to the CSRC after the completion of offerings under this prospectus. In addition, an overseas listed company is required to report to the CSRC within three business days after the occurrence and announcement of any of the following material events: (1) a change of control of the listed company; (2) the investigation, sanction or other measures undertaken by any foreign securities regulatory agencies or authorities in respect of the listed company; (3) a change of listing status or transfer of listing segment; and (4) the voluntary or mandatory delisting of the listed company. If there is any material change of the principal business of the listed company after the overseas offering and listing so that the listed company is no longer required to file with the CSRC, it shall file a specific report and a legal opinion issued by a domestic law firm to the CSRC within three business days after the occurrence thereof.

There can be no assurance that we can complete the filing procedures, obtain the approvals or authorizations, or complete required procedures or other requirements in a timely manner, or at all. Any failure of us to fully comply with the regulatory requirements may subject us to regulatory actions, such as warnings and fines, which may limit our operating privileges in China, delay or restrict the repatriation of the proceeds from offshore fund-raising activities into the PRC or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of the ADSs.

Pursuant to the Negative List (2021 Version), if a PRC company engaging in the prohibited business stipulated in the Negative List (2021 Version) seeks an overseas offering and listing, it shall obtain the approval from the competent governmental authorities. The foreign investors of the issuer shall not be involved in the company’s operation and management, and their shareholding percentages shall be subject, mutatis mutandis, to the relevant regulations on the domestic securities investments by foreign investors. As the 2021 Negative List is relatively new, there remain substantial uncertainties as to the interpretation and implementation of these new requirements, and it is unclear as to whether and to what extent listed companies like us will be subject to these new requirements. If we are required to comply with these requirements and fail to do so on a timely basis, if at all, our business operation, financial condition and business prospect may be adversely and materially affected.

In addition, we cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us. If it is determined in the future that approval and filing from the CSRC or other regulatory authorities or other procedures, including the cybersecurity review under the Measures for Cybersecurity Review and the annual data security review under the Administrative Measures for Internet Data Security, are required for our offshore offerings, it is uncertain whether we can or how long it will take us to obtain such approval or complete such filing procedures and any such approval or filing could be rescinded or rejected. Any failure to obtain or delay in obtaining such approval or completing such filing procedures for our offshore offerings, or a rescission of any such approval or filing if obtained by us, may subject us to sanctions by the CSRC or other PRC regulatory authorities, which could materially and adversely affect our business, results of operations, financial condition and prospects, as well as the trading price of our listed securities. See “Item 4. Information on the Company — B. Business Overview — Regulations — Regulations Relating to Internet Information Security and Privacy Protection” in our most recent Annual Report on Form 20-F, which is incorporated by reference into this prospectus supplement. The CSRC or other PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt our offshore offerings before settlement and delivery of the shares offered. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for our prior offshore offerings, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our listed securities.

Furthermore, if we had inadvertently concluded that any approvals, permits, registrations or filings were not required, or if applicable laws, regulations or interpretations change in a way that requires us to obtain such approval, permits, registrations or filings in the future, we and the VIE may be unable to obtain such necessary approvals, permits, registrations or filings in a timely manner. Any such circumstance may subject us to fines and other regulatory, civil or criminal liabilities, and we may be ordered by the PRC government authorities to suspend relevant operations, which will materially and adversely affect our business operation. We may also be subject to regular inspections, examinations, inquiries or audits by regulatory authorities, and an adverse outcome of such inspections, examinations, inquiries or audits may result in the loss or non-renewal of the relevant licenses and approvals. Moreover, the criteria used in reviewing applications for, or renewals of licenses and approvals may change from time to time, and there can be no assurance that we will be able to meet new criteria that may be imposed to obtain or renew the necessary licenses and approvals. Many of such licenses and approvals are material to the operation of our business, and if we fail to maintain or renew material licenses and approvals, our ability to conduct our business could be materially impaired.

The ADSs may be delisted from a U.S. exchange and prohibited from being traded over-the-counter in the United States under the HFCAA if the PCAOB determines in the future that it is unable to fully inspect or investigate our auditors. The delisting and cease of trading of the ADSs, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors of the benefits of such inspections.

The HFCAA was enacted in December 2020 and was subsequently amended in December 2022. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, the Consolidated Appropriations Act was signed into law, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time.

According to Article 177 of the PRC Securities Law (last amended in March 2020), no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities in China. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. Therefore, the audit working papers of our financial statements may not be fully inspected by the PCAOB without the approval of the PRC authorities. The ADSs could be delisted and prohibited from being traded over-the-counter under the HFCAA if the PCAOB determines in the future that it is unable to fully inspect or investigate our auditor which has a presence in China.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to determine, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC adopted amendments to finalize the implementation of disclosure and documentation measures, which require us to identify, in our Annual Report on Form 20-F, (1) the auditors that provided opinions to the financial statements presented in the annual report, (2) the location where the auditors’ report was issued, and (3) the PCAOB ID number of the audit firm or branch that performed the audit work.

On August 26, 2022, the CSRC, the Ministry of Finance of China, and the PCAOB signed the Protocol, which established a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB has the sole discretion in selecting the subject of its inspections and investigations without input from the Chinese authorities, and procedures are in place to allow PCAOB inspectors and investigators to review complete audit working papers of accounting firms located in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, it remains unclear whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong, which depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

On October 6, 2022, the SEC conclusively named us as a “commission-identified issuer” following the filing of our Annual Report on Form 20-F for the year ended December 31, 2021. We dismissed Ernst & Young Hua Ming, or EY, and appointed Marcum Asia CPAs LLP, or Marcum Asia, as our independent registered public accounting firm, effective from October 31, 2022. EY, our former auditor, is an independent public accounting firm registered with the PCAOB. EY audited our financial statements for the fiscal years ended December 31, 2020 and 2021, included in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus. Our former auditor is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our former auditor, EY, is located in China, a jurisdiction where the PCAOB has been historically unable to conduct inspections without the approval of the relevant PRC authorities until December 2022 when the PCAOB vacated its previous determination. Our current auditor, Marcum Asia, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia is headquartered in New York, New York, and, as of the date of this prospectus, has not been determined by the PCAOB as being unable to be inspected or investigated completely. For the foregoing reasons, we do not expect to be identified as a “commission-identified issuer” following the filing of our Annual Report for the year ended December 31, 2022.

Notwithstanding the foregoing, our ability to retain an auditor subject to PCAOB inspection and investigation, including but not limited to inspection of the audit working papers related to us, may depend on the relevant positions of U.S. and Chinese regulators. If, in the future, we have been identified by the SEC for two consecutive years as a “commission-identified issuer” whose registered public accounting firm is determined by the PCAOB that it is unable to inspect or investigate completely because of a position taken by one or more authorities in China, the SEC may prohibit our shares or the ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. In addition, it remains unclear what the SEC’s implementation process related to the above rules will entail or what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on companies that have significant operations in China and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). We cannot assure you whether regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. If we fail to meet the new listing standards specified in the HFCAA, we could face possible delisting from the Nasdaq Stock Market, cessation of trading in over-the-counter market, deregistration from the SEC and/or other risks, which may materially and adversely affect the trading price of the ADSs or terminate the trading of the ADSs in the United States.

Furthermore, the PCAOB’s inability to conduct inspections in China in the past prevented it from fully evaluating the audits and quality control procedures of our prior independent registered public accounting firm. As a result, we and our investors were deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors with presence in China in the past made it more difficult to evaluate the effectiveness of our prior independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that were subject to the PCAOB inspections, which could cause investors and potential investors in our securities to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiary in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval or registration with appropriate government authorities to use cash generated from the operations of our PRC subsidiary and affiliated entities to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

In light of the flood of capital outflows of China in 2016 due to the weakening Renminbi, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of our shareholders regulated by such policies fails to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the ADSs.

We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares.

We are a holding company, and we may rely on dividends to be paid by our PRC subsidiary for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to the holders of the ADSs and our ordinary shares and service any debt we may incur. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, wholly foreign-owned enterprises in the PRC, such as WFOE, may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. Any limitation on the ability of our wholly-owned PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Risks Relating to Doing Business in Hong Kong

Potential political, economic and social instability in Hong Kong could have a significant impact upon the business we conduct in Hong Kong and the profitability of such business.

Political, economic or social unrest occurred in Hong Kong could lead to the disruption of the economic, political and social conditions in Hong Kong. If such events persist for a prolonged period of time or that the economic, political and social conditions in Hong Kong are to be disrupted, our overall business and results of operations may be adversely affected.

Our Hong Kong subsidiaries may be subject to amendments and changes of the laws and regulations of Hong Kong, which may be more stringent and compliance of such laws and regulations may result in adverse impact on the operations and financial condition of our Hong Kong subsidiaries.

Hong Kong is a Special Administrative Region of the PRC. Following British colonial rule from 1842 to 1997, China assumed sovereignty under the “one country, two systems” principle. The Hong Kong Special Administrative Region’s constitutional document, the Basic Law, ensures that the current political situation will remain in effect for 50 years. Hong Kong has enjoyed the freedom to function with a high degree of autonomy for its affairs, including currencies, immigration and customs operations, and its independent judiciary system and parliamentary system.

The legal system of Hong Kong is based on the principles of the rule of law and the independence of the judiciary and under the principle of ‘one country, two systems’, the Hong Kong legal system is based on the common law, supplemented by statutes.

Our Hong Kong subsidiaries are subject to the laws and regulations of Hong Kong. We face uncertainties as to future amendments and changes of the laws and regulations of Hong Kong, which may have impact on our Hong Kong subsidiaries. We cannot rule out the possibility that our Hong Kong subsidiaries may face more stringent legal requirements which in turn may affect their operations and we have to deploy more resources to comply with the new laws and regulations and therefore affect the financial positions of our Hong Kong subsidiaries.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we conduct in Hong Kong and accordingly on the results of our operations in Hong Kong and financial condition.

Our business operations in Hong Kong may be adversely affected by the current and future political environment in the PRC. The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The interpretations of many laws, regulations and rules may not always be uniform and the enforcement of these laws, regulations and rules may involve uncertainties for you and us. Our ability to operate in Hong Kong and conduct overseas business in Hong Kong may be harmed by these changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use and property ownership rights, and other matters. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in Hong Kong, which could in turn adversely affect the business we conduct in Hong Kong, results of our operations in Hong Kong and financial condition.

Sanctions and other measures could possibly be triggered in the future with regards to the development of national security laws and regulations in Hong Kong, where such sanctions and measures can cause economic harm to our business in Hong Kong.

On June 30, 2020, China’s National People’s Congress Standing Committee passed the national security law for the Hong Kong Special Administrative Region. Hong Kong’s Chief Executive promulgated it in Hong Kong later the same day. Among other things, it criminalizes separatism, subversion, terrorism and foreign interference in Hong Kong. The government believes the new law may bring about more stability to Hong Kong, which in turn may lay the foundation for commercial and economic activities to flourish.

On July 14, 2020, the then U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The imposition of sanctions such as those provided in the HKAA is in practice discretionary and highly political, especially in a relationship as extensive and complex as that between the United States and China.

Furthermore, legislative or administrative actions in respect of Sino-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our ordinary shares could be adversely affected.

In addition, we cannot rule out the possibility that further sanctions or other forms of penalties by foreign governments may be triggered in the future with regards to the development of national security laws and regulations in Hong Kong, where such sanctions and measures may cause economic harm to our business in Hong Kong.

Our Hong Kong subsidiaries may be subject to restrictions on paying dividends or making other payments to us, which may restrict its ability to satisfy liquidity requirements, conduct business and pay dividends to holders of our ordinary shares. Dividends payable to our foreign investors and gains on the sale of our ADSs by our foreign investors may become subject to taxation by the PRC.

Quhuo International conducts its business operations in Hong Kong. We have not declared or paid any cash dividends, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. However, if we decide in the future to pay dividends, our ability to pay dividends and meet other obligations also depends upon the receipt of dividends or other payments from our subsidiaries in Hong Kong which either generates revenue from operations in Hong Kong or receives dividends or other distributions from its subsidiary in China. There are currently no restrictions of transferring funds between our Cayman Islands holding company and our subsidiaries in Hong Kong or limitations on the ability of our Hong Kong subsidiaries to issue dividends or other distributions to its overseas shareholders. However, we cannot assure you that the oversight of the PRC government will not be extended to companies operating in Hong Kong like our Hong Kong subsidiaries. There is a possibility that the PRC government could prevent our cash maintained in Hong Kong from leaving or the PRC government could restrict the deployment of cash in to our business or for the payment of dividends. Any such controls or restrictions may adversely affect our ability to finance our cash requirements, service debt or make dividend or other distributions to our shareholders and could result in a material adverse change to our business operations, our prospects, financial condition, and results of operations, and could cause our ordinary shares to significantly decline in value or become worthless.

If certain existing or future laws of the PRC become applicable to our Hong Kong subsidiaries, it may adversely affect our Hong Kong business, financial condition and results of operations in Hong Kong, and/or the value of our ADSs.

Except for the Basic Law, national laws of the PRC do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong.

The laws and regulations in the PRC are evolving, and their enactment timetable, interpretation and implementation are subject to changes and uncertainties. To the extent any PRC laws and regulations become applicable to our Hong Kong subsidiaries, we may be subject to the risks and uncertainties associated with the legal system in the PRC, including with respect to the enforcement of laws and the possibility of changes of rules and regulations from time to time. If certain existing or future laws of the PRC become applicable to our Hong Kong subsidiaries, it may adversely affect our Hong Kong business, financial condition and results of operations in Hong Kong, any of which may cause a negative impact on the value of our ADSs.

The PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of PRC must conduct their business activities. If our Hong Kong subsidiaries were to become subject to such direct influence or discretion, it may result in a material change in our operations in Hong Kong and/or the value of our ordinary shares, which would materially affect the interest of the investors.

While the PRC government currently does not exert direct influence and discretion over the manner in which we conduct our business activities outside of mainland China, there is no guarantee that we will not be subject to such direct influence or discretion in the future due to changes in laws or other unforeseeable reasons.

The PRC legal system is evolving rapidly and the PRC laws, regulations, and rules may change quickly with little advance notice. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of these decisions, the interpretation of these laws, rules and regulations may contain inconsistences, the enforcement of which involves uncertainties. The PRC government has exercised and continues to exercise substantial control over many sectors of the PRC economy through regulation and/or state ownership. Government actions have had, and may continue to have, a significant effect on economic conditions in the PRC and businesses which are subject to such government actions.

While the PRC government currently does not exert direct influence and discretion over the manner in which we conduct our business activities outside of mainland China, if our operations in Hong Kong were to become subject to the direct intervention or influence of the PRC government at any time due to changes in laws or other unforeseeable reasons, it may require a material change in our operations in Hong Kong and/or result in increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In addition, the market prices of our ADSs could be adversely affected as a result of anticipated negative impacts of any such government actions, as well as negative investor sentiment towards Hong Kong-based companies subject to direct PRC government oversight and regulation, regardless of our actual operating performance. There can be no assurance that the Chinese government would not influence our operations in Hong Kong at any time.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These forward-looking statements are made under the “safe-harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Known and unknown risks, uncertainties and other factors, including those listed under the section of “Risk Factors” in this prospectus and “Item 3. Key Information — D. Risk Factors” to our most recent Annual Report on Form 20-F filed with the SEC on April 20, 2023 and incorporated by reference in this prospectus, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to,” “potential,” “plan,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategies and financial needs. These forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	the trends and expected growth of gig economy, the on-demand consumer service market, and workforce operational solution platform market in China;

●	our expectations regarding the demand for and market acceptance of our services;

●	our expectations regarding our relationships with industry customers, workers, strategic partners and other stakeholders;

●	competition in our industry;

●	relevant government policies and regulations relating to our industry; and

●	assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. You should read thoroughly this prospectus (as supplemented or amended) and the information incorporated by reference in this prospectus with the understanding that our actual future results may be materially different from, or worse than, what we expect. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In addition, the rapidly changing nature of the on-demand consumer service market and workforce operational solution platform market results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Unless we indicate otherwise in a prospectus supplement, we plan to use the net proceeds from the sale of the securities for general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report of foreign private issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more of the following ways:

●	to or through underwriters or dealers;

●	through agents;

●	directly to one or more purchasers; or

●	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or any dealers acting for us or on our behalf may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may distribute securities from time to time in one or more of transactions:

●	at a fixed price or prices, which may be changed;

●	at prices relating to prevailing market prices at the time of sale;

●	at varying prices determined at the time of sale; or

●	at negotiated prices.

A prospectus supplement with respect to the offered securities will describe the terms of the offering of the securities, including, to the extent applicable:

●	the name or names of any underwriters, dealers or agents;

●	any public offering price or purchase price of the securities or other consideration therefor,

●	the proceeds from such sale;

●	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchanges on which the securities may be listed.

Sale through Underwriters or Dealers

If we use underwriters for the sale of securities, they will acquire securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriter or underwriters of a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Sales through Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

Direct Sales

We may also sell securities directly without using agents, underwriters, or dealers.

Market Making, Stabilization and Other Transactions

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in an applicable prospectus supplement.

Derivative Transactions and Hedging

We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loan of Pledge of Securities

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below and the common law by the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 shares comprising of (i) 300,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 6,296,630 shares as Class B ordinary shares of a par value of US$0.0001 each, and (iii) 193,703,370 shares of such class (or classes) as the board of directors of the Company may determine in accordance with our memorandum and articles of association.

Memorandum and Articles of Association

The following are summaries of material provisions of our currently effective second amended and restated memorandum and articles of association and of the Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, insofar as they relate to the material terms of our ordinary shares.

Board of Directors

See “Item 6. Directors, Senior Management and Employees — C. Board Practices” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Ordinary Shares

General. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of shareholders. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person other than Mr. Leslie Yu or his affiliates, or upon a change of ultimate beneficial ownership of any Class B ordinary share to any person other than Mr. Leslie Yu or his affiliates, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors, subject to our second amended and restated memorandum and articles of association. In addition, our shareholders may by an ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our second amended and restated memorandum and articles of association provide that our directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of our directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, our company may pay a dividend out of either our profit or share premium account, provided that in no circumstances may a dividend be paid if, immediately after this payment, this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting rights. Holders of Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote by our shareholders, except as may otherwise be required by law or provided for in our second memorandum and articles of association. Voting at any shareholders’ meeting is by show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded. A poll may be demanded by the chairman of such meeting or any shareholder present in person or by proxy at the meeting. On a poll, each Class A ordinary share entitles the holder thereof to one vote, and each Class B ordinary share entitles the holder thereof to 15 votes.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares cast by those shareholders entitled to vote who are present or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our second amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our second amended and restated memorandum and articles of association. We may, among other things, subdivide or consolidate our shares by ordinary resolution.

Transfer of ordinary shares. Subject to the restrictions in our second amended and restated memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

●	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the transfer was lodged with us, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice requirement of Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended, nor the register closed for more than 30 calendar days in any calendar year as our board may determine.

Liquidation. On a return of capital or the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on shares and forfeiture of shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, repurchase and surrender of shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors or by the shareholders by special resolution. Our company may also repurchase any of our shares (including any redeemable shares) on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders.

Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if our company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Issuance of additional shares. Our second memorandum and articles of association authorizes our board of directors to issue additional Class A ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our second memorandum and articles of association also authorizes our board of directors to issue from time to time out of the authorized share capital of the company (other than the authorized but unissued ordinary shares) series of preferred shares and to determine, with respect to any series of preferred shares in their absolute discretion and without approval of the shareholders; provided, however, before any preferred shares of any such series are issued, the directors shall by resolution of directors determine, with respect to any series of preferred shares, the terms and rights of that series, including but not limited to:

●	the designation of the series;

●	the number of shares to constitute the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of books and records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than our memorandum and articles of association, register of mortgages and charges and special resolutions of our shareholders). See “Where You Can Find More Information.”

Anti-takeover provisions. Some provisions of our second amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our second amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company: does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of our company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (1) three fourths in value of the shareholders or class of shareholders, as the case may be, or (2) a majority in number representing three fourths in value of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case, present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow English case law precedents and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, the company to challenge:

●	an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

●	an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company; and

●	an action which requires a resolution with a qualified (or special) majority which has not been obtained.

Indemnification of directors and executive officers and limitation of liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our second memorandum and articles of association provides that our directors and officers and the personal representatives of the same shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in or about the conduct of the company’s business or affairs (including as a result of any mistake of judgment), provided that the indemnity shall not extend to any matter in respect of any willful default, fraud or dishonesty which may attach to any of said persons.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our second amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder action by written consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our second amended and restated memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our second amended and restated memorandum and articles of association allow our shareholders holding not less than one-third of all votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition a shareholder’s meeting, in which case our directors shall convene an extraordinary general meeting. Other than this right to requisition a shareholders’ meeting, our second amended and restated articles of association do not provide our shareholders other right to put proposal before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Act but our second amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our second amended and restated memorandum and articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (1) becomes bankrupt or makes any arrangement or composition with his creditors; (2) is found to be or becomes of unsound mind or dies; (3) resigns his office by notice in writing to the company; (4) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; or (5) is removed from office pursuant to any other provisions of our second amended and restated memorandum and articles of association.

Transactions with interested shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with the fiduciary duties which they owe to the company under Cayman Islands law, including the duty to ensure that, in their opinion, any such transactions entered into are bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Restructuring.

A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company: (1) is or is likely to become unable to pay its debts; and (2) intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (1) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (2) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Dissolution; winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variations of rights of shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our second amended and restated articles of association, if at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may be materially and adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by the creation or issue of further shares with preferred or other rights including without limitation the creation of shares with enhanced or weighted voting rights.

Amendment of governing documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our second amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of non-resident or foreign shareholders. There are no limitations imposed by our second amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our second amended and restated memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, registers and delivers the ADSs. Each ADS represents ownership of ten Class A ordinary shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS also represents ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “— Jurisdiction and Arbitration.”

The following is a summary of the material provisions of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR, which are filed as exhibit 2.3 to our annual report on Form 20-F for the fiscal year ended December 31, 2022.

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

●	Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

●	Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Payment of Taxes.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

●	Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

●	Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary shall not be obligated to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs) U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place. There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

●	Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the Class A ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of Nasdaq and any other stock exchange on which the ADSs are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees
To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)	Up to US$0.05 per ADS issued

Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled

Distribution of cash dividends	Up to US$0.05 per ADS held

Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held

Distribution of ADSs pursuant to exercise of rights	Up to US$0.05 per ADS held

Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held

Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

●	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

●	Expenses incurred for converting foreign currency into U.S. dollars.

●	Expenses for cable, telex and fax transmissions and for delivery of securities.

●	Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

●	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

●	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

●	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you, or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary maintains ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary maintains facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

●	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

●	are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

●	are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

●	are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

●	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

●	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

●	disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

●	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In the deposit agreement, we agree to indemnify the depositary under certain circumstances.

Jurisdiction and Arbitration

The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement which may include claims arising under the U.S. federal securities laws, and that the depositary may in its sole direction, require that any claim or dispute arising from the relationship created by the deposit agreement be referred to and finally settled by an arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Although ADS holders, including holders that acquired ADSs in a secondary transaction, are subject to the arbitration provisions of the deposit agreement, the arbitration provisions do not preclude ADS holders from pursuing claims under the U.S. federal securities laws in federal courts. The arbitration provision of the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Jury Trial Waiver

The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

●	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

●	compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

●	when you owe money to pay fees, taxes and similar charges;

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, or

●	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

●	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

DESCRIPTION OF PREFERRED SHARES

The particular terms of each issue or series of preferred shares will be described in the applicable prospectus supplement. This description will include, where applicable, a description of:

●	the title and nominal value of the preferred shares;

●	the number of preferred shares we are offering;

●	the liquidation preference per preferred share, if any;

●	the issue price per preferred share (or if applicable, the calculation formula of the issue price per preferred share);

●	whether preferential subscription rights will be issued to existing shareholders;

●	the dividend rate per preferred share, dividend period and payment dates and method of calculation for dividends;

●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

●	the relative ranking and preferences of the preferred shares as to dividend rights (preferred dividend if any) and rights if we liquidate, dissolve or wind up the Company;

●	the procedures for any auction and remarketing, if any;

●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

●	any listing of the preferred shares on any securities exchange or market;

●	whether the preferred shares will be convertible into our ordinary shares or preferred shares of another category, and, if applicable, conditions of an automatic conversion into ordinary shares, if any, the conversion period, the conversion price, or how such price will be calculated, and under what circumstances it may be adjusted;

●	voting rights, if any, of the preferred shares;

●	preemption rights, if any;

●	other restrictions on transfer, sale or assignment, if any;

●	a discussion of any material or special Cayman Islands or United States federal income tax considerations applicable to the preferred shares;

●	any limitations on issuances of any class or series of preferred shares ranking senior to or on a parity with the series of preferred shares being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

●	any rights attached to the preferred shares regarding the corporate governance of our company, which may include, for example representation rights to the board of directors; and

●	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred shares.

Our board of directors may cause us to issue from time to time, out of our authorized share capital (other than the authorized but unissued ordinary shares), series of preferred shares in their absolute discretion and without approval of the shareholders; provided, however, before any preferred shares of any such series are issued, our board of directors shall by resolution of directors determine, with respect to any series of preferred shares, the terms and rights of that series.

When we issue preferred shares under this prospectus and the applicable prospectus supplement, the shares will be fully paid and non-assessable and will not have, or be subject to, any pre-emptive or similar rights.

The issuance of preferred shares could adversely affect the voting power of holders of ordinary shares and reduce the likelihood that holders of ordinary shares will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of our ordinary shares. The issuance of preferred shares also could have the effect of delaying, deterring or preventing a change in control of our company.

DESCRIPTION OF DEBT SECURITIES

We may issue series of debt securities, which may include debt securities exchangeable for or convertible into ordinary shares or preferred shares. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered by this prospectus may be secured or unsecured, and may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus may be issued under an indenture between us and the trustee under the indenture. The indenture may be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement on Form F-3, of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate and by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We may issue any amount of debt securities under the indenture, which may be in one or more series with the same or different maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any related pricing supplement, relating to any series of debt securities being offered, the offering price, the aggregate principal amount offered and the terms of the debt securities, including, among other things, the following:

●	the title of the debt securities;

●	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

●	any limit on the aggregate principal amount of the debt securities;

●	the date or dates on which we will repay the principal on the debt securities and the right, if any, to extend the maturity of the debt securities;

●	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for any interest payment date;

●	the place or places where the principal of, premium, and interest on the debt securities will be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

●	any obligation or right we have to redeem the debt securities pursuant to any sinking fund or analogous provisions or at the option of holders of the debt securities or at our option, and the terms and conditions upon which we are obligated to or may redeem the debt securities;

●	any obligation we have to repurchase the debt securities at the option of the holders of debt securities, the dates on which and the price or prices at which we will repurchase the debt securities and other detailed terms and provisions of these repurchase obligations;

●	the denominations in which the debt securities will be issued;

●	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

●	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

●	the currency of denomination of the debt securities;

●	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

●	if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

●	the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

●	any provisions relating to any security provided for the debt securities;

●	any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

●	any addition to or change in the covenants described in the indenture with respect to the debt securities;

●	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

●	a discussion of material income tax considerations applicable to the debt securities;

●	any other terms of the debt securities, which may modify any provisions of the indenture as it applies to that series; and

●	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable for and/or convertible into ordinary shares or preferred shares. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for exchange or conversion, which can be mandatory, at the option of the holder or at our option, and the manner in which the number of ordinary shares, preferred shares or other securities to be received by the holders of debt securities would be calculated.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, unless we otherwise specify in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

General

We may issue warrants to purchase ordinary shares, preferred shares, debt securities or any combination of these securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued and exercised;

●	the currency or currencies in which the price of such warrants will be payable;

●	the securities purchasable upon exercise of such warrants;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	any material Cayman Islands or United States federal income tax consequences;

●	the antidilution provisions of the warrants, if any; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the subscription rights that will be filed with the SEC in connection with the offering of such subscription rights.

General

We may issue subscription rights to purchase ordinary shares, preferred shares, debt securities or other securities. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our shareholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our shareholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

●	the title of such subscription rights;

●	the securities for which such subscription rights are exercisable;

●	the exercise price for such subscription rights;

●	the number of such subscription rights issued to each shareholder;

●	the extent to which such subscription rights are transferable;

●	if applicable, a discussion of the material Cayman Islands or United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

●	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

●	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

●	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

●	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of securities at such exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the ordinary shares purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the units that will be filed with the SEC in connection with the offering of such units.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any unit agreement under which the units will be issued;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	whether the units will be issued in fully registered or global form.

EXPENSES

We will incur an SEC registration fee of US$33,060, and will also incur printing costs, legal fees and expenses, accounting fees and expenses, and others in connection with the offering of securities. Expenses of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

LEGAL MATTERS

We are being represented by Ellenoff Grossman & Schole LLP with respect to certain legal matters of U.S. federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices. Certain legal matters as to Hong Kong law will be passed upon for us by Watson Farley & Williams LLP. Ellenoff Grossman & Schole LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law, Commerce & Finance Law Offices with respect to matters governed by PRC law, and Watson Farley & Williams LLP with respect to matters governed by Hong Kong law.

EXPERTS

The consolidated financial statements as of December 31, 2022 and for the fiscal year ended December 31, 2022, incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2022 have been so incorporated in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of Marcum Asia CPAs LLP is 7 Penn Plaza, Suite 830, New York, NY 10001.

The consolidated financial statements of Quhuo Limited at December 31, 2021 and for each of the two years in the period ended December 31, 2021 appearing in Quhuo Limited’s Annual Report on Form 20-F for the year ended December 31, 2022 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The registered business address of Ernst & Young Hua Ming LLP is 50/F, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, People’s Republic of China.

ENFORCEMENT OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have the standing to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our directors and executive officers are nationals or residents of China, and all of their assets are located in China. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, DE 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us the courts of the Cayman Islands are unlikely (a) to recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, and (b) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided such judgment (a) is final and conclusive and for a liquidated sum, (b) is not in respect of taxes, a fine or a penalty, (c) inconsistent with a Cayman Islands judgment in respect of the same matter, (d) is not impeachable on the grounds of fraud, or (e) is not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

Commerce & Finance Law Offices, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the PRC would (a) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, and (b) entertain original actions brought in the PRC against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Commerce & Finance Law Offices have advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

Hong Kong

Watson Farley & Williams LLP, our counsel as to Hong Kong law, have advised us that Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if: (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. Under the Exchange Act, we file Annual Reports on Form 20-F and other information with the SEC. We also furnish to the SEC under cover of Form 6-K material information required to be made public in our home country, filed with and made public by any stock exchange on which we are listed or distributed by us to our shareholders. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a website that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

This prospectus and any prospectus supplement are part of a registration statement on Form F-3 that we filed with the SEC and do not contain all of the information in the registration statement. You may inspect a copy of the registration statement through the SEC’s website, as provided above. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC after the date of this prospectus and before the termination or completion of this offering will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

The documents we are incorporating by reference are:

●	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on September 5, 2023, including Exhibits 99.1 and 99.2 thereto;

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on April 20, 2023; and

●	the description of the securities contained in our registration statement on Form 8-A12B initially filed with the SEC on June 30, 2020, pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and we may also incorporate certain reports on Forms 6-K that we furnish to the SEC by identifying in such Forms that they are being incorporated by reference into this Form F-3 after (i) the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement (if they state that they are incorporated by reference into such registration statement) and (ii) the date of this prospectus prior to the termination of this offering (if they state that they are incorporated by reference into this prospectus). In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Quhuo Limited
3rd Floor, Block A, Tonghui Building
No. 1132 Huihe South Street
Chaoyang District, Beijing 100020
The People’s Republic of China
Telephone: (+86-10) 5923 6208

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2022 and in our reports on Form 6-K incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since December 31, 2022.